As filed with the Securities and Exchange Commission on February 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BM Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	82-310369
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

201 King of Prussia Road, Suite 350

Wayne, PA 19087

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Luvleen Sidhu

Chief Executive Officer

201 King of Prussia Road, Suite 350

Wayne, PA 19087

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan H. Talcott

E. Peter Strand

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

(202) 689-2806

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price(1)(2)		Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,927,059	$13.96	(2)	$26,901,744		$2,934.98
Warrants to purchase common stock	6,945,778	$2.91	(3)	—	(5)	—	(5)
Common Stock, par value $0.0001 per share, underlying the Warrants	6,945,778	$14.41	(4)	$100,088,661		$10,919.67
Common Stock, par value $0.0001 per share, underlying the Public Warrants	17,250,000	$11.50	(6)	$198,375,000		$21,642.71
Total						$35,497.37

(1)	In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional common shares in accordance with Rule 416(a) under the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on February 10, 2021, as reported on the NYSE American Market.
(3)	Estimated in accordance with Rule 457(c) under the Securities Act. The price per share is based on the average of the high and low prices of the Registrant’s warrants on February 10, 2021, as reported on the NYSE American Market.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The price per share is based upon (a) the exercise price per warrant of $11.50 per share plus (b) the average of the high and low prices of the Registrant’s warrants on February 10, 2021 as reported on the NYSE American Market.
(5)	No separate fee due in accordance with Rule 457(i).
(6)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED February 12, 2021

BM Technologies, Inc.

Up to 8,872,837 Shares Common Stock

6,945,778 Warrants to Purchase Common Stock

The selling stockholders named in this prospectus (the “Selling Stockholders”) may offer and sell from time to time up to 8,872,837 shares of our common stock, par value $0.0001 per share, and warrants to purchase up to 6,945,778 shares of common stock, consisting of:

●	up to 1,927,059 shares of common stock issued in a private placement pursuant to subscription agreements entered into on August 5, 2020 (the “PIPE Shares”);

●	up to 6,945,778 warrants to purchase shares of common stock issued in a private placement to MFA Investor Holdings LLC (the “Sponsor”) and Chardan Capital Markets, LLC (the “Placement Warrants”), 1,311,501 of which were subsequently transferred to certain recipients of PIPE Shares; and

●	up to 6,945,778 shares of common stock issuable upon exercise of the Placement Warrants.

In addition, this prospectus relates to the offer and sale of up to 17,250,000 shares of common stock that are issuable by us upon the exercise of outstanding warrants that were previously registered (the “Public Warrants”).

The selling stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or warrants, except with respect to amounts received by us upon the exercise of the warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or warrants. See “Plan of Distribution” beginning on page 104 of this prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our common stock and warrants are listed on the NYSE American under the symbols “BMTX” and “BMTX.W,” respectively. On February 10, 2021, the last reported sales price of our common stock was $13.62 per share and the last reported sales price of our warrants was $2.84 per warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosure in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2021

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any Warrants. We will receive in cash the proceeds from any exercise of Warrants and issuance of such shares underlying the Warrants pursuant to this prospectus.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On January 4, 2021, Megalith Financial Acquisition Corp. (“Megalith”), MFAC Merger Sub Inc., (“Merger Sub”) and BankMobile Technologies, Inc. (“BankMobile”) consummated the transactions contemplated by the Merger Agreement (as defined below) and completed a private sale of Megalith’s common stock in a PIPE Financing (collectively, the “Business Combination”), following the approval at the special meeting of the stockholders of Megalith held on December 21, 2020 (the “Special Meeting”). In connection with the closing of the Merger, the registrant changed its name from Megalith Financial Acquisition Corp. to BM Technologies, Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “BM Technologies,” “we,” “us,” “our” and similar terms refer to BM Technologies, Inc. and its consolidated subsidiaries. References to “Megalith” or “MFAC” refer to our predecessor company prior to the consummation of the Business Combination.

ii

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements about our:

●	ability to recognize the benefits from the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth effectively;

●	financial performance following the Business Combination;

●	ability to maintain the listing of our common stock and the Public Warrants on NYSE American;

●	ability to grow and retain our client base and add new business partners;

●	ability to provide effective client support and induce our clients to renew and upgrade the technology offerings and services we provide for them;

●	ability to expand our sales organization to address effectively existing and new markets that we intend to target;

●	ability to forecast and maintain an adequate rate of revenue growth and appropriately plan our expenses;

●	expectations regarding future expenditures;

●	future mix of revenue and effect on gross margins;

●	attraction and retention of qualified employees and key personnel;

●	ability to compete effectively in a competitive industry;

●	ability to protect and enhance our corporate reputation and brand;

●	expectations concerning our relationships and actions with our technology and banking partners and other third parties;

●	ability to enter into new deposit servicing agreements or interchange arrangements prior to the expiration of the agreements with our current partner bank, on favorable terms;

●	impact from future regulatory, judicial, and legislative changes in our industry;

●	impact from general economic conditions and the effects of the COVID-19 pandemic and associated response;

●	ability to locate and acquire complementary technologies or services and integrate them into our business; and

●	future arrangements with, or investments in, other entities or associations.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

iii

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “our,” the “Company,” “us,” and other similar terms refer to BM Technologies, Inc., a Delaware corporation, and its consolidated subsidiaries.

Overview

Recognizing the product delivery flexibility demanded by the changing needs of the U.S. population in general and the millennial generation in particular, and the low cost of non-traditional distribution channels, Customers Bancorp launched the BankMobile business as a key strategic initiative in January 2015. Today, we offer state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through branchless, nationwide, digital distribution channels.

We were established as the technology arm of Customers Bank (the “Bank”), a Pennsylvania-state chartered bank and wholly-owned subsidiary of Customers Bancorp, Inc. (NYSE: CUBI), a Pennsylvania corporation (“Customers Bancorp,” and together with the Bank, “Customers”) to facilitate deposits and banking services between a customer and an FDIC-insured partner bank. Today, we are one of the largest digital banking platforms in the country with over 2 million accounts serving middle income Americans, millennials and “digital natives” looking for a tech savvy banking experience. Our strategy is to generate sustainable revenue streams and “customers for life” through our technology platform and customer experience, which provide consumers with access to a full suite of banking products including checking, savings, personal loans, credit cards and student refinancing. We employ a customer centric approach with a focus on affordability, transparency and consumer friendly products. Our BaaS business model leverages well known partners’ existing students, customer and employee bases to achieve high volume, low cost customer acquisition relative to traditional banking models and provide deposit funding and loan sources to partner banks. Today we are employing this strategy in our Higher Education, White Label, and Workplace Banking businesses. Our digital banking platform includes modern cloud-based technology, proprietary onboarding screening, processing, and account servicing.

The Bank holds Company-serviced deposit accounts, deposit liabilities and related assets funded by the deposits held pursuant to applicable banking law, which requires that deposit accounts and liabilities are held by a chartered bank. We are not a bank, do not hold a bank charter, and do not have direct banking powers.

Company History

We are headquartered in Wayne, Pennsylvania. We were incorporated in May 2016 as a wholly-owned subsidiary of the Bank. In June 2016, Customers Bancorp acquired Higher One, Inc.’s Refund Management Disbursements Services business (the “Disbursement business”) and in December 2017 agreed to acquire the assets relating to the BlackboardPayTM financial aid credit balance disbursement solution from Blackboard Transact, Inc. On September 30, 2017, a portion of the operations, assets, and liabilities related to the BankMobile business were contributed by the Bank to us. On January 4, 2021, we became a publicly-listed company through our combination with Megalith Financial Acquisition Corporation, a Delaware special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets.

Business Combination

On January 4, 2021, Megalith Financial Acquisition Corp. (“Megalith”), MFAC Merger Sub Inc., (“Merger Sub”) and BankMobile Technologies, Inc. (“BankMobile”) consummated the transactions contemplated by the Merger Agreement (as defined below) and completed a private sale of Megalith’s common stock in a PIPE Financing (collectively, the “Business Combination”), following the approval at the special meeting of the stockholders of Megalith held on December 21, 2020 (the “Special Meeting”). In connection with the closing of the Merger, the registrant changed its name from Megalith Financial Acquisition Corp. to BM Technologies, Inc.

In connection with the Business Combination, on August 5, 2020, Megalith entered into subscription agreements with investors (“PIPE Investors”) to purchase 1,927,058 shares of Class A Common Stock in a private placement for $10.38 per share, for aggregate gross proceeds of approximately $20,002,872 (the “PIPE Financing”). In connection with the PIPE Financing, pursuant to that certain Sponsor Share Letter between the Sponsor and Megalith, the Sponsor agreed to transfer an additional 178,496 aggregate shares to certain of the PIPE Investors.

The PIPE Financing closed on January 4, 2021, and the issuance of an aggregate 1,927,058 shares of Class A common stock occurred immediately prior to the Business Combination. The sale and issuance was made to accredited investors in reliance on Rule 506 of Regulation D under the Securities Act. No separate fees or commissions were paid to the placement agents other than payments made to such institutions for other services rendered in connection with the Megalith initial public offering and/or the Business Combination.

Summary of Principal Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 7 before making a decision to invest in our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

●	We will be dependent on key individuals and the loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

●	We have a limited history operating as a separate entity and no history operating independently of Customers Bank, and our management team has limited experience managing us.

●	Our success depends in part on our ability to identify, recruit and retain skilled sales, management, and technical personnel.

●	Our business and future success may suffer if we are unable to continue to successfully implement our strategy.

●	We may not be able to grow adoption and retention rates.

●	Failure to manage future growth effectively could have a material adverse effect on our business, financial condition, and results of operations.

●	Our growth strategy is based on assumptions, which may not be accurate; additionally, macro trends and key partner actions are not fully within our control.

●	Our partnership with T-Mobile may expose us to additional risks.

●	The private label agreement with respect to T-Mobile MONEY has been renewed for an additional term of three years and may only be renewed for an additional term of two years by T-Mobile; T-Mobile’s failure to renew after the second term could have a material adverse effect on us.

●	To date, on a historical pro forma basis, we have derived our revenue from a limited number of products and markets. Our efforts to expand market reach and product portfolio may not succeed and may reduce revenue growth.

●	The length and unpredictability of the sales cycle for signing potential higher education institutional clients and white label partners could delay new sales of our products and services, which could materially and adversely affect our business, financial condition, and results of operations.

●	Our operating results may suffer because of substantial and increasing competition in the industries in which we do business.

●	We depend on a strong brand and a failure to maintain and develop that brand in a cost-effective manner may hurt our ability to expand our customer base.

●	We may be liable to customers or lose customers if we provide poor service or if we experience systems or product failures, if any agreements that we maintain with colleges, universities and white label partners are terminated or if other performance triggers or other performance conditions are triggered.

●	Demand for our banking products and other services may decline if we do not continue to innovate or respond to evolving technological changes.

●	A change in the availability of student loans or financial aid, as well as budget constraints, could materially and adversely affect our financial performance by reducing demand for our services.

●	A change in regulations related to interchange or methods of payments could materially and adversely affect our financial performance.

●	Our business depends on steady enrollment in traditional (on-campus) and non-traditional (online) institutions of higher education. The current COVID situation is creating uncertainty with individuals applying for the benefit of higher education.

●	Global economic and other conditions may adversely affect trends in consumer spending and demand for our products and services, which could materially and adversely affect our business, financial condition, and results of operations.

●	Our disbursement business depends in part on the current government financial aid regime that relies on the outsourcing of financial aid disbursements through higher education institutions.

●	Breaches of security measures, unauthorized access to or disclosure of data relating to clients, fraudulent activity, and infrastructure failures could materially and adversely affect our reputation or harm our financial condition and results of operations.

●	If we are unable to protect or enforce our intellectual property rights, we may lose a competitive advantage and incur significant expenses.

●	We may be subject to claims that our services or solutions violate the patents or other intellectual property of others, which would be costly and time-consuming to defend. If our services and solutions are found to infringe the patents or other intellectual property rights of others, we may be required to change our business practices or pay significant costs and monetary penalties.

●	Termination of, or changes to, the MasterCard association registration could materially and adversely affect our business, financial condition, and results of operations.

●	We capitalize certain development costs related to internal software development; this capitalized asset could become impaired if there are changes in our business model that impact the expected use of that software.

●	We are subject to risks associated with our line of credit and the terms of our line of credit may contractually limit our ability to incur additional indebtedness.

●	The fees that we will generate are subject to competitive pressures and are subject to change, which may materially and adversely affect our revenue and profitability.

●	We outsource critical operations, which will expose us to risks related to our third-party vendors.

●	Our ability to limit our liabilities by contract or through insurance may be ineffective or insufficient to cover future liabilities.

●	Failure to maintain an effective system of disclosure controls and internal control over financial reporting could affect our ability to produce timely and accurate financial statements or comply with applicable laws and regulations.

●	We are subject to various regulations related to higher education and disbursements.

●	Our bank partners are subject to extensive regulation as banks, which could limit or restrict our activities.

●	We will incur increased costs as a result of becoming a public company.

●	Our management team has limited experience in managing a public company and the business and financing activities of an organization of our size, which could impair our ability to comply with legal and regulatory requirements.

●	An active, liquid trading market for our common stock may not develop.

●	If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our common stock, the price of our common stock could decline.

●	Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

●	Provisions in our charter and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

●	Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

●	We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

●	Our Warrants become exercisable upon effectiveness of the Registration Statement to which this prospectus is a part, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Monocle’s initial public offering of units, the base offering of which closed on February 2019, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Our Business and Industry

We will be dependent on key individuals and the loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

Our success will depend on our ability to retain key individuals and other management personnel. Members of our senior management, including Ms. Luvleen Sidhu, our Chief Executive Officer, Robert Diegel, our Chief Operating Officer, Bob Ramsey, our Chief Financial Officer, and Andrew Crawford, our Chief Commercial Officer, have been integral in building our digital banking platform and developing and growing our disbursement business and white label banking program. In addition, several members of our senior management who had been employed by Higher One, Inc. prior to its acquisition by Customers Bancorp, have unique and valuable business experience, relationships and knowledge of the higher education disbursement business. We have entered into employment agreements with Ms. Luvleen Sidhu, Mr. Diegel and Mr. Crawford. However, the continued service of these individuals cannot be assured, and if we lose the services of any of these individuals, they would be difficult to replace, and Our business and development could be materially and adversely affected.

We have a limited history operating as a separate entity and no history operating independently of Customers Bank, and our management team has limited experience managing us.

We are a relatively new legal entity and have a limited operating history and no history operating independently of Customers Bank. An integral portion of our business was acquired by Customers Bancorp from Higher One in June 2016, and our business had been operating primarily as a division of Customers Bank, and since September 2017, a wholly-owned subsidiary of Customers Bank. Additionally, in response to regulatory requirements and market pressures, we recently made significant changes to our business, including the types and amounts of fees it charges to our customers, resulting in a material shift from our historical revenues. Although we entered into a Transition Services Agreement with Customers Bancorp, there may be additional risks and expenses that come from no longer operating as a division or wholly-owned subsidiary of a bank, such as increased compliance costs and licensing requirements. In addition, we have no history of managing cash, liquidity, financial obligations and resources, and other operational needs independent of Customers Bank. Because of our limited operating history, there are only limited historical results of operations for you to review and consider in evaluating our results of operations, and our prospects. We will be subject to the business risks and uncertainties associated with recently formed entities with limited operating history, including the risk that it will not achieve our strategic plan.

Our success depends in part on our ability to identify, recruit and retain skilled sales, management, and technical personnel.

Our future success depends upon our continued ability to identify, attract, hire, and retain highly qualified personnel, including skilled technical, management, product, technology, and sales and marketing personnel, all of whom are in high demand and are often subject to competing offers. Competition for qualified personnel in the technology industry is intense and there can be no assurance that we will be able to hire or retain a sufficient number of qualified personnel to meet our requirements, or that we will be able to do so at salary, benefit and other compensation costs that are acceptable. A loss of a substantial number of qualified employees, or an inability to attract, retain, and motivate additional highly skilled employees required for the expansion of our business, could have a material adverse effect on our business and growth prospects.

Our business and future success may suffer if we are unable to continue to successfully implement our strategy.

Our future success will depend, in part, on our ability to generate revenues by providing financial transaction services to higher education institutions and their students directly and through our referral partners, including TouchNet, and our ability to implement and grow our white label banking and Workplace businesses, including the growth and implementation of T-Mobile MONEY and our Google partnership. The market for these services has only recently developed and our viability and profitability is therefore unproven. Our business will be materially and adversely affected if we are unable to develop and market products and services that achieve and maintain market acceptance. Outsourcing disbursement services may not become as widespread in the higher education industry as anticipated, and our products and services may not achieve continued commercial success. In addition, higher education institutional clients could discontinue using our services and return to in-house disbursement and payment solutions. If outsourcing disbursement services does not become widespread, or if institutional clients return to their prior methods of disbursement, our growth prospects, business, financial condition, and results of operations could be materially and adversely affected.

Our strategic growth plan depends, in part, on our ability to enter into new agreements with higher education institutions and new white label partners. These contracts can generally be terminated by the client at will and, therefore, there can be no assurance that we will be able to maintain these clients or maintain agreements with clients on terms and conditions acceptable to us. In addition, we may not be able to continue to establish new relationships with higher education institutional clients or new white label partners at our historical growth rate or at all. The termination of current client contracts or an inability to continue to attract new clients could have a material adverse effect on our business, financial condition, and results of operations.

Not only are establishing new client relationships and maintaining current ones critical to our business, they are also essential components of our strategy for maximizing student usage of our products and services and attracting new student customers as well as our graduate strategy. A reduction in enrollment, a failure to attract and maintain student customers, as well as any future demographic trends that reduce the number of higher education students could materially and adversely affect our capability for both revenue and cash generation and, as a result, could have a material adverse effect on our business, financial condition, and results of operations.

Our strategic growth plan relies on our ability to increase customers’ debit card spending and attract them to our new products. If we are unable to increase debit card usage through product education, marketing, promotions, and technological improvements, or if debit card usage drops as a result of trends, market perception, or new or competing products, our growth prospects, financial condition, and results of operations could be materially and adversely affected.

Finally, an integral part of our growth strategy is our ability to expand our disbursements expertise into new markets and product offerings, including white label banking partnerships and credit products. Our management team has only limited experience forming white label banking partnerships and running a credit products business. If we are unable to develop a credit card program or white label banking program, if we cannot gain market adoption of the credit products business or white label products due to competition, regulatory issues or constraints or otherwise, if large businesses pursue other alternatives to a white label banking partnership, or if the market for white label products and services is smaller than anticipated, our earnings and results of operations will be adversely affected and we may not grow at our projected rates.

We may not be able to grow adoption and retention rates.

Our growth strategy and business projections contemplate a significant increase in adoption and retention rates for our products. A significant component of our growth strategy is dependent on our ability to have students of our higher education institution clients, and customers of our white label banking services, including T-Mobile MONEY customers and employees with our workplace banking partners, select our services and become long-term users of our products. In particular, our growth strategy will depend on our ability to successfully cross-sell our core products and services to students after they leave college as well as growth in product usage from white label and workplace banking customers. We may not be successful in implementing this strategy because these students and customers may believe that our products and services are unnecessary or unattractive. In addition to a sensitivity to adoption rates, we are also sensitive to retention rates. As students leave college or customers leave a white label partner or change employers, we will face increasing competition from banks and other financial services providers. Our failure to attract and retain students, employees, and other customers could have a material adverse effect on our prospects, business, financial condition, and results of operations. Our projections and models assume a significant increase in both adoption and retention rates. If these rates do not increase as projected, our growth, revenues and results of operations may not meet our projections.

Failure to manage future growth effectively could have a material adverse effect on our business, financial condition, and results of operations.

The continued rapid expansion and development of our business may place a significant strain upon our management, administrative, operational and financial infrastructure. Our growth strategy contemplates further increasing the number of our higher education institutional clients and student banking customers. The rate at which we have been able to establish relationships with our customers in the past, however, may not be indicative of the rate at which we will be able to establish additional customer relationships in the future. Further, our growth contemplates an increase in white label banking, including significant growth of T-Mobile MONEY and the Google partnership, and new initiatives with additional white label partners.

Our success will depend, in part, upon the ability of our executive officers to manage growth effectively. Our ability to grow will also depend on our ability to successfully hire, train, supervise, and manage new employees, obtain financing for capital needs, expand our systems effectively, allocate human resources optimally, assure regulatory compliance, and address any regulatory issues, maintain clear lines of communication between our operational functions and our finance and accounting functions, and manage the pressures on management, administrative, operational and financial infrastructure. There can be no assurance that we will be able to accurately anticipate and respond to the changing demands we will face as we continue to expand our operations, or that we will be able to manage growth effectively or achieve further growth at all. If our business does not continue to grow, or if we fail to manage any future growth effectively, our business, financial condition, and results of operations could be materially and adversely affected.

Our growth strategy is based on assumptions, which may not be accurate; additionally, macro trends and key partner actions are not fully within our control.

Our growth strategy and business outlook are based on estimates our management believes to be reasonable, but there are many factors that may be outside of management’s control or may be difficult to predict. Some of these uncertainties include:

●	Our growth strategy is depending on adding additional white label partners. The timing, size, and partnership terms are not fully known today and could have a significant impact on our outlook and results of operations. Currently, T-Mobile is our only material white label partner.

●	Our current white label business is significantly dependent on our white label business with T-Mobile, and T-Mobile’s efforts to market the program and promote growth in accounts. If T-Mobile does not market the product as expected, or if there are changes in the economic relationship with T-Mobile or its investment appetite in the business, it could impact our financial projections and results of operations.

●	Workplace Banking is a new and relatively unproven strategy; our outlook is based on estimated penetration rates of large employers. Those employers may not market the product as effectively as projected or utilize our platform to the extent projected; other unknown factors in this new business, such as the rate of adoption, promotional costs, and costs of signing new employer partners, may cause results to materially differ from our estimates.

●	Macro industry trends may impact the amounts of student disbursements or the likelihood that students choose a BankMobile-serviced account. Department of Education regulation, industry competition, the rise of competing low-cost products, or other unknown shifts could impact the growth in the student business. The lasting impact of COVID-19 on the higher education industry is still largely unknown, but changes in enrollment at our client schools or changes in the amounts disbursed could negatively impact projections and results of operations.

●	Student revenue growth is dependent on our ability to charge the current level of fees, which could be negatively impacted by competition or changes in industry trends. Revenue growth is also dependent on interchange income rates, ATM visits, and other factors that may shift over time.

●	Interest rates are unknown; higher rates of interest will increase the cost of our floating rate debt and may reduce the relative attractiveness of the deposit products we service for our partner banks. Interest rate changes may reduce the deposit servicing fee that is paid to us by our current partner bank or that we can charge to future partner banks.

●	Future bank partnerships will have individually negotiated terms; the economics of those partnerships may differ from the current arrangement. We have a commitment from our current bank partner through the end of 2022, but we may not be able to secure similar terms after that time.

Our partnership with T-Mobile may expose us to additional risks.

In February 2017, we entered into a significant strategic partnership with T-Mobile for the development and roll-out of a mobile banking platform, referred to as T-Mobile MONEY, which was publicly announced in the third quarter of 2018. The T-Mobile MONEY program was extended to the Sprint customers acquired by T-Mobile in August 2020. T-Mobile MONEY represents the most significant white label initiative undertaken by us to date. However, T-Mobile MONEY may not be as successful as currently expected for a variety of reasons, including customer adoption of the product, the level of marketing by T-Mobile, general economic conditions, competition and product alternatives and other factors. If T-Mobile MONEY does not reach the anticipated activity levels and deposit balances relating to T-Mobile MONEY customers are lower than expected, it could adversely affect our business, financial condition, and results of operations.

We have and will in the future create new products in connection with the T-Mobile MONEY offering, many of which will be complex, with possible conditional requirements, options, and variations, along with changes to terms that necessitate additional disclosures or actions to comply with legal and regulatory requirements. The offerings through T-Mobile MONEY may be marketed similar to retail products, with a variety of ancillary offerings, such as rewards programs, further increasing the inherent compliance risk. While we will have final authority on the design of products, some components of the product life cycle may be managed by T-Mobile, such as promotions of the product by T-Mobile. Since we will not have direct control over all aspects of the product life cycle, the relationship involves significant third party relationship management requirements, indicating a significant level of inherent compliance risk.

Demographically, the T-Mobile MONEY product seeks to serve a broader and more diverse population than traditional banking. The white label financial product market is very competitive, requiring products, channels, and services to be recalibrated often to remain attractive to potential customers and white label partners. As such, the level and maturity of new product approval processes, change management and the robustness of strategic planning must be sophisticated enough to respond to competitive demands with timely and meaningful evaluation of compliance risk.

Our agreements with white-label partners, such as T-Mobile, may expose us to additional compliance risk. For example, employees of the white label partner may be incentivized to promote the white label product under a discretionary compensation program to promote financial products to customers, thus increasing exposure to compliance risk. White-label partnerships may also expose us to issues in connection with privacy-related regulations based on the partner receiving certain data regarding the accountholders and their use of the program, which may also be used for marketing purposes. Opt-out and notice may be required in connection with these disclosures.

SMS text messaging will be used extensively in carrying out service-related communications and possibly marketing-related communications as well. Since express consent is required for service-related communications to wireless subscribers, it will be critical to ensure that the language in disclosures and the account agreement indicate this consent. Moreover, the consumer must have the right to revoke all of these communications to their wireless numbers. Failure to comply with the Telephone Consumer Protection Act of 1991, enforced by the Federal Communications Commission (“FCC”), could result in significant fines to T-Mobile and/or to us.

The private label agreement with respect to T-Mobile MONEY has been renewed for an additional term of three years and may only be renewed for an additional term of two years by T-Mobile; T-Mobile’s failure to renew after the second term could have a material adverse effect on us.

The private label agreement between Customers Bancorp, Inc. and T-Mobile that governs T-Mobile MONEY has an initial term of three years. Recently, the term was extended an additional three years to February 2023. The renewal term may be renewed for an additional term of two years at the option of T-Mobile. We will have the option to terminate at each renewal of the agreement. T-Mobile has no obligation to renew the agreement. T-Mobile’s failure to renew the agreement may have a material adverse effect on our business. Further, T-Mobile may renew the agreement on terms that are different or less favorable to us.

To date, on a historical pro forma basis, we have derived our revenue from a limited number of products and markets. Our efforts to expand market reach and product portfolio may not succeed and may reduce revenue growth.

While we will offer a digital banking platform and disbursements services to our customers, the lending products and services historically offered to non-enrolled students and other customers through our business have been limited. Many competitors offer a more diverse set of products and services to customers and operate in additional markets. While we intend to eventually broaden the scope of products offered to customers with our banking partners through our Banking as a Service (“BaaS”) strategy and mobile banking product offerings, there can be no assurance that these efforts will be successful. Our failure to broaden the scope of the products we offer to potential customers may inhibit the growth of repeat business from customers and harm our operating results of operation. There also can be no guarantee that we will be successful with respect to our expansion through our mobile banking platform with new partners and into new markets where we currently do not operate, which could also inhibit the growth of our business and results of operations.

The length and unpredictability of the sales cycle for signing potential higher education institutional clients and white label partners could delay new sales of our products and services, which could materially and adversely affect our business, financial condition, and results of operations.

The sales cycle between our business’ initial contact with potential higher education institutional clients, white label partners, and large employers and the signing of a contract with that client, partner or employer can be lengthy, as the individual agreements need to be negotiated and partnerships customized. As a result of this lengthy sales cycle, our ability to forecast accurately the timing of revenues associated with new sales is limited. The sales cycle will vary widely due to significant uncertainties, over which we have little or no control, including:

●	the individual decision-making processes of each higher education institutional client, white label partner or large employer, which typically include extensive and lengthy evaluations and will require spending substantial time, effort and money educating each client and partner about the value of our products and services;

●	the budgetary constraints and priorities and budget cycle of each higher education institutional client or partner;

●	the reluctance of higher education staff, white label partners or large employers to change or modify existing processes and procedures; and

●	the amount of customization and negotiation required for any given collaboration.

In addition, there is significant upfront time and expense required to develop relationships and there is no guarantee that a potential client will sign a contract with our business even after substantial time, effort and money has been spent on the potential client. A delay in our ability or a failure to enter into new contracts with potential higher education institutional clients could materially and adversely affect our business, financial condition, and results of operations.

Our operating results may suffer because of substantial and increasing competition in the industries in which we do business.

The market for our products and services is competitive, continually evolving and, in some cases, subject to rapid technological change. Our disbursement services compete against all forms of payment, including paper-based transactions (principally cash and checks), electronic transactions such as wire transfers and Automated Clearing House (“ACH”) payments and other electronic forms of payment, including card-based payment systems. Many competitors, including Blackboard, Heartland Payment Systems and Nelnet, Inc., provide payment software, products and services that compete with those us and our bank partners offer. In addition, the banking products and services offered on our platform will also compete with banks that focus on the higher education market, including U.S. Bancorp and Wells Fargo & Company. Future competitors may begin to focus on higher education institutions in a manner similar to us. We also face significant competition for our white label banking products and workplace banking services from other BaaS providers and digital consumer banking platforms such as Chime and Green Dot, as well as from traditional consumer banks. Many of our competitors will have substantially greater financial and other resources than we have, may in the future offer a wider range of products and services and may use advertising and marketing strategies that achieve broader brand recognition or acceptance. In addition, competitors may develop new products, services or technologies that render our products, services or technologies obsolete or less marketable. If we are unable to compete effectively against our competitors, our business, financial condition, and results of operations will be materially and adversely affected.

We depend on a strong brand and a failure to maintain and develop that brand in a cost-effective manner may hurt our ability to expand our customer base.

Maintaining and developing the “BankMobile,” “BankMobile’s Student Banking” and “BankMobile’s Disbursements” brands will be critical to expanding and maintaining our base of higher education institution clients, students and other accountholders. We believe the importance of brand recognition will increase as competition in our market further intensifies. Maintaining and developing our brand will depend largely on our ability to continue to provide high-quality products and services at cost effective and competitive prices, as well as after-sale customer service. While we intend to continue investing in our brand, no assurance can be given as to the success of these investments. If we fail to maintain and enhance our brand, incur excessive expenses in this effort or our reputation is otherwise tainted, including by association with the wider financial services industry or because of data security breaches or negative press, we may be unable to maintain loyalty among our existing customers or attract new customers, which could materially and adversely affect our business, financial condition, and results of operations.

We may be liable to customers or lose customers if we provide poor service or if we experience systems or product failures, if any agreements that we maintain with colleges, universities and white label partners are terminated or if other performance triggers or other performance conditions are triggered.

We are required to fulfill our contractual obligations with respect to our products and services and our high quality service to meet the expectations of customers. Failure to meet these expectations or fulfill our contractual obligations could cause us to lose customers and bear additional liability.

Because of the large amount of data we collect and manage, hardware failures and errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain significant inaccuracies. For example, errors in our processing systems could delay disbursements or cause disbursements to be made in the wrong amounts or to the wrong person. Our systems may also experience service interruptions as a result of undetected errors or defects in software, fire, natural disasters, power loss, disruptions in long distance or local telecommunications access, fraud, terrorism, accident or other similar reason, in which case we may experience delays in returning to full service, especially with regard to data centers and customer service call centers. If problems such as these occur, our customers may seek compensation, withhold payments, seek full or partial refunds, terminate their agreements or initiate litigation or other dispute resolution procedures. In addition, we may be subject to claims made by third parties also affected by any of these problems.

In addition, our agreements with colleges, universities, white label partners and large employers contain and will contain certain termination rights, performance triggers and other conditions which, if exercised or triggered, may result in penalties and/or early termination of such agreements, which could cause us to be liable to customers or lose customers, thereby materially impacting our operations.

Demand for our banking products and other services may decline if we do not continue to innovate or respond to evolving technological changes.

We operate in a dynamic industry characterized by rapidly evolving technology and frequent product introductions. We rely on proprietary technology to pass on cost savings to customers and make our platform convenient for customers to access. In addition, we may increasingly rely on technological innovation as we introduce new products, expand current products into new markets, and operate a full-service digital banking platform. The process of developing new technologies and products is complex, and if we are unable to successfully innovate and continue to deliver a superior customer experience, customers’ demand for our banking products and other services may decrease and our growth and operations may be harmed.

A change in the availability of student loans or financial aid, as well as budget constraints, could materially and adversely affect our financial performance by reducing demand for our services.

The higher education industry depends heavily upon the ability of students to obtain student loans and financial aid. As part of our contracts with higher education institutional clients that use our disbursements services, students’ financial aid and other refunds are sent to us for disbursement. The fees that we will charge most of our clients will be based on the number of financial aid disbursements made to students. In addition, our relationships with higher education institutional clients will provide us with a market for BankMobile Vibe accounts, from which we anticipate we will derive a significant proportion of our revenues. If the availability of student loans and financial aid were to decrease, the number of enrolled students could decrease and our addressable market for student disbursement services would shrink. Future legislative and executive branch efforts to reduce the U.S. federal budget deficit or worsening economic conditions may require the government to severely curtail its financial aid spending, which could materially and adversely affect our business, financial condition, and results of operations. Changes in the availability and cost of student loans could also affect enrollment, in turn affecting our business, financial condition and results of operations.

A change in regulations related to interchange or methods of payments could materially and adversely affect our financial performance.

Future federal, state or network regulations could be changed in a way that could negatively affect our business. Additionally, with the advent of creative money movement systems that bypass card networks, a large future proportionate share of “spend” could leverage a less income producing method. In turn, these events could significantly reduce our interchange income from which we currently expect to derive a significant proportion of our revenues, which could adversely affect our financial condition and results of operations.

Our business depends on steady enrollment in traditional (on-campus) and non-traditional (online) institutions of higher education. The current COVID situation is creating uncertainty with individuals applying for the benefit of higher education.

The COVID-19 pandemic and associated response has put the higher education industry into a period of unprecedented disruption. Many physical campuses are closed or only partially available. Students are displaced and learning at a distance. There is uncertainty as to whether schools will open their physical campuses in some parts of the country, and for many, the upcoming semester may be postponed or cancelled. It is uncertain how quickly the U.S. education system, the economy and human behavior returns to business-as-usual, if at all. A sustained disruption in the higher education industry could affect the demand for disbursements and the number of higher education accounts and the use of such accounts, which could adversely affect our revenues, financial condition and results of operations.

Global economic and other conditions may adversely affect trends in consumer spending and demand for our products and services, which could materially and adversely affect our business, financial condition, and results of operations.

A decrease in consumer confidence due to the weakening of the global economy, or disruptions to on-campus schooling or consumer spending resulting from the COVID-19 pandemic, may cause decreased spending among our student and graduate customers and may decrease the use of account and card products and services. For example, interchange and card revenue for the three months ended September 30, 2020 decreased $2.5 million as compared to the three months ended September 30, 2019, and decreased $5.0 million for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, primarily resulting from lower interchange rates given shifts in consumer purchase categories, merchants, and larger average transaction sizes, mainly due to COVID-19. Increases in college tuition alongside stagnation or reduction in available financial aid may also restrict spending among college students and the size of disbursements, reducing the use of our account and card products and services and the demand for our disbursement services. Weakening economic conditions, such as decreases in consumer spending, increased consumer credit defaults and bankruptcies, inflation and rising unemployment, may also adversely affect the demand for and use of our white label products and workplace banking platform and associated products, which could materially and adversely affect our business, financial condition, and results of operations.

Our disbursement business depends in part on the current government financial aid regime that relies on the outsourcing of financial aid disbursements through higher education institutions.

In general, the U.S. federal government distributes financial aid to students through higher education institutions as intermediaries. Following the receipt of financial aid funds and the payment of tuition and other expenses, higher education institutions have typically processed refund disbursements to students by preparing and distributing paper checks. Our disbursements service provides higher education institutional clients with an electronic system for improving the administrative efficiency of this refund disbursement process. If the government, through legislation or regulatory action, restructured the existing financial aid regime in such a way that reduced or eliminated the intermediary role played by higher education financial institutions or limited or regulated the role played by service providers such as us, our business, results of operations and prospects for future growth could be materially and adversely affected.

Breaches of security measures, unauthorized access to or disclosure of data relating to clients, fraudulent activity, and infrastructure failures could materially and adversely affect our reputation or harm our financial condition and results of operations.

We will have access to certain “personally identifiable” information of customers, including student contact information, identification numbers and the amount of credit balances, which customers expect will be maintained confidentially. It is possible that hackers, customers or employees acting unlawfully or contrary to our policies or other individuals, could improperly access our or our vendors’ systems and obtain or disclose data about customers. Further, because customer data may also be collected, stored, or processed by third-party vendors, it is possible that these vendors could intentionally or negligently disclose data about our clients or customers. Data breaches could also occur at our bank partners, higher institution clients, white label partners and large employer partners, which could negatively affect our reputation, relationships with end users, and expose us and our clients and customers. Any such breaches or loss of data could negatively affect our business, growth prospects, financial condition, and results of operations.

We will rely to a large extent on sophisticated information technology systems, databases, and infrastructure, and will take reasonable steps to protect them. However, due to their size, complexity, content and integration with or reliance on third-party systems they are potentially vulnerable to breakdown, malicious intrusion, natural disaster and random attack, all of which pose a risk that sensitive data may be exposed to unauthorized persons or to the public. A breach of our information systems could lead to fraudulent activity, including with respect to our cards, such as identity theft, losses on the part of banking customers, additional security costs, negative publicity and damage to our reputation and brand. In addition, our customers could be subject to scams that may result in the release of sufficient information concerning the customer or our accounts to allow others unauthorized access to our accounts or our systems (e.g., “phishing” and “smishing”). Claims for compensatory or other damages may be brought against us as a result of a breach of our systems or fraudulent activity. If we are unsuccessful in defending against any resulting claims, we may be forced to pay damages, which could materially and adversely affect our profitability.

In addition, a significant incident of fraud or an increase in fraud levels generally involving our products, such as our cards, could result in reputational damage, which could reduce the use of our products and services. Such incidents of fraud could also lead to regulatory intervention, which could increase our compliance costs. Accordingly, account data breaches and related fraudulent activity could have a material adverse effect on our future growth prospects, business, financial condition, and results of operations.

If we are unable to protect or enforce our intellectual property rights, we may lose a competitive advantage and incur significant expenses.

Our business will depend on certain registered and unregistered intellectual property rights and proprietary information. We will rely on a combination of patent, copyright, trademark, service mark and trade secret laws, as well as nondisclosure agreements and technical measures (such as the password protection and encryption of our data and systems) to protect our technology and intellectual property rights, including our proprietary software. Existing laws will afford only limited protection for our intellectual property rights. Intellectual property rights or registrations granted to us may provide an inadequate competitive advantage or be too narrow to protect our products and services. Similarly, there is no guarantee that our pending applications for intellectual property protection will result in registrations or issued patents or sufficiently protect our rights. The protections outlined above may not be sufficient to prevent unauthorized use, misappropriation or disclosure of our intellectual property or technology and may not prevent competitors from copying, infringing, or misappropriating our products and services. We cannot be certain that others will not independently develop, design around or otherwise acquire equivalent or superior technology or intellectual property rights. If we are unable to adequately protect our intellectual property rights, our business and growth prospects could be materially and adversely affected.

One or more of the issued patents or pending patent applications relating to us may be categorized as so-called “business method” patents. The general validity of software patents and business method patents has been challenged in a number of jurisdictions, including the United States. Our patents may become less valuable or unenforceable if software or business methods are found to be a non-patentable subject matter or if additional requirements are imposed that our patents do not meet.

We also rely on numerous marks, trademarks and service marks, including “BankMobile,” “BankMobile Vibe” and “BankMobile Disbursements.” If the validity of these marks were challenged, our brand may be damaged or we may be required to face considerable expense defending or changing our marks.

We may incorporate open source software into our products. While the terms of many open source software licenses have not been interpreted by U.S. or foreign courts, such licenses could be construed in a manner that imposes conditions or restrictions on our ability to offer our products and services. In such event, we could be required to make the source code for certain of our proprietary software available to third parties, which may include competitors, to seek licenses from third-parties, to re-engineer, or to discontinue the offering of our products or services, or we could become subject to other consequences, any of which could adversely affect our business, revenues and operating expenses.

We may be subject to claims that our services or solutions violate the patents or other intellectual property of others, which would be costly and time-consuming to defend. If our services and solutions are found to infringe the patents or other intellectual property rights of others, we may be required to change our business practices or pay significant costs and monetary penalties.

The services and solutions that we provide may infringe upon the patents or other intellectual property rights of others. The industry in which we operate is characterized by frequent claims of patent or other intellectual property infringement. We cannot be sure that our services and solutions, or the products of others that we use or offer to our clients, do not and will not infringe upon the patents or other intellectual property rights of third parties, and we may have infringement claims asserted against us or our clients. If others claim that we have infringed upon their patents or other intellectual property rights, we could be liable for significant damages and incur significant legal fees and expenses. In addition, we have agreed to indemnify many of our clients against claims that the services and solutions provided by us infringe upon the proprietary rights of others. In some instances, the potential amount of these indemnities may be greater than the revenues received from the client. Regardless of merit, any such claims could be time-consuming, result in costly litigation, be resolved on unfavorable terms, damage our reputation or require us to enter into royalty or licensing arrangements. Such results could limit our ability to provide a solution or service to clients and have a material adverse effect on our business, results of operations or financial condition.

Termination of, or changes to, the MasterCard association registration could materially and adversely affect our business, financial condition, and results of operations.

The student checking account debit cards issued in connection with our disbursement business and the consumer checking account debit cards issued in connection with white label programs and workplace programs are subject to MasterCard association rules that could subject us to a variety of fines or penalties that may be levied by MasterCard for acts or omissions by us or businesses that work with us. The termination of the card association registration held by us or any changes in card association or other network rules or standards, including interpretation and implementation of existing rules or standards, that increase the cost of doing business or limit our ability to provide products and services and could materially and adversely affect our business, financial condition, and results of operations.

We capitalize certain development costs related to internal software development; this capitalized asset could become impaired if there are changes in our business model that impact the expected use of that software.

At September 30, 2020 our net carrying value of developed software was $45.4 million, which made up 53% of our consolidated assets. This amount reflects the capitalized cost, net of accumulated depreciation, of software that we developed internally as well as the remaining value of the acquired Higher One Disbursement business developed software. Changes in technology, our internal processes, or our business strategies or those of our partners could impact our ability to realize the value of our developed software, which could result in a write-down of the asset.

We are subject to risks associated with our line of credit and the terms of our line of credit may contractually limit our ability to incur additional indebtedness.

We have a line of credit with Customers Bank to borrow a principal amount of up to $10 million, subject to collateral requirements. The line of credit imposes certain conditions that may limit our operations. Under the line of credit, we are generally restricted from incurring additional debt other than from Customers Bank. In addition, we are prohibited from making dividends or distributions to shareholders or acquiring any company. We are also required to apply 50% of any new capital raised by us toward reducing the principal of the Loan. These restrictions may restrict our operations or strategic options and adversely affect our business, financial conditions or prospects.

Availability of borrowings under the line of credit is linked to the valuation of the collateral pursuant to a borrowing base mechanism. As such, declines in the fair market value of our investments which are collateral to the line of credit may reduce availability under our line of credit.

Our line of credit matures January 4, 2022. After the loan’s maturity, there can be no guarantee that we will be able to obtain financing on similar terms or at all.

The fees that we will generate are subject to competitive pressures and are subject to change, which may materially and adversely affect our revenue and profitability.

We will generate revenue from, among other sources, agreements with bank partners to share the banking services fees charged to our accountholders, interchange fees related to purchases made through our debit cards, deposit servicing fees from bank partners, and fees charged to our higher education institution clients.

In an increasingly price-conscious and competitive market, it is possible that to maintain our competitive position with higher education institutions, white label partners, and large employers, we may have to decrease the fees charged for our services. Similarly, in order to maintain our competitive position with partner banks, we may need to reduce deposit servicing fees we charge to partner banks. In order to maintain our competitive position with accountholders, we and our bank partners may need to reduce banking service fees charged to accountholders.

MasterCard could reduce the interchange rates, which it unilaterally sets and adjusts from time to time, which would negatively affect the interchange revenue that we share with our partner banks. In addition, accountholders may modify their spending habits and increase their use of ACH relative to their use of debit cards, as ACH payments are generally free, which could reduce the interchange fees remitted to us. If our fees are reduced as described above, our business, results of operations and prospects for future growth could be materially and adversely affected.

We have agreements in place with our current banking partner, Customers Bank, including a Transition Services Agreement, Deposit Processing Services Agreement and a License Agreement. The Transition Services Agreement will expire January 4, 2022, and the Deposit Processing Services Agreement will expire on December 31, 2022, and will automatically renew for three year terms unless either party elects not to renew. If we are unable to enter into deposit servicing agreements with new partner banks on favorable terms or at all, it could affect our revenues, results of operations and financial condition. In addition, upon the expiration of the Deposit Processing Services Agreement, the amount of interchange revenues we may earn will be dependent on entering into agreements with qualifying partner banks. See “— Our bank partners are subject to extensive regulation as banks, which could limit or restrict our activities.”

We outsource critical operations, which will expose us to risks related to our third-party vendors.

We have entered into contracts with third-party vendors to provide critical services, technology and software in our operations. These outsourcing partners include, among others: FIS, which provides back-end account and transaction data processing as well as web and application hosting services in secure data centers; MasterCard, which provides the payment network for our cards, as well as for certain other transactions; and Ubiquity Global Services, which provides customer care services.

Accordingly, we depend, in part, on the services, technology and software of these and other third-party service providers. In the event that these service providers fail to maintain adequate levels of support, do not provide high quality service, discontinue their lines of business, terminate our contractual arrangements or cease or reduce operations, we may be required to pursue new third-party relationships, which could materially disrupt our operations and could divert management’s time and resources. We may also be unable to establish comparable new third-party relationships on as favorable terms or at all, which could materially and adversely affect our business, financial condition, and results of operations.

Even if we are able to obtain replacement technology, software or services there may be a disruption or delay in our ability to operate our business or to provide products and services, and the replacement technology, software or services might be more expensive than those we have currently. The process of transitioning services and data from one provider to another can be complicated, time consuming and may lead to significant disruptions in our business. In addition, any failure by third-party service providers to maintain adequate internal controls could negatively affect our internal control over financial reporting, which could impact the preparation and quality of our financial statements.

Our ability to limit our liabilities by contract or through insurance may be ineffective or insufficient to cover future liabilities.

We will attempt to limit, by contract, our liability for damages arising from negligence, errors, mistakes or security breaches. Contractual limitations on liability, however, may not be enforceable or may otherwise not provide sufficient protection to us from liability for damages. We will maintain liability insurance coverage, including coverage for errors and omissions. It is possible, however, that claims could exceed the amount of applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may delay market acceptance of our products and services, any of which could materially and adversely affect our reputation and business.

Failure to maintain an effective system of disclosure controls and internal control over financial reporting could affect our ability to produce timely and accurate financial statements or comply with applicable laws and regulations.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal controls over financial reporting. Although management will be required to disclose changes made in internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of internal controls over financial reporting pursuant to Section 404 until the later of (i) the year following our first annual report required to be filed with the SEC or (ii) the date we do not qualify as an emerging growth company. This assessment will need to include disclosure of any material weaknesses identified by management in internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of internal control over financial reporting, provided that the independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting until the first annual report required to be filed with the Securities and Exchange Commission, or SEC, following the later of the date we are deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act, or the date that we do not qualify as an emerging growth company, as defined in the JOBS Act.

For the three year period ended December 31, 2019, our management and our independent registered public accounting firm identified a material weakness in control over financial reporting, which we have subsequently remediated. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. This material weakness related to the processing of a single vendor invoice that resulted in a material adjustment to the 2019 financial statements. Management corrected the misstatement in our financial statements and has remediated the control deficiency that caused the error by performing an extensive review of the contractual amounts due from this significant vendor and by implementing an effective review control over the completeness and accuracy of accounts receivable.

If we identify future material weaknesses in our internal control over financial reporting or fail to maintain effective internal controls and procedures or meet the demands that will be placed upon us as a public company, including the applicable requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Section 404 of the Sarbanes-Oxley Act, as applicable to us, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. If additional material weaknesses exist or are discovered in the future, and we are unable to remediate any such material weaknesses, our reputation, financial condition and operating results could suffer.

We are subject to various regulations related to higher education and disbursements.

Third-Party Servicer.

Because we provide services to some higher education institutions that involve handling federal student financial aid funds, we are considered a “third-party servicer” under Title IV, which governs the administration of federal student financial aid programs. Those regulations require a third-party servicer annually to submit a compliance audit conducted by outside independent auditors that cover the servicer’s Title IV activities. Each year we are and will be required to submit a “Compliance Attestation Examination of the Title IV Student Financial Assistance Programs” audit to the United States Department of Education (“ED”), which includes a report by an independent audit firm. This yearly compliance audit submission to ED provides comfort to our higher education institution clients that we are in compliance with applicable third-party servicer regulations. We also provide and will provide this compliance audit report to clients upon request to help them fulfill their compliance audit obligations as Title IV participating institutions.

Under ED’s regulations, a third-party servicer that contracts with a Title IV institution acts in the nature of a fiduciary in the administration of Title IV programs. Among other requirements, the regulations provide that a third-party servicer is jointly and severally liable with its client institution for any liability to ED arising out of the servicer’s violation of Title IV or its implementing regulations, which could subject us to material fines related to acts or omissions of entities beyond our control. ED is also empowered to limit, suspend or terminate the violating servicer’s eligibility to act as a third-party servicer and to impose significant civil penalties on the violating servicer. We may enter into “Tier 1” arrangements with educational institutions, which are subject to more stringent regulations than certain other “Tier 2” or “non-covered” arrangements.

Additionally, on behalf of our higher education institution clients, we are required to comply with ED’s cash management regulations regarding payment of financial aid credit balances to students and providing bank accounts to students that may be used for receiving such payments. In the event ED concludes that we have violated Title IV or its implementing regulations and should be subject to one or more sanctions, our business and results of operations could be materially and adversely affected. There is limited enforcement and interpretive history of Title IV regulations.

Final rules relating to Title IV Cash Management were published in the Federal Register on October 30, 2015. The Final Rules include, among others, provisions related to (i) restrictions on the ability of higher education institutions and third-party servicers like us to market financial products to students including sending unsolicited debit cards to students, (ii) prohibitions on the assessment of certain types of account fees on student accountholders, and (iii) requirements related to ATM access for student accountholders that became effective as of July 1, 2016. These regulations also require institutions to: offer students additional choices regarding how to receive their student aid funds (including prohibiting an institution from requiring students to open an account into which their credit balances must be deposited); provide a list of account options from which a student may choose to receive credit balance funds electronically, where each option is presented in a neutral manner and the student’s preexisting bank account is listed as the first and most prominent option with no account preselected; ensure electronic payments made to a student’s preexisting account are initiated in a manner as timely as, and no more onerous than, payments made to an account with the institution); include additional restrictions on the institution’s use of personally identifiable information; require that the terms of the contractual arrangements between institutions and schools be publicly disclosed; and require that schools establish and evaluate the contractual arrangements with institutions in light of the best financial interests of students. These regulations increase our compliance costs and could negatively affect our results of operations.

FERPA and GLBA.

Our higher education institution clients are subject to the Family Educational Rights and Privacy Act of 1995 (“FERPA”), which provides, with certain exceptions, that an educational institution that receives any federal funding under a program administered by ED may not have a policy or practice of disclosing education records or “personally identifiable information” from education records, other than directory information, to third parties without the student’s or parent’s written consent. Our higher education institution clients disclose to us certain non-directory information concerning their students, including contact information, student identification numbers and the amount of students’ credit balances. We believe that our higher education institution clients are and will be able to disclose this information without the students’ or their parents’ consent pursuant to one or more exceptions under FERPA. However, if ED asserts that we do not fall into one of these exceptions or if future changes to legislation or regulations require student consent before our higher education institution clients can disclose this information, a sizable number of students may cease using our products and services, which could materially and adversely affect our business, financial condition, and results of operations.

Additionally, as we are indirectly subject to FERPA, we cannot permit the transfer of any personally identifiable information to another party other than in a manner in which a higher education institution may disclose it. In the event that we re-disclose student information in violation of this requirement, FERPA requires our clients to suspend our access to any such information for a period of five years. Any such suspension could have a material adverse effect on our business, financial condition, and results of operations.

We also are and will be subject to certain other federal rules regarding safeguarding personal information, including rules implementing the privacy provisions of the Gramm-Leach-Bliley Act of 1999, or GLBA.

State Laws.

We may also become subject to similar state laws and regulations, including those that restrict higher education institutions from disclosing certain personally identifiable information of students. State attorneys general and other enforcement agencies may monitor our compliance with state and federal laws and regulations that affect our business, including those pertaining to higher education and banking, and conduct investigations of our business that are time consuming and expensive and could result in fines and penalties that have a material adverse effect on our business, financial condition, and results of operations.

Additionally, individual state legislatures may propose and enact new laws that will restrict or otherwise affect our ability to offer our products and services, which could have a material adverse effect on our business, financial condition, and results of operations.

In addition, regulations related to higher education change frequently, and new or additional regulations in the future may increase compliance costs, limit our business and prospects and adversely affect our results of operations.

Compliance with the various complex laws and regulations is costly and time consuming, and failure to comply could have a material adverse effect on our business. Additionally, increased regulatory requirements on our businesses may increase costs, which could materially and adversely affect our business, financial condition, and results of operations. If we do not devote sufficient resources to additional compliance personnel and systems commensurate with our anticipated growth, we could be subject to fines, regulatory scrutiny or adverse public reception to our products and services.

Our bank partners are subject to extensive regulation as banks, which could limit or restrict our activities.

Banking is a highly regulated industry and our bank partners will be subject to examination, supervision, and comprehensive regulation by various regulatory agencies. As a service provider, we will be required to comply with many of these regulations on behalf of our bank partners, which will be costly and restrict certain of our activities, including loans and interest rates charged and interest rates paid on deposits.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our bank partners, and our own business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks, our cost of compliance could adversely affect our ability to operate profitably.

The Dodd-Frank Act Wall Street Reform and Consumer Protection Act, enacted in July 2010, which we refer to as the Dodd-Frank Act, instituted major changes to the banking and financial institutions regulatory regimes in light of the recent performance of and government intervention in the financial services sector. The “Durbin Amendment” of the Dodd-Frank Act limits the amount of interchange fees chargeable by a bank with over $10 billion in assets. Additional legislation and regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could significantly affect our revenues, business and operations in substantial and unpredictable ways. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power could have a negative impact on our bank partners, and by extension, a negative impact on us. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputational damage, which could have a material adverse effect on our bank partners and on our own business, financial condition, and results of operations. Customers Bank, our current banking partner, is now over $10 billion in assets and subject to the Durbin Amendment, which could have an adverse effect on our business. Pursuant to the Deposit Processing Services Agreement between us and Customers Bank, Customers Bank will reimburse us for a portion of the interchange fee lost as a result of the effects of Customers Bank being subject to the Durbin Amendment. However, we may not be able to find another banking partner that is not subject to the Durbin Amendment in future or at all, or on terms that are attractive to us, and having a banking partner that is subject to the Durbin Amendment could reduce interchange revenue and negatively affect our prospects and results of operations.

Risk Related to our Common Stock

We will incur increased costs as a result of becoming a public company.

As a public company, we have incurred and will continue to incur significant legal, accounting, insurance, and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC. The expenses incurred by public companies for reporting and corporate governance purposes generally have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. In estimating these costs, we took into account expenses related to insurance, legal, accounting, and compliance activities, as well as other expenses not currently incurred. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees, or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, and other regulatory action and potentially civil litigation.

Our management team has limited experience in managing a public company and the business and financing activities of an organization of our size, which could impair our ability to comply with legal and regulatory requirements.

Our management team has had limited public company management experience or responsibilities, and has limited experience managing a business and related financing activities of our size. This could impair our ability to comply with various legal and regulatory requirements, such as public company compliance and filing required reports and other information required on a timely basis. It may be expensive to develop, implement and maintain programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting obligations imposed by such laws and regulations, and we may not have the resources to do so. Any failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

An active, liquid trading market for our common stock may not develop.

There has not been a public sustained market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the further development of a trading market on NYSE American or otherwise in the future or how active and liquid that market may become. If an active and liquid trading market does not develop, you may have difficulty selling any of our common stock. Among other things, in the absence of a liquid public trading market:

●	you may not be able to liquidate your investment in shares of common stock;

●	you may not be able to resell your shares of common stock at or above the price attributed to them in the business combination;

●	the market price of shares of common stock may experience significant price volatility; and

●	there may be less efficiency in carrying out your purchase and sale orders.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock could be negatively affected. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our common stock could decline. If one or more of these analysts cease to cover our common stock, we could lose visibility in the market for our stock, which in turn could cause our common stock price to decline.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Certain shares of our common stock are freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers, and other affiliates, as that term is defined in the Securities Act, which are restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. Certain of our stockholders and members of our management have rights, subject to certain conditions, to require us to file registration statements covering shares of our common stock or to include shares in registration statements that we may file for ourselves or other stockholders. Any such sales, including sales of a substantial number of shares or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. We may also issue shares of our common stock or securities convertible into our common stock from time to time in connection with financings, acquisitions, investments, or otherwise. Any such issuance could result in ownership dilution to you as a stockholder and cause the trading price of our common stock to decline.

Provisions in our charter and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our amended and restated certificate of incorporation and bylaws contain provisions to limit the ability of others to acquire control of the Company or cause us to engage in change-of-control transactions, including, among other things:

●	provisions that authorize our board of directors, without action by our stockholders, to authorize by resolution the issuance of shares of preferred stock and to establish the number of shares to be included in such series, along with the preferential rights determined by our board of directors; provided that, our board of directors may also, subject to the rights of the holders of preferred stock, authorize shares of preferred stock to be increased or decreased by the approval of the board of directors and the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the corporation;

●	provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of stockholders to propose matters for consideration at stockholder meetings; and

●	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and reelection once every three years on a rotating basis.

These provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our business in a tender offer or similar transaction. With our staggered board of directors, at least two annual meetings of stockholders will generally be required in order to effect a change in a majority of our directors. Our staggered board of directors can discourage proxy contests for the election of directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to gain control of our board of directors in a relatively short period of time.

Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We will have the ability to redeem outstanding warrants (excluding any placement warrants held by our Sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of our common stock equals or exceeds $24.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date we send proper notice of such redemption, provided that on the date it gives notice of redemption and during the entire period thereafter until the time it redeems the warrants, we have an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, it may exercise its redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.

Our Warrants become exercisable upon effectiveness of the Registration Statement to which this prospectus is a part, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 24,195,778 shares of our common stock will become exercisable upon effectiveness of the Registration Statement to which this prospectus is a part. These warrants consist of 17,250,000 warrants originally included in the units issued in Megalith’s IPO and 6,945,778 private placement warrants. Each warrant entitles its holder to purchase one share of our common stock at an exercise price of $11.50 per share and will generally expire at 5:00 p.m., New York time, on January 4, 2026 or earlier upon redemption of our common stock. To the extent warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to our then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of our common stock.

USE OF PROCEEDS

All of the shares of common stock and Warrants offered by the Selling Stockholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Shareholders in disposing of their shares of common stock and Warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE American listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of common stock issuable upon such exercise. We will use any such proceeds for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

Our Common Stock and Warrants are listed on NYSE American Market under the symbols “BMTX” and “BMTX.W,” respectively. The offering price of the shares of common stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The actual offering price by the Selling Stockholders of the shares of Common Stock and the Warrants covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the Selling Stockholders or as otherwise described in the section entitled “Plan of Distribution.”

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock and Warrants are currently listed on the NYSE American under the symbols “BMTX” and “BMTX.W,” respectively. Prior to the consummation of the Business Combination, our common stock and our Warrants were listed on the NYSE American under the symbols “MFAC,” and “MFAC.W,” respectively. As of February 10, 2021, following the completion of the Business Combination, there were 502 holders of record of our common stock and 10 holders of record of our Warrants.

Dividend Policy

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of its initial business combination. The payment of cash dividends by the Company in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the board of directors of the Company. Further, the Company’s term loan agreement with Customers Bank prohibits the Company from issuing any dividends or making any distributions to shareholders.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information is prepared in accordance with Article 11 of Regulation S-X to give effect to the acquisition of BankMobile by Megalith. The unaudited pro forma condensed combined financial information presents the pro forma effects of the reverse recapitalization (as described below) between Megalith and BankMobile and the PIPE investment.

The following pro forma condensed combined balance sheet as of September 30, 2020 assumes that the merger occurred on September 30, 2020 and reflects all Megalith public shares redeemed subsequent to September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 presents the pro forma effect of the Business Combination as if it had occurred on January 1, 2019 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 presents the pro forma effect of the business combination as if it had occurred on January 1, 2019 and reflects all Megalith public shares redeemed subsequent to September 30, 2020.

The pro forma combined financial statements do not necessarily reflect what BM Technologies financial condition or results of operations would have been had the merger occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma consolidated financial statements are described in the accompanying notes, which should be read in conjunction with, the following:

●	Megalith’s unaudited interim consolidated financial statements and related notes as of and for the nine months ended September 30, 2020 included elsewhere in this prospectus. Megalith’s historical financial information used for the pro forma reflects 543,390 Megalith public shares redeemed subsequent to September 30, 2020.

●	BankMobile’s unaudited interim financial statements and related notes as of and for the nine months ended September 30, 2020 included elsewhere in this prospectus.

●	Megalith’s audited financial statements and related notes for the year ended December 31, 2019 included elsewhere in this prospectus.

●	BankMobile’s audited financial statements and related notes for the year ended December 31, 2019 included elsewhere in this prospectus.

●	Megalith’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, which is included in the final proxy statement/prospectus relating to the Business Combination filed by us on December 11, 2020.

●	Our Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

The merger between BankMobile and Megalith was accounted for as a reverse recapitalization for which BankMobile was determined to be the accounting acquirer based on the following factors:

●	Customers held a voting interest of more than 50% in BM Technologies;

●	BankMobile’s former management make up the new leadership team of BM Technologies; and

●	BankMobile is the larger entity by revenue and net income (loss) and will largely drive the core operations of the combined entity.

In addition, two officers and one independent director of Customers Bancorp and Customers Bank are shareholders of Customers Bancorp and also own 559,787 of Megalith Founder shares or 4.7% of the equity share capitalization of BM Technologies. Their 4.7% ownership interest when combined with Customers Bancorp’s ownership interest in BM Technologies increased Customers Bancorp’s ownership interest to more than 50% at closing. Other factors were considered but they would not change the preponderance of factors indicating that BankMobile was the accounting acquirer.

The merger between BankMobile and Megalith was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Megalith was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization was treated as the equivalent of BankMobile issuing stock for the net assets of Megalith, accompanied by a recapitalization. The net assets of Megalith is stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization are those of BankMobile.

Description of the Merger

Pursuant to the Merger Agreement, Megalith acquired all of the issued and outstanding equity interests of BankMobile in exchange for cash and equity. The initial purchase price was based on an enterprise value of BankMobile and consisted of $23.1 million of cash transferred to Customers Bank (subject to adjustments as defined in the Merger Agreement), and the remaining value was in the form of shares of BM Technologies Class A common stock.

The following summarizes the consideration issued at closing of the reverse recapitalization at a $10.38 share price:

Total Consideration (in thousands, except shares)	Amounts	Shares
Share consideration - BankMobile	$64,617	6,225,135
Cash consideration - BankMobile	23,125	—
Total Merger Consideration	$87,742	6,225,135

The equity share capitalization of BM Technologies at close is as follows:

Total capitalization (in thousands, except shares)	Amounts	Shares
BM Technologies shares issued to Customers Bancorp’s shareholders and BM Technologies employees	$64,617	6,225,135
Megalith public shareholders	27,669	2,651,614
Megalith Founders shares	7,472	719,802
Megalith Founders shares in PIPE investment	2,003	192,955
Megalith shares issued in PIPE investment	19,853	1,912,599
Megalith shares issued for deal related costs	2,606	198,197
Total Merger Consideration	$124,220	11,900,302

Megalith Investor Holdings, LLC also relinquished all Class B shares for 0.7 million Class A shares and additionally contributed capital to the Private Investment in Public Equity (“PIPE”) investment. BM Technologies has not included the impact of warrants vesting within its earnings per share calculations, as they were not dilutive at September 30, 2020. Excludes 300,000 Founders shares subject to vesting and forfeiture unless our stock price reaches $15 per share for 20 out of 30 days.

Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2020

(amounts in thousands)	Historical BankMobile September 30, 2020	Historical Megalith September 30, 2020	Pro Forma Adjustments	Notes	Pro Forma Combined Post Merger September 30, 2020
ASSETS
Cash and cash equivalents	$16,776	$11	$11,727	A	$28,514
Accounts receivable, net	8,382	—	—		8,382
Receivable from Customers Bank	2,038	—	—		2,038
Prepaid expenses and other current assets	353	75	—		428
Total current assets	27,549	86	11,727		39,362
Marketable securities held in Trust Account (1)	—	27,669	(27,669)	E	—
Premises and equipment, net	436				436
Developed software, net	45,351	—	—		45,351
Goodwill	5,259	—	—		5,259
Other intangibles, net	5,150	—	—		5,150
Other assets	1,690	—	—		1,690
Total assets	$85,435	$27,755	$(15,942)		$97,248
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities	$15,298	$982	$—		$16,280
Borrowings from Customers Bank	40,000	—	(8,834)	H	31,166
Current portion of operating lease liabilities	701	—	—		701
Deferred revenue	2,449	—	—		2,449
Total current liabilities	58,448	982	(8,834)		50,596
Operating lease liabilities	596	—	—		596
Other liabilities	120	6,771	(6,771)	P	120
Total liabilities	$59,164	$7,753	$(15,605)		$51,312

Commitments and contingencies:
Class A common stock subject to possible redemption (1)	$—	$15,002	$(15,002)	K	$—
Shareholders’ equity:					—
Class A common stock	—	—	1	B	1
Class B common stock	—	1	(1)	L	—
Additional paid in capital	62,209	2,655	20,323	C	85,187
Retained earnings (accumulated deficit)	(35,938)	2,344	(5,658)	D	(39,252)
Total shareholders’ equity	26,271	5,000	14,665		45,936
Total liabilities and shareholders’ equity	$85,435	$27,755	$(15,942)		$97,248

(1)	Reflects 543,390 Megalith public shares redeemed, for a total amount of $5.6 million, subsequent to September 30, 2020.

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2019

(amounts in thousands, except share and per share data)	Historical BankMobile December 31, 2019	Historical Megalith December 31, 2019	Pro Forma Adjustments	Notes	Pro Forma Combined Post-Merger December 31, 2019

Operating revenues:
Interchange and card revenue	$28,124	$—	$—		$28,124
Servicing fees from Customers Bank	27,425	—	—		27,425
Account fees	10,937	—	—		10,937
University fees	4,964	—	—		4,964
Other	857	—	—		857
Total revenues	72,307	—	—		72,307
Operating expenses:
Technology, communication and processing	27,310	—	—		27,310
Salaries and employee benefits	22,758	—	—		22,758
Professional services	10,646	60	—		10,706
Professional services with related party	—	200	—		200
Provision for operating losses	9,367	—	—		9,367
Occupancy	1,791	—	—		1,791
Occupancy with related party	—	24			24
Customer related supplies	1,538	—	—		1,538
Advertising and promotion	1,354	—	—		1,354
Merger and acquisition related expenses	100	159	(259)	AA	—
Other	4,744	356	—		5,100
Total expenses	79,608	799	(259)		80,148
Loss from operations	(7,301)	(799)	259		(7,841)
Non-operating income (expenses):
Interest income on marketable securities held in Trust Account	—	3,951	(3,951)	BB	—
Interest expense	(535)	—	—		(535)
(Loss) income before income tax expense	(7,836)	3,152	(3,692)		(8,376)
Income tax expense	27	788	(788)	CC	27
Net (loss) income	$(7,863)	$2,364	$(2,904)		$(8,403)

Weighted average shares outstanding of Class A common stock (1)	100	16,928,889			11,900,302
Basic and diluted net income per share, Class A	$(78,630)	$0.18			$(0.71)

Weighted average shares outstanding of Class B common stock	N/A	4,232,222			—
Basic and diluted net income per share, Class B	N/A	$(0.14)			N/A

(1)	Pro forma assumptions reflect 543,390 Megalith public shares redeemed subsequent to September 30, 2020.

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2020

(amounts in thousands, except share and per share data)	Historical BankMobile September 30, 2020	Historical Megalith September 30, 2020	Pro Forma Adjustments	Notes	Pro Forma Combined Post-Merger September 30, 2020

Operating revenues:
Interchange and card revenue	$16,813	$—	$—		$16,813
Interchange fees from Customers Bank	3,240	—	—		3,240
Servicing fees from Customers Bank	15,604	—	—		15,604
Account fees	8,517	—	—		8,517
University fees	4,028	—	—		4,028
Other	1,326	—	—		1,326
Total revenues	49,528	—	—		49,528
Operating expenses:
Technology, communication and processing	20,586	—	—		20,586
Salaries and employee benefits	19,796	—	—		19,796
Professional services	7,286	45	—		7,331
Professional services with related party	—	146	—		146
Provision for operating losses	3,326	—	—		3,326
Occupancy	1,240	—	—		1,240
Occupancy with related party	—	18			18
Customer related supplies	717	—	—		717
Advertising and promotion	693	—	—		693
Merger and acquisition related expenses	452	1,012	(1,464)	AAA	—
Other	2,668	232	—		2,900
Total expenses	56,764	1,453	(1,464)		56,753
Loss from operations	(7,236)	(1,453)	1,464		(7,225)
Non-operating income (expenses):
Interest income on marketable securities held in Trust Account	—	1,404	(1,404)	BBB	—
Interest expense	(1,146)	—	—		(1,146)
(Loss) income before income tax expense	(8,382)	(49)	60		(8,371)
Income tax expense	21	263	(263)	CCC	21
Net (loss) income	$(8,403)	$(312)	$323		$(8,392)

Weighted average shares outstanding of Class A common stock (1)	100	10,566,869			11,900,302
Basic and diluted net income per share, Class A	$(84,030)	$0.09			$(0.71)

Weighted average shares outstanding of Class B common stock	N/A	4,232,222			—
Basic and diluted net income per share, Class B	N/A	$(0.31)			N/A

(1)	Pro forma assumptions reflect 543,390 Megalith public shares redeemed subsequent to September 30, 2020.

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Basis of Presentation

The merger between a subsidiary of Megalith and BankMobile was accounted for as a Reverse Recapitalization in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Under this method of accounting, Megalith was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of BankMobile issuing stock for the net assets of Megalith, accompanied by a recapitalization. The net assets of Megalith are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization are those of BankMobile.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the merger occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December, 31, 2019 presents pro forma effect of the merger as if it had been completed on January 1, 2019 and the nine months ended September 30, 2020 presents the pro forma effect of the business combination as if it had occurred on January 1, 2019. These periods are presented on the basis of BankMobile being the accounting acquirer and reflect the redemption of 543,390 Megalith public shares subsequent to September 30, 2020.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 was prepared using, and should be read in conjunction with, the following:

●	Megalith’s unaudited balance sheet as of September 30, 2020 and the related notes for the period ended September 30, 2020, which are included in this prospectus; and

●	BankMobile’s unaudited balance sheet as of September 30, 2020 and the related notes for the period ended September 30, 2020, which are included in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and nine months ended September 30, 2020 were prepared using, and should be read in conjunction with, the following:

●	Megalith’s audited statement of operations for the year ended December 31, 2019 and the related notes, which are included in this prospectus;

●	Megalith’s unaudited statement of operations for the three and nine months ended September 30, 2020 and the related notes, which is included in this prospectus;

●	BankMobile’s audited statement of operations for the year ended December 31, 2019 and the related notes, which are included in this prospectus; and

●	BankMobile’s unaudited statement of operations for the three and nine months ended September 30, 2020 and the related notes, which are included this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information also does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the merger.

The pro forma adjustments reflecting the completion of the merger are based on certain currently available information and certain assumptions and methodologies that BM Technologies believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and has been evaluated.

Note 2 - Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are directly attributable to the merger, factually supportable, and with respect to the statement of operations, are expected to have a continuing impact on the results of BM Technologies. The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change.

There were no intercompany balances or transactions between Megalith and BankMobile as of the dates and for the periods of these unaudited pro forma condensed combined financial statements. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed combined income tax returns for the periods presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Megalith’s shares outstanding, assuming the merger occurred on January 1, 2019 for the year and nine months ended December 31, 2019 and September 30, 2020, respectively.

The following adjustments have been reflected in the unaudited pro forma condensed combined financial information.

Adjustments to the pro forma condensed combined balance sheet as of September 30, 2020 (amounts in thousands, except share and per share amounts)

A.	Represents the pro forma adjustments to the cash and cash equivalents balance to reflect the following:

Investments held in Megalith Trust Account	$27,669	E
Transaction costs	(2,293)	F
Funds from PIPE investment	20,003	G
Debt repayment	(8,834)	H
Cash consideration to Customers Bank, net of estimated transaction costs and deferred underwriters’ fees	(23,125)	I
Reflects cash portion of settlement of $6.8 million of deferred underwriters’ fees	(1,693)	P
	$11,727	A

B.	Represents the pro forma adjustments to the Class A common stock to reflect the following:

Funds from PIPE investment	$—	G
Megalith Class A subject to redemption to permanent equity	—	K
Recapitalization of BankMobile equity and issuance of BM Technologies Class A common stock to Customers Bancorp’s shareholders	1	M
	$1	B

C.	Represents the pro forma adjustments to the additional paid in capital balance to reflect the following:

Funds from PIPE investment	$20,003	G
Cash consideration to Customers Bank	(23,125)	I
Megalith Class A subject to redemption to permanent equity	15,002	K
Relinquished Megalith Class B Shares	1	L
Recapitalization of BankMobile equity and issuance of BM Technologies Class A common stock to Customers Bancorp’s shareholders	(1)	M
Reclassification of Megalith’s historical retained earnings	2,344	N
Accelerated vesting of existing restricted stock units and stock options granted	1,021	O
Reflects renegotiation of settlement of $6.8 million of deferred underwriter fees	2,472	P
Reflects equity portion of settlement of $6.8 million of deferred underwriters’ fees	2,606	P
	$20,323	C

D.	Represents the pro forma adjustments to the accumulated deficit balance to reflect the following:

Estimated transaction costs	$(2,293)	F
Reclassification of Megalith’s historical retained earnings	(2,344)	N
Accelerated vesting of existing restricted stock units and stock options granted	(1,021)	O
	$(5,658)	D

E.	Reflects the reclassification of $27.7 million of marketable securities held in the Megalith Trust Account to cash and cash equivalents that became available for transaction consideration, transaction expenses, redemption of public shares, and operating activities of BM Technologies following the merger.
F.	Represents $2.3 million of transaction costs in consummating the merger.
G.	Represents proceeds of $20.0 million from issuance of 2.1 million shares in the PIPE investment and 0.7 million from initial Founders investment.
H.	Represents partial repayment of borrowing from Customers Bank of $8.8 million.
I.	Represents cash consideration paid to Customers Bank, net of estimated transaction costs and deferred underwriters’ fees, pursuant to the terms of the Merger Agreement of $23.1 million.
J.	Reserved.
K.	Reflects the reclassification of approximately $15.0 million of Megalith Class A common stock subject to possible redemption to permanent equity at a September 30, 2020 redemption price of $10.10.
L.	Reflects the relinquishment of Megalith Class B common stock. In connection with the merger, it is expected that all shares of Megalith Class B common stock are relinquished, along with all warrants.
M.	Represents recapitalization of BankMobile equity and issuance of 6.2 million of BM Technologies Class A common stock to Customers Bancorp’s shareholders as consideration for the Reverse Recapitalization.
N.	Reflects the reclassification of Megalith’s historical retained earnings.
O.	Reflects the amount of compensation cost related to the acceleration of the vesting for certain existing restricted stock units and stock options previously granted to certain of BankMobile employees.
P.	Reflects the settlement of $6.8 million of deferred underwriters’ fees.

Adjustments to the unaudited pro forma condensed statements of operations for the year ended December 31, 2019

AA.	Reflects elimination of transaction-related costs incurred and recorded by Megalith and BankMobile.
BB.	Reflects the elimination of interest income on the Trust Account.
CC.	Reflects adjustments to income tax expenses as a result of the tax impact on the pro forma adjustments, which eliminates the tax expense associated with interest income on the Trust Account.

Adjustments to the unaudited pro forma condensed statements of operations for the nine months ended September 30, 2020

AAA.	Reflects elimination of transaction-related costs incurred and recorded by Megalith and BankMobile.
BBB.	Reflects the elimination of interest income on the Trust Account.
CCC.	Reflects adjustments to income tax expenses as a result of the tax impact on the pro forma adjustments, which eliminates the tax expense associated with interest income on the Trust Account.

Note 3 - Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the merger, assuming the shares were outstanding since January 1, 2019 for the year and nine months ended December 31, 2019 and September 30, 2020, respectively. As the merger is being reflected as if it had occurred at the beginning of the periods presented, the calculation of the weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable related to the merger have been outstanding for the entire periods presented and reflects the redemption of 543,390 Megalith public shares subsequent to September 30, 2020. For shares redeemed, this calculation retroactively adjusted to eliminate such shares for the entire periods.

(in thousands, except share and per share data)	For the Nine Months Ended September 30, 2020	For the Year Ended December 31, 2019
Pro forma net loss	$(8,392)	$(8,403)
Weighted average shares outstanding of Class A common stock (1)	11,900,302	11,900,302
Net loss per share - basic and diluted	$(0.71)	$(0.71)

(1)	Reflects 543,390 Megalith public shares redeemed subsequent to September 30, 2020.

Selected Historical Consolidated Financial Information of Megalith

(in thousands, except share and per share data)	For the Years Ended December 31,		For the Period from November 13, 2017 (Inception) through December 31,	For the Nine Months Ended September 30,
Statement of Operations	2019	2018	2017	2020	2019
Revenue	$—	$—	$—	$—	$—
Total expenses	799	720	2	1,453	629
Loss from operations	(799)	(720)	(2)	(1,453)	(629)
Non-operating income
Interest income on marketable securities held in Trust Account	3,951	1,232	—	1,404	3,063
(Loss) income before income tax expense	3,152	512	(2)	(49)	2,434
Income tax provision	788	217	—	263	610
Net loss	$2,364	$295	$(2)	$(312)	$1,824
Weighted average Class A common stock outstanding	16,928,889	16,571,111	—	10,566,869	16,928,889
Basic and diluted net loss per share, Class A	$0.18	$0.05	$—	$0.09	$0.14
Weighted average Class B common stock outstanding	4,232,222	4,290,286	3,750,000	4,232,222	4,232,222
Basic and diluted net loss per share, Class B	$(0.14)	$(0.12)	$—	$(0.31)	$(0.11)

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(1,464)	$(358)	$(26)	$(1,537)	$(1,166)
Net cash provided by (used in) investing activities	754	(170,982)	—	143,637	659
Net cash provided by (used in) financing activities	—	172,532	27	(142,572)	—

	As of September 30,	As of December 31,
Balance Sheet	2020	2019	2018
Total assets	$33,264	$175,931	$173,479
Total liabilities	7,753	7,536	7,447
Total shareholders’ equity and Class A common shares subject to possible redemptions	25,511	168,395	166,032

Selected Historical Consolidated Financial Information of BankMobile

(in thousands, except share and per share data)	For the Years Ended December 31,			For the Nine Months Ended September 30,
Statement of Operations	2019	2018	2017	2020	2019
Revenue	$72,307	$57,516	$12,542	$49,528	$54,706
Total expenses	79,608	72,091	17,601	56,764	60,298
Loss from operations	(7,301)	(14,575)	(5,059)	(7,236)	(5,592)
Non-operating expense
Interest expense	535	—	—	1,146	132
(Loss) income before income tax expense	(7,836)	(14,575)	(5,059)	(8,382)	(5,724)
Income tax provision	27	28	10	21	21
Net loss	$(7,863)	$(14,603)	$(5,069)	$(8,403)	$(5,745)
Weighted average common stock outstanding	100	100	100	100	100
Basic and diluted net loss per share	$(78,630)	$(146,030)	$(50,690)	$(84,030)	$(57,450)

Statement of Cash Flows
Net cash provided by (used in) operating activities	$1,952	$(11,960)	$(20,085)	$11,668	$1,772
Net cash provided by (used in) investing activities	(8,055)	(19,384)	(4,348)	(3,152)	(6,949)
Net cash provided by (used in) financing activities	11,289	24,327	34,850	(326)	11,553

	As of September 30,	As of December 31,
Balance Sheet	2020	2019	2018
Total assets	$85,435	$93,316	$79,357
Total liabilities	59,164	58,686	8,670
Total shareholders’ equity	26,271	34,630	70,687

Summary Unaudited Pro Forma Condensed Financial Statements

	For the Year Ended December 31, 2019	For the Nine Months Ended September 30,
(in thousands, except share and per share data) Statement of Operations	Pro Forma Combined	Pro Forma Combined
Revenue	$72,307	$49,528
Total expenses	80,148	56,753
Loss from operations	(7,841)	(7,225)
Non-operating expense
Interest expense	535	1,146
(Loss) income before income tax expense	(8,376)	(8,371)
Income tax provision	27	21
Net loss	$(8,403)	$(8,392)
Weighted average Class A common stock outstanding (1)	11,900,302	11,900,302
Basic and diluted net loss per share	$(0.71)	$(0.71)

As of September 30, 2020
Balance Sheet	Pro Forma Combined
Total assets (1)	$97,248
Total liabilities	51,312
Total shareholders’ equity (1)	45,936

(1)	Reflects 543,390 Megalith public shares redeemed subsequent to September 30, 2020.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our results of operations and financial condition should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The discussion and analysis should also be read together with our unaudited pro forma financial information for the year ended December 31, 2019 and the nine months ended September 30, 2020. See the section entitled “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Forward-Looking Statements.”

Unless the context otherwise requires, for purposes of this Management’s Discussion and Analysis, references to the “Company,” “we,” “us” and “our” refer to the business and operations of BankMobile Technologies, Inc. and its subsidiaries and affiliates prior to the Business Combination and to BM Technologies, Inc. and its consolidated subsidiaries following the consummation of the Business Combination.

Overview

We are a financial technology company that facilitates deposits and banking services between a customer and an FDIC insured partner bank. We provide state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through digital channels. Our Banking-as-a-Service business model leverages partners’ existing customer bases to achieve high volume, low cost customer acquisition in our Disbursement, White Label, and Workplace Banking businesses.

We are not a bank, do not hold a bank charter, and do not provide banking services. We are subject to the regulations of the Department of Education, due to our Disbursement business, and are periodically examined by them.

New Accounting Pronouncements

For information about the impact that recently adopted or issued accounting guidance will have on us, refer to NOTE 2—SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION in our unaudited interim financial statements as of and for the three and nine months ended September 30, 2020, and NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION to our audited financial statements.

Critical Accounting Policies

We have adopted various accounting policies that govern the application of U.S. GAAP and that are consistent with general practices within the financial technology industry in the preparation of its financial statements. Our significant accounting policies are described in NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION to BMT’s 2019 audited financial statements and updated in NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION to BMT’s unaudited interim financial statements as of and for the three and nine months ended September 30, 2020 and 2019.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets. We consider these accounting policies to be critical accounting policies. The judgments and assumptions used are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Due to the nature of the judgments and assumptions management makes, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of our assets.

The critical accounting policies that are both important to the portrayal of our financial condition and results of operations and require complex, subjective judgments are the accounting policies for the following: revenue recognition, collaborative arrangements, provision for operating losses, income taxes, goodwill and other intangibles, and developed software.

Revenue Recognition

We recognize revenues when control of the promised goods or services are transferred to our customers in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

Our interchange and card revenue primarily relates to debit card fees earned from interchange and ATM fees. Fees are earned for the services based on a fee schedule and are recognized whenever a debit card we service is processed through a card payment network and are recognized concurrent with the processing of the debit transaction. Beginning on July 1, 2020, Customers Bank became subject to the Federal Reserve’s regulation limits on interchange fees for banks over $10 billion in assets. Customers Bank has agreed to pay us the difference between the regulated and unregulated interchange rates, which is recognized as interchange fees from Customers Bank in the same period as the processing of the debit transaction.

Our servicing fees primarily relate to the servicing of deposit accounts for partner banks, currently Customers Bank, in exchange for servicing fees. Servicing fees and terms are established by negotiated contractual agreements with Customers Bank which may differ in terms with future partner banks. In 2018, the servicing fee was calculated based on the daily average deposit balance multiplied by a rate determined using a fund transfer pricing methodology that considered the expected tenure of the deposit funding. Beginning in 2019, a fixed rate approach was applied to the daily average deposit balances. In all periods, servicing fees are recognized monthly based on average daily deposit balances.

Our account fees relate to service charges on our serviced deposit accounts for transaction-based account maintenance services, which include services such as monthly maintenance fees for accounts that do not meet minimum deposit balance criteria, wire transfer fees, card replacements, and cash deposit fees at certain merchants. Account maintenance fees, which relate primarily to monthly maintenance and account analysis fees, are earned on a monthly basis representing the period over which we satisfy our performance obligation. Transaction based fees are earned for services based on a fee schedule and are recognized at the time the transaction is executed. The revenues recognized at a point in time primarily consist of contracts with no specified terms, but which may be terminated at any time by the customer without penalty.

Our university fees represent revenues from higher education clients and are generated from fees charged for disbursement services provided. We facilitate the distribution of financial aid and other refunds to students through our platform, while simultaneously enhancing the ability of the higher education institution to comply with federal regulations applicable to financial aid transactions. For these services, higher education institutions are charged annual subscription fees and/or per transaction fees for certain transactions. We recognize annual subscription fees from higher education clients ratably over the period of service and transaction fees are recognized when the transaction is completed.

We report our revenues on either a gross or net basis based on our assessment of whether we act as a principal or an agent in the transaction. To the extent we act as a principal in the transaction, we report revenues on a gross basis. In concluding whether we act as a principal or an agent in a transaction, we evaluate whether we obtain control of the good or service prior to the good or service being transferred to the customer. Debit card interchange income is reported on a net basis, while all other revenues are recorded on a gross basis. Additionally, certain debit card interchange income, related to our white label partnership, is recorded in accordance with our collaborative arrangement policy on a net basis.

Collaborative Arrangements

Collaborative arrangements are contractual agreements with third parties that involve a joint operating activity where both we and the collaborating white label partner are active participants in the activity and are exposed to the significant risks and rewards of the activity. Collaborative activities typically include research and development, technology, product development, marketing, and day-to-day operations of the banking product. These arrangements often require the sharing of revenue and expense. Our expenses incurred pursuant to these arrangements are reported net of any payments due to or amounts due from our white label partner, which are recognized at the time the white label partner becomes obligated to pay.

Provision for Operating Losses

The provision for operating losses represents our payments for losses resulting from fraud or theft-based transactions that have generally been disputed by our serviced deposit account holders and Regulation E card claim losses incurred by us, as well as estimated liability for such losses where such disputes have not been resolved as of the end of the reporting period. Fraud or theft-based related losses are recognized when realized or incurred and have no unresolved dispute balances as of December 31, 2019 and 2018, while an estimate based on historical cash advance rates and loss experience from settled disputes is made for Regulation E card claim losses. For the nine months ended September 30, 2020, Reg E claims made up approximately 85% of the losses. The remaining fraud or theft-based losses are mostly Check Fraud and ACH/Wire Fraud.

The main source of Reg E losses is card holder claims of unauthorized use of their debit card. Drivers include, but are not limited to transaction purchase volume, in person vs. online, macroeconomic conditions, changes in customer behavior, and regulatory changes. A customer has 60 days to dispute a charge. BMT may decline the claim within 10 days or advance the funds to the account holder if the investigation is still pending. BMT may continue to investigate transactions for 35 more days, before making its final decision. At conclusion of the investigation, the advance is reversed or is made permanent. BMT’s loss includes closed disputes where the customer is entitled to keep the funds advanced, an expected loss on actual disputes that are pending investigation which is based on historical experience, as well as an estimate of disputes not yet disputed. The estimated liability for disputes not yet disputed is created by applying historical rates of transactions disputed after the reporting period end date and applying that rate to actual debit card volume in the period. This estimate of future disputes is then adjusted for our estimate of the amount disputed that we expect to result in a loss, which is estimated based on our historical experience. Our estimation process is subject to risks and uncertainties, including that future performance may be different from our historical experience. Accordingly, our actual loss experience may not match expectations.

Fraud or theft -based related losses are recognized when realized or incurred and has no unresolved dispute balances as of September 30, 2020 and December 31, 2019. Drivers include, but are not limited to efforts by organized or unorganized fraudsters to target an account, customer complicity, customer lack of proper password safeguarding or other preventative measures, onboarding approval procedures, changes in account funds availability, in person vs. online transactions, macroeconomic conditions, changes in customer behavior, and regulatory changes.

Income Taxes

We account for income taxes under the liability method of accounting for income taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. We determine deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. A portion of the deferred tax assets represents hypothetical tax attributes (net operating losses and tax credits), which are generated as a result of stand-alone operations but which do not legally exist as the losses and credits were used in the filed consolidated tax returns of Customers Bancorp to offset income of other entities. These particular deferred tax assets would be derecognized if we were to leave the consolidated tax return filing group.

A tax position is recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the term upon examination includes resolution of the related appeals or litigation process. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the identifiable net assets of businesses acquired through business combinations accounted for under the acquisition method. Other intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. Intangible assets that have finite lives, such as university relationships and non-compete agreements, are amortized over their estimated useful lives and are subject to impairment testing.

Goodwill and indefinite-lived intangible assets are reviewed for impairment annually as of October 31 and between annual tests when events and circumstances indicate that impairment may have occurred. If there is a goodwill impairment charge, it will be the amount by which our carrying amount exceeds our fair value; however, the loss recognized should not exceed the total amount of goodwill. We apply a qualitative assessment to determine if the one-step quantitative impairment test is necessary.

Intangible assets subject to amortization are reviewed for impairment, which requires that a long-lived asset or asset group be tested for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.

Developed Software

We capitalize certain internal and external costs incurred to develop internal-use software during the application development stage. We also capitalize the cost of specified upgrades and enhancements to internal-use software that result in additional functionality. Once a development project is substantially complete and the software is ready for its intended use, we begin amortizing these costs on a straight-line basis over the internal-use software’s estimated useful life, which range from three to five years.

The Disbursement business developed software is related to the Disbursement business services to colleges and universities facilitating payments to students. The Disbursement business developed software acquired from Higher One was recorded at the amount determined by a third party valuation expert and was estimated based on expected revenue attributable to the software utilizing a discounted cash flow methodology giving consideration to potential obsolescence. The estimated useful life of the Disbursement business developed software is 10 years.

Results of Operations (Three and Nine Months ended September 30, 2020 and 2019)

The following discussion of our results of operations should be read in conjunction with our 2019 audited financial statements, including the accompanying notes. Please refer to Critical Accounting Policies in this Management’s Discussion and Analysis and NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION to our 2019 audited financial statements for information concerning certain significant accounting policies and estimates applied in determining reported results of operations.

The following table sets forth the condensed statements of operations for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,			%	Nine Months Ended September 30,			%
(dollars in thousands)	2020	2019	Change	Change	2020	2019	Change	Change
Operating revenues	$18,338	$17,900	$438	2.4%	$49,528	$54,706	$(5,178)	(9.5)%
Operating expenses	17,728	20,725	(2,997)	(14.5)%	56,764	60,298	(3,534)	(5.9)%
Interest expense	353	132	221	167.4%	1,146	132	1,014	768.2%
Income (loss) before income tax expense	257	(2,957)	3,214	(108.7)%	(8,382)	(5,724)	(2,658)	46.4%
Income tax expense	7	7	—	—%	21	21	—	—%
Net income (loss)	$250	$(2,964)	$3,214	(108.4)%	$(8,403)	$(5,745)	$(2,658)	46.3%

We reported a net income of $0.3 million and net loss of $8.4 million for the three and nine months ended September 30, 2020, respectively, compared to net loss of $3.0 million and $5.7 million for the three and nine months ended September 30, 2019, respectively. Factors contributing to the change in net income (loss) available to common shareholders for the three and nine months ended September 30, 2020 compared to the three and nine months ended September 30, 2019 were as follows:

Operating revenues

The $0.4 million increase in operating revenues for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 resulted primarily from increases of $0.7 million in interchange and card revenue (including the interchange fees from Customers Bank), $0.7 million in other revenues and $0.1 million in university fees. These increases were partially offset by decreases of $0.8 million in servicing fees from Customers Bank, and $0.3 million in account fees. Revenues for the three months ended September 30, 2020 included approximately $2.9 million of revenue from the white label business, compared to $1.0 million for the three months ended September 30, 2019.

The $5.2 million decrease in operating revenues for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 resulted primarily from decreases of $5.0 million in servicing fees from Customers Bank and $1.8 in interchange and card revenue (including the interchange fees from Customers Bank). These decreases were partially offset by increases of $0.6 million in account fees, $0.6 million in other revenues, and $0.3 million in university fees. Revenues for the nine months ended September 30, 2020 included approximately $5.2 million of revenue from the white label business, compared to $1.8 million for the nine months ended September 30, 2019.

Operating expenses

The $3.0 million decrease in operating expenses for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from decreases of $2.5 million in provision for operating losses, $1.3 million in other non-interest expense, $0.8 million in professional services, $0.6 million in customers related supplies, $0.5 million in salaries and employee benefits, and $0.1 million in advertising and promotion. These decreases were offset in part by increases of $2.4 million in technology, communication, and processing and $0.4 million in merger and acquisition related expenses for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. Increases in the provision for operating losses as well as salaries and benefit expenses were largely a result of our white label business. The three months ended September 30, 2020 included $141 thousand of referral bonus or bounty costs paid to a white label business compared to $143 thousand in the three months ended September 30, 2019, which were expensed as incurred.

The $3.5 million decrease in operating expenses for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from decreases of $4.6 million in provision for operating losses, $1.3 million in other non-interest expense, $1.0 million in customer related supplies, $0.6 million in technology, communication, and processing, and $0.3 million in advertising and promotion. These decreases were offset in part by increases of $3.8 million in salaries and employee benefits, $0.5 million in merger and acquisition related expenses, and $0.1 million in professional services for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. Increases in the provision for operating losses, as well as salaries and benefit expenses, were largely a result of our white label business. The nine months ended September 30, 2020 included $315 thousand of referral bonus or bounty costs paid to a white label business compared to $350 thousand for the nine months ended September 30, 2019, which were expensed as incurred.

Interest expense

The $0.2 million increase in interest expense for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 resulted from a $40.0 million borrowing from Customers Bank in August 2019.

The $1.1 million increase in interest expense for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 resulted from a $40.0 million borrowing from Customers Bank in August 2019.

Income tax expense

Income tax expense was less than $0.1 million for the three and nine months ended September 30, 2020 and 2019 resulting from a full valuation allowance recorded on the net deferred tax asset.

OPERATING REVENUES

The table below presents the components of operating revenues for the three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,			%	Nine Months Ended September 30,			%
(dollars in thousands)	2020	2019	Change	Change	2020	2019	Change	Change
Interchange and card revenue	$4,137	$6,652	$(2,515)	(37.8)%	$16,813	$21,819	$(5,006)	(22.9)%
Interchange fees from Customers Bank	3,240	—	3,240	NM	3,240	—	3,240	NM
Servicing fees from Customers Bank	5,814	6,663	(849)	(12.7)%	15,604	20,584	(4,980)	(24.2)%
Account fees	2,789	3,049	(260)	(8.5)%	8,517	7,873	644	8.2%
University fees	1,348	1,267	81	6.4%	4,028	3,737	291	7.8%
Other	1,010	269	741	275.5%	1,326	693	633	91.3%
Total operating revenues	$18,338	$17,900	$438	2.4%	$49,528	$54,706	$(5,178)	(9.5)%

 NM — Not meaningful

Interchange and card revenue (including the Interchange fees from Customers Bank)

The $0.7 million net increase in interchange and card revenue (including the interchange fees from Customers Bank) for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from a 24% increase in debit card purchase volume which was offset by lower interchange rates earned on spend, given shifts in consumer purchase categories, merchants, and larger average transaction sizes, which we attribute primarily to COVID-19, as well as a $0.3 million reduction in foreign ATM fees. Beginning on July 1, 2020, Customers Bank became subject to the Federal Reserve’s regulation limits on interchange fees for banks over $10 billion in assets. Customers Bank has agreed to pay us the difference between the regulated and unregulated interchange rates. For the three months ended September 30, 2020, we received $3.2 million for the difference between the regulated and unregulated interchange rates.

The $1.8 million net decrease in interchange and card revenue (including the interchange fees from Customers Bank) for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from a 16% increase in debit card purchase volume which was offset by lower interchange rates earned on spend, given shifts in consumer purchase categories, merchants, and larger average transaction sizes, which we attribute primarily to COVID-19, as well as a $1.0 million reduction in foreign ATM fees. Beginning on July 1, 2020, Customers Bank became subject to the Federal Reserve’s regulation limits on interchange fees for banks over $10 billion in assets. Customers Bank has agreed to pay us the difference between the regulated and unregulated interchange rates. For the nine months ended September 30, 2020, we received $3.2 million for the difference between the regulated and unregulated interchange rates.

Servicing fees from Customers Bank

The $0.8 million decrease in servicing fees from Customers Bank for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from changes in the negotiated servicing fee rate in 2020. Average Company serviced deposits increased 43%, which we attribute primarily to COVID-19 related stimulus payments into our accounts as well as growth in our White Label banking business.

The $5.0 million decrease in servicing fees from Customers Bank for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from changes in the negotiated servicing fee rate in 2020. Average serviced deposits increased 25%, which we attribute primarily to COVID-19 related stimulus payments into our accounts as well as growth in our White Label banking business.

Account fees

The $0.3 million decrease in account fees for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from a lower activity volume. Our management does not believe COVID-19 had a material impact on account fees; in some instances stimulus payments reduced fees by trigger a fee waiver, but in other instances they enabled us to assess fees that would not have otherwise assessed since fees are not assessed in zero balance accounts.

The $0.6 million increase in account fees for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from an increase in service charges on certain Company serviced deposit accounts relating to a change in the fee structure during the three months ended March 31, 2019, partially offset by lower activity volumes. Our management does not believe COVID-19 had a material impact on account fees; in some instances stimulus payments reduced fees by trigger a fee waiver, but in other instances they enabled us to assess fees that would not have otherwise assessed since fees are not assessed in zero balance accounts.

University fees

The $0.1 million increase in university fees for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from an increase in university subscriptions. University fees benefited modestly from COVID-19 related services provided to new and existing higher education clients to facilitate certain CARES Act-related disbursements.

The $0.3 million increase in university fees for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from an increase in university subscriptions. University fees benefited modestly from COVID-19 related services provided to new and existing higher education clients to facilitate certain CARES Act-related disbursements.

Other operating revenues

The $0.7 million increase in other operating revenues for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from the white label business. Management does not believe COVID-19 had a material impact on other operating revenues.

The $0.6 million increase in other operating revenues for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from the white label business. Management does not believe COVID-19 had a material impact on other operating revenues.

OPERATING EXPENSES

The table below presents the components of operating expenses for three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,			%	Nine Months Ended September 30,			%
(dollars in thousands)	2020	2019	Change	Change	2020	2019	Change	Change
Technology, communication and processing	$6,637	$4,221	$2,416	57.2%	$20,586	$21,229	$(643)	(3.0)%
Salaries and employee benefits	5,689	6,175	(486)	(7.9)%	19,796	16,012	3,784	23.6%
Professional services	2,159	2,910	(751)	(25.8)%	7,286	7,160	126	1.8%
Provision for operating losses	1,419	3,964	(2,545)	(64.2)%	3,326	7,953	(4,627)	(58.2)%
Occupancy	435	434	1	0.2%	1,240	1,280	(40)	(3.1)%
Customer related supplies	195	800	(605)	(75.6)%	717	1,695	(978)	(57.7)%
Advertising and promotion	266	375	(109)	(29.1)%	693	1,014	(321)	(31.7)%
Merger and acquisition related expenses	377	—	377	NM	452	—	452	NM
Other	551	1,846	(1,295)	(70.2)%	2,668	3,955	(1,287)	(32.5)%
Total non-interest expense	$17,728	$20,725	$(2,997)	(14.5)%	$56,764	$60,298	$(3,534)	(5.9)%

NM — Not meaningful

Technology, communications, and processing

The $2.4 million increase in technology, communications and processing expense for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from an increase in core processing cost and continued investment to improve and maintain our digital information technology infrastructure and support expanded products and services offered through our white label business.

The $0.6 million decrease in technology, communications and processing expense for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from cost savings initiatives, partially offset by continued investment to improve and maintain our digital information technology infrastructure and support expanded products and services offered through our white label business.

Salaries and employee benefits

The $0.5 million decrease in salaries and employee benefits for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from reimbursements under collaborative agreements with a white label business.

The $3.8 million increase in salaries and employee benefits for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from an increase in average full-time equivalent team members, due to growth in our white label business, and annual merit increases.

Professional services

The $0.8 million decrease in professional services for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from management’s continued efforts to monitor and control expenses.

The $0.1 million increase in professional services for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from consulting services associated with supporting our white label business and digital transformation efforts, partially offset by management’s continued efforts to monitor and control expenses.

Provision for operating losses

The $2.5 million decrease in provision for operating losses for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from initiatives implemented by management to reduce internet-based fraudulent transactions during the three months ended September 30, 2020. Provision for operating losses for the three months ended September 30, 2020 also included funds advanced to the account holders for Regulation E card claims of $1.0 million and Regulation E card claim losses incurred by us of $1.1 million.

The $4.6 million decrease in provision for operating losses for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from initiatives to reduce internet-based fraudulent transactions during the nine months ended September 30, 2020. Provision for operating losses for the nine months ended September 30, 2020 also included funds advanced to the account holders for Regulation E card claims of $3.0 million and Regulation E card claim losses incurred by us of $3.0 million.

Customer related supplies

The $0.6 million decrease in customer related supplies for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from a reduction in the volume of customer related supplies in the student business.

The $1.0 million decrease in customer related supplies for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from a reduction in the volume of customer related supplies in the student business.

Advertising and promotion

The $0.1 million decrease in advertising and promotion for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily resulted from a reduction in the promotion of digital banking products and service offerings.

The $0.3 million decrease in advertising and promotion for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily resulted from a reduction in the promotion of digital banking products and service offerings.

Merger and acquisition related expenses

Merger and acquisition related expenses for the three and nine months ended September 30, 2020 were $0.4 million and $0.5 million, respectively. These expenses related to the merger agreement with Megalith Financial Acquisition Corp. There were no merger and acquisition related expenses for the three and nine ended September 30, 2019.

Other non-interest expenses

The $1.3 million decrease in other non-interest expense for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily reflected $1.0 million of expense related to the U.S. Department of Education matter in 2019 compared to no expense in 2020. For further discussion of the U.S. Department of Education matter, please see NOTE 16 — LOSS CONTINGENCIES in our 2019 audited financial statements.

The $1.3 million decrease in other non-interest expense for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily reflected $1.0 million of expense related to the U.S. Department of Education matter in 2019 compared to no expense in 2020. For further discussion of the U.S. Department of Education matter, please see NOTE 16 — LOSS CONTINGENCIES in our 2019 audited financial statements.

INTEREST EXPENSE

The table below presents interest expense for three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,			%	Nine Months Ended September 30,			%
(dollars in thousands)	2020	2019	Change	Change	2020	2019	Change	Change
Interest expense	$353	$132	$221	167.4%	$1,146	$132	$1,014	768.2%

The $0.2 million increase in interest expense for the three months ended September 30, 2020 compared to the three months ended December 31, 2019 resulted from a $40.0 million borrowing from Customers Bank in August 2019.

The $1.0 million increase in interest expense for the nine months ended September 30, 2020 compared to the nine months ended December 31, 2019 resulted from a $40.0 million borrowing from Customers Bank in August 2019.

INCOME TAXES

The table below presents income tax expense and the effective tax rate for three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,			%	Nine Months Ended September 30,			%
(dollars in thousands)	2020	2019	Change	Change	2020	2019	Change	Change
Income (loss) before income tax expense	$257	$(2,957)	$3,214	(108.7)%	$(8,382)	$(5,724)	$(2,658)	46.4%
Income tax expense	7	7	—	—%	21	21	—	—%
Effective tax rate	2.7%	(0.2)%			(0.3)%	(0.4)%

Income tax expense was less than $0.1 million for the three and nine months ended September 30, 2020 and 2019 resulting from a full valuation allowance recorded on the net deferred tax asset.

FINANCIAL CONDITION

General

Our total assets were $85.4 million at September 30, 2020. This represented a $7.9 million decrease from total assets of $93.3 million at December 31, 2019. The decrease in total assets was primarily driven by decreases of $8.5 million in prepaid expenses and other current assets, $5.1 million in developed software, net, $2.1 million in accounts receivable, net, $0.8 million in other assets and $0.6 million in other intangibles, net, offset in part by an increase of $8.2 million in cash and cash equivalents and $1.2 million in receivable from Customers Bank.

Total liabilities were $59.2 million at September 30, 2020 as compared to $58.7 million at December 31, 2019. The changes in total liabilities included increases of $4.2 million in accounts payable and accrued liabilities and $0.5 million in deferred revenue, offset in part by decreases of $3.0 million in other liabilities and $1.2 million in operating lease liabilities.

The following table sets forth certain key condensed balance sheet data:

(dollars in thousands)	September 30, 2020	December 31, 2019	Change	% Change
Cash and cash equivalents	$16,776	$8,586	$8,190	95.4%
Accounts receivable, net	8,382	10,490	(2,108)	(20.1)%
Receivable from Customers Bank	2,038	849	1,189	140.0%
Prepaid expenses and other current assets	353	8,804	(8,451)	(96.0)%
Premises and equipment, net	436	638	(202)	(31.7)%
Developed software, net	45,351	50,478	(5,127)	(10.2)%
Goodwill	5,259	5,259	—	—%
Other intangibles, net	5,150	5,734	(584)	(10.2)%
Other assets	1,690	2,478	(788)	(31.8)%
Total assets	85,435	93,316	(7,881)	(8.4)%
Accounts payable and accrued liabilities	15,298	11,093	4,205	37.9%
Deferred revenue	2,449	1,938	511	26.4%
Borrowings from Customers Bank	40,000	40,000	—	—%
Operating lease liabilities	1,297	2,537	(1,240)	(48.9)%
Other liabilities	120	3,118	(2,998)	(96.2)%
Total liabilities	59,164	58,686	478	0.8%
Total shareholders’ equity	26,271	34,630	(8,359)	(24.1)%
Total liabilities and shareholders’ equity	$85,435	$93,316	$(7,881)	(8.4)%

Cash and Cash Equivalents

Cash and cash equivalents include restricted cash and non-interest earning deposits. In connection with the acquisition of the Disbursement business from Higher One that was contributed to us in 2017, we had $1.0 million in an escrow account at December 31, 2019 restricted in use with a third party. On June 30, 2020, Customers Bank assumed the remaining liability of $2.4 million and the related $1.0 million escrow account in connection with the U.S. Department of Education matter. As a result, we transferred $1.4 million of cash to Customers Bank to support the payment of the settlement amount. For further discussion of the U.S. Department of Education matter, please see NOTE 16 — LOSS CONTINGENCIES in our 2019 audited financial statements.

Non-interest earning deposits consist of cash deposited at Customers Bank and were $16.8 million and $7.6 million at September 30, 2020 and December 31, 2019, respectively. The balance of non-interest earning deposits varies from day to day based upon operational needs and strategic investment decisions.

Accounts Receivable, Net

Accounts receivable primarily relates to reimbursements to be received from a white label partner and uncollected university subscription and disbursement service fees. Accounts receivable are recorded at face amounts less an allowance for credit losses on accounts receivable. We had no allowance for credit losses on accounts receivable at September 30, 2020 and December 31, 2019. At September 30, 2020, accounts receivable totaled $8.4 million compared to $10.5 million at December 31, 2019. The decrease primarily resulted from payments received from a white label business.

Receivable from Customers Bank

The receivable from Customers Bank represents an intercompany due to/due from for ongoing operating activities and varies based upon operating activities and the timing of settlements between us and Customers Bank. At September 30, 2020, the receivable from Customers Bank totaled $2.0 million compared to $0.8 million at December 31, 2019.

Prepaid Expenses and Other Current Assets

At September 30, 2020, prepaid expenses and other current assets totaled $0.4 million compared to $8.8 million at December 31, 2019. The decrease in prepaid expenses and other current assets primarily resulted from the timing of prepayments to one technology service provider at September 30, 2020, when compared to December 31, 2019.

Premises and Equipment, Net

At September 30, 2020, premises and equipment, net of accumulated depreciation and amortization, totaled $0.4 million compared to $0.6 million at December 31, 2019. The decrease primarily resulted from depreciation and amortization expenses of $0.3 million, partially offset by purchases of $0.1 million.

Developed Software, Net

Developed software includes internally developed software and developed software acquired in the Higher One Disbursement business acquisition. Internally developed software and related capitalized work-in-process costs relate to digital platforms for deposit accounts offered or to be offered to deposit customers of Customers Bank. The internally developed software and related capitalized work-in -process are reported on a cost basis and amortized over the software’s expected useful life, which ranges from 3 to 10 years. At September 30, 2020, developed software, net of amortization, totaled $45.4 million compared to $50.5 million at December 31, 2019. The decrease primarily resulted from amortization expense of $8.2 million, partially offset by purchases and development of software of $3.1 million related to our white label business.

Goodwill

Goodwill of $5.3 million was recognized from the Higher One Disbursements business acquisition in 2016 and was contributed to us (among other assets and liabilities related to the Higher One Disbursement business) in 2017. At September 30, 2020 and December 31, 2019, goodwill totaled $5.3 million.

Other Intangibles

At September 30, 2020, other intangibles totaled $5.2 million compared to $5.7 million at December 31, 2019. The decrease resulted from amortization expense of $0.6 million.

Other Assets

At September 30, 2020, other assets totaled $1.7 million compared to $2.5 million at December 31, 2019. The decrease primarily resulted from amortization of right-of-use assets of $0.8 million.

Accounts Payable and Accrued Liabilities

At September 30, 2020, accounts payable and accrued liabilities totaled $15.3 million compared to $11.1 million at December 31, 2019. The increase primarily resulted from amounts associated with the white label business.

Deferred Revenue

Deferred revenue consists of amounts billed to or received from higher education clients prior to the performance of services. Deferred revenues are earned over the service period on a straight-line basis. At September 30, 2020, deferred revenue totaled $2.4 million compared to $1.9 million at December 31, 2019. The increase in deferred revenue primarily resulted from the timing of payments and performance of services as the academic year began at higher education clients during the three months ended September 30, 2020, when compared to December 31, 2019.

Borrowings from Customers Bank

During 2019, we entered into a $50 million non-negotiable promissory note and line of credit agreement with Customers Bank to meet operating needs. Under this revolving line of credit, we may borrow up to $50 million, due on demand from Customers Bank, and carries interest equal to 12-month LIBOR plus 204 basis points payable quarterly. At September 30, 2020 and December 31, 2019, we had $40.0 million in borrowings outstanding, which Customers Bank has agreed not to demand principal repayment prior to November 30, 2021, and accrued interest of $1.7 million and $0.5 million at September 30, 2020 and December 31, 2019, respectively, with Customers Bank included in accounts payable and accrued liabilities.

Operating Lease Liabilities

We lease two office space locations under operating leases, including one lease where Customers Bank is listed on the lease as a lessee. The operating leases consist of 5-year lease terms with options to renew the leases or extend the term annually or with mutual agreement.

At September 30, 2020, operating lease liabilities totaled $1.3 million compared to $2.5 million at December 31, 2019. The decrease in operating lease liabilities primarily resulted from $0.8 million in operating lease rental payments and less leased office spaces during the nine months ended September 30, 2020, when compared to December 31, 2019.

Other Liabilities

At September 30, 2020, other liabilities totaled $0.1 million compared to $3.1 million at December 31, 2019. The decrease primarily resulted from the Customers Bank’s assumption of the $2.4 million liability for the settlement of the U.S. Department of Education matter during the three months ended June 30, 2020, which is discussed within NOTE 16 - LOSS CONTINGENCIES to our 2019 audited financial statements.

Shareholder’s Equity

At September 30, 2020, shareholder’s equity totaled $26.3 million compared to $34.6 million at December 31, 2019. The decrease primarily resulted from a net loss of $8.4 million for the nine months ended September 30, 2020.

CREDIT RISK

Potential concentration of credit risk consists primarily of accounts receivables from white label partners and higher education institution clients. At September 30, 2020 and December 31, 2019, a white label partner accounted for 73% and 74% of accounts receivable, respectively.

LIQUIDITY

During the nine months ended September 30, 2020, we financed our operations primarily through cash flows provided by operating activities. During the nine months ended September 30, 2019, we financed our operations primarily through cash flows provided by financing activities. At September 30, 2020, our primary source of liquidity was our non-interest earning deposit of $16.8 million and $40.0 million in borrowings under a line of credit from Customers Bank.

We use detailed budgets and forecasts to project future cash needs, making adjustments to the projections when needed. We believe that our current non-interest earning deposit, cash flows from operations and borrowing capacity under our borrowings from Customers Bank will be sufficient to meet our working capital, capital expenditure, and any other capital needs for at least the next 12 months. Additionally, Customers Bank has agreed not to demand principal repayment of the $40.0 million borrowing prior to November 30, 2021.

The table below summarizes our cash flows for the nine months ended September 30, 2020 and 2019.

	Nine Months Ended September 30,			%
(dollars in thousands)	2020	2019	Change	Change
Net cash provided by (used in) operating activities	$11,668	$1,772	$9,896	558.5%
Net cash provided by (used in) investing activities	(3,152)	(6,949)	3,797	(54.6)%
Net cash provided by (used in) financing activities	(326)	11,553	(11,879)	(102.8)%
Net increase (decrease) in cash and cash equivalents	$8,190	$6,376	$1,814	28.5%

Cash flows provided by (used in) operating activities

Cash provided by operating activities of $11.7 million for the nine months ended September 30, 2020 primarily resulted from change in operating assets and liabilities of $10.7 million and non-cash operating adjustments of $10.2 million, partially offset by a net loss of $8.4 million and operating lease rental payments of $0.8 million. Non-cash operating adjustments primarily consisted of depreciation and amortization of developed software. The change in operating assets and liabilities primarily consisted of an increase in accounts payable and accrued liabilities of $4.2 million and decreases in prepaid expenses and other current assets of $8.5 million and accounts receivable of $2.1 million, partially offset by decreases in other liabilities of $3.0 million and receivable from Customers Bank of $1.2 million.

Cash provided by operating activities of $1.8 million for the nine months ended September 30, 2019 primarily resulted from non-cash operating adjustments of $7.4 million and change in operating assets and liabilities of $1.0 million, partially offset by a net loss of $5.7 million and operating lease rental payments of $0.8 million. Non-cash operating adjustments primarily consisted of depreciation and amortization of developed software. The change in operating assets and liabilities primarily consisted of a decrease in prepaid expenses and other current assets of $1.9 million and increases in accounts payable and accrued liabilities of $1.8 million, other liabilities of $1.1 million and deferred revenue of $0.5 million, partially offset by increases in receivable from Customers Bank of $2.3 million and accounts receivable of $2.2 million.

Cash flows provided by (used in) investing activities

Cash used in investing activities of $3.2 million for the nine months ended September 30, 2020 primarily resulted from purchases and development of software, related to our white label business, of $3.1 million.

Cash used in investing activities of $6.9 million for the nine months ended September 30, 2019 primarily resulted from purchases and development of software, related to our white label business, of $6.9 million.

Cash flows provided by (used in) financing activities

Cash used in financing activities of $0.3 million for the nine months ended September 30, 2020 resulted from capital distributions to Customers Bank, primarily for the settlement of net income tax benefit (expense) allocated to us by Customers Bank on a consolidated basis.

Cash provided by financing activities of $11.6 million for the nine months ended September 30, 2019 resulted from proceeds from borrowings from Customers Bank of $40.0 million and capital contributions from Customers Bank of $11.6 million, partially offset by a capital distribution to Customers Bank of $40.0 million.

OFF-BALANCE SHEET ARRANGEMENTS

As of September 30, 2020 and December 31, 2019, we did not have any off-balance sheet arrangements.

CONTRACTUAL OBLIGATIONS

The following table sets forth contractual obligations and other commitments representing required and potential cash outflows as of September 30, 2020.

Contractual cash obligations

(amounts in thousands)	Within one year	After one but within three years	After three but within five years	More than five years	Total
On-balance sheet obligations
Operating leases	$714	$600	$—	$—	$1,314
Borrowings from Customers Bank	—	40,000	—	—	40,000
Total on-balance sheet and contractual cash obligations	$714	$40,600	$—	$—	$41,314

Results of Operations (Years ended December 31, 2019, 2018, and 2017)

The following discussion of our results of operations should be read in conjunction with our audited financial statements, including the accompanying notes. Please refer to Critical Accounting Policies in this Management’s Discussion and Analysis and NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION to our audited financial statements for information concerning certain significant accounting policies and estimates applied in determining reported results of operations.

The following table sets forth the condensed statements of operations for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,			%
(dollars in thousands)	2019	2018	Change	Change
Operating revenues	$72,307	$57,516	$14,791	25.7%
Operating expenses	79,608	72,091	7,517	10.4%
Interest expense	535	—	535	NM
Loss before income tax expense	(7,836)	(14,575)	6,739	(46.2)%
Income tax expense	27	28	(1)	(3.6)%
Net loss	$(7,863)	$(14,603)	$6,740	(46.2)%

 NM — Not meaningful

The $14.8 million increase in operating revenues for the year ended December 31, 2019 compared to the year ended December 31, 2018 resulted primarily from increases of $11.3 million in servicing fees from Customers Bank given an increase in the negotiated servicing fee, a $4.4 million increase in account fees given a new account fee structure implemented in the first half of 2019, a $0.7 million increase in other fees given growth in the Company’s White Label partnership, and a $0.2M increase in University Fees given an increase in college and university clients. These increases were mitigated by a $1.8M reduction in interchange and card revenue which reflected a $1.1M reduction in foreign ATM fees given fewer foreign ATM visits and a $1.6M reduction in interchange income given flat volume and a 7 bps reduction in the blended net rate of interchange earned on transaction volume, mitigated by a $0.9 million increase in MasterCard incentive income based updated terms in a revised agreement. Debit spend was $2.4 billion for each of the years ended December 31, 2019 and 2018. Debit spend for the nine months ended September 30, 2020 and 2019 was $2.1 billion and $1.8 billion, respectively.

Historically, the servicing fee has been set for each annual period. In 2018, our servicing fee was calculated using a fund transfer pricing methodology that compensated us based on serviced deposit balances, estimated life of deposits, and market rates; for 2018 this rate was approximately 3%. In 2019, our servicing fee was calculated at a fixed 5% of average serviced deposits. In 2020, our servicing fee was calculated at a fixed 3% of average serviced deposits plus reimbursement of any operating losses stemming from fraud-related transactions.

Effective upon the close of the business combination, we entered into a new agreement with Customers Bank, which is applicable through the end of 2022 and is on substantially the same terms as our previous 2020 intracompany servicing agreement. Accordingly, the servicing fee will remain consistent with 2020 at 3% plus the reimbursement of any operating losses stemming from fraud-related transactions.

Operating revenues

Revenues for the year ended December 31, 2019 included approximately $2.9 million of revenue from the White Label partnership, compared to $0.1M in 2018. Consistent with a business in an early startup phase, the increase in expenses was significantly higher than the growth in revenues. Of note, with our white label software placed in service, the amount of expense we capitalized in the year ended December 31, 2019 was $9.7 million lower than in the year ended December 31, 2018, and we began to depreciate the capitalized asset which was reflected in a $3.3 million increase in depreciation expense. Additionally, our White Label partnership was impacted by an increase in internet-based fraudulent transactions which targeted our serviced checking accounts with a cost of approximately $4.6 million in the year ended December 31, 2019, and a $0.4 million increase in referral bonus or bounty expense paid to a White Label partner which were expensed as occurred.

Operating expenses

The $7.5 million increase in operating expenses for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from increases of $8.2 million in salaries and employee benefits, $4.0 million in provision for operating losses, $2.3 million in professional services, and $0.8 million in advertising and promotion. These increases were offset in part by decreases of $4.0 million in merger and acquisition related expenses and $3.0 million in technology, communication, and processing for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Interest expense

The $0.5 million increase in interest expense for the year ended December 31, 2019 compared to the year ended December 31, 2018 resulted from a $40.0 million borrowing from Customers Bank during the year ended December 31, 2019.

Income tax expense

Income tax expense was less than $0.1 million for the years ended December 31, 2019 and 2018 resulting from a full valuation allowance recorded on the net deferred tax asset.

The following table sets forth the condensed statements of operations for the years ended December 31, 2018 and 2017.

	For the Years Ended December 31,			%
(dollars in thousands)	2018	2017	Change	Change
Operating revenues	$57,516	$12,542	$44,974	358.6%
Operating expenses	72,091	17,601	54,490	309.6%
Loss before income tax expense	(14,575)	(5,059)	(9,516)	188.1%
Income tax expense	28	10	18	180.0%
Net loss	$(14,603)	$(5,069)	$(9,534)	188.1%

We reported a net loss of $14.6 million for the year ended December 31, 2018, compared to $5.1 million for the year ended December 31, 2017. Factors contributing to the change in net loss for the year ended December 31, 2018 compared to the year ended December 31, 2017 were as follows:

Operating revenues

The $45.0 million increase in operating revenues for the year ended December 31, 2018 compared to the year ended December 31, 2017 resulted primarily from increases of $20.4 million in interchange and card revenue, $16.1 million in servicing fees from Customers Bank, $4.7 million in account fees and $3.6 million in university fees. BankMobile Technologies, Inc. was formed in 2016 and a portion of the operations, assets, and liabilities of BankMobile were contributed by Customers Bank to BankMobile Technologies, Inc. on September 30, 2017. Prior to this contribution BankMobile Technologies, Inc. did not have any revenues while its total 2018 operating revenues reflects a full year of operations.

Operating expenses

The $54.5 million increase in operating expenses for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from increases of $20.4 million in technology, communication, and processing, $14.4 million in salaries and employee benefits, $4.6 million in professional services, $4.2 million in other expenses, $4.0 million in provision for operating losses, $3.7 million in merger and acquisition related expenses, $1.7 million in customer related supplies, and $1.2 million in occupancy. We were formed in 2016 and a portion of the operations, assets, and liabilities of BankMobile were contributed by Customers Bank to us on September 30, 2017. Prior to this contribution, our expenses included certain costs related to technology development, but excluded the majority of BankMobile’s operating costs. Our total 2018 operating expenses reflects a full year of operations, including increased investment in our white label partnership.

Income tax expense

Income tax expense was less than $0.1 million for the years ended December 31, 2018 and 2017 resulting from a full valuation allowance recorded on the net deferred tax asset.

OPERATING REVENUES

The table below presents the components of operating revenues for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,			%
(dollars in thousands)	2019	2018	Change	Change
Interchange and card revenue	$28,124	$29,923	$(1,799)	(6.0)%
Servicing fees from Customers Bank	27,425	16,140	11,285	69.9%
Account fees	10,937	6,544	4,393	67.1%
University fees	4,964	4,720	244	5.2%
Other	857	189	668	353.4%
Total operating revenues	$72,307	$57,516	$14,791	25.7%

Interchange and card revenue

The $1.8 million decrease in interchange and card revenue for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from lower activity volumes.

Servicing fees from Customers Bank

The $11.3 million increase in servicing fees from Customers Bank for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from an increase in the negotiated servicing fee from Customers Bank during the year ended December 31, 2019.

Account fees

The $4.4 million increase in account fees for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from an increase in service charges on certain Company serviced deposit accounts relating to a change in the fee structure during the year ended December 31, 2019.

University fees

The $0.2 million increase in university fees for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from an increase in new higher education clients.

Other operating revenues

The $0.7 million increase in other operating revenues for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from the white label partnership.

The table below presents the components of operating revenues for the years ended December 31, 2018 and 2017.

	For the Years Ended December 31,			%
(dollars in thousands)	2018	2017	Change	Change
Interchange and card revenue	$29,923	$9,560	$20,363	213.0%
Servicing fees from Customers Bank	16,140	—	16,140	100.0%
Account fees	6,544	1,827	4,717	258.2%
University fees	4,720	1,127	3,593	318.8%
Other	189	28	161	575.0%
Total operating revenues	$57,516	$12,542	$44,974	358.6%

Interchange and card revenue

The $20.4 million increase in interchange and card revenue for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to us.

Servicing fees from Customers Bank

The $16.1 million increase in servicing fees from Customers Bank for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from a negotiated servicing fee from Customers Bank during the year ended December 31, 2018. There was no similar servicing fee arrangement with Customers Bank during the year ended December 31, 2017.

Account fees

The $4.7 million increase in account fees for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to us.

University fees

The $3.6 million increase in university fees for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to us, as well as an increase in new higher education clients.

Other operating revenues

The $0.2 million increase in other operating revenues for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to us.

OPERATING EXPENSES

The table below presents the components of operating expenses for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,			%
(dollars in thousands)	2019	2018	Change	Change
Technology, communication and processing	$27,310	$30,281	$(2,971)	(9.8)%
Salaries and employee benefits	22,758	14,607	8,151	55.8%
Professional services	10,646	8,301	2,345	28.2%
Provision for operating losses	9,367	5,417	3,950	72.9%
Occupancy	1,791	1,656	135	8.2%
Customer related supplies	1,538	2,117	(579)	(27.4)%
Advertising and promotion	1,354	557	797	143.1%
Merger and acquisition related expenses	100	4,090	(3,990)	(97.6)%
Other	4,744	5,065	(321)	(6.3)%
Total non-interest expense	$79,608	$72,091	$7,517	10.4%

Technology, communications, and processing

The $3.0 million decrease in technology, communication and processing expense for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from successful concentrated cost savings initiatives, partially offset by continued investment to improve and maintain our digital information technology infrastructure and support expanded products and services offered through our white label partnership.

Salaries and employee benefits

The $8.2 million increase in salaries and employee benefits for the year ended December 31, 2019 compared to the year ended December 31, 2018 reflected a $4.4 million increase in gross compensation expense, a $3.1 million reduction in the application of payments under collaborative agreements applied against compensation expense, and a $0.6 million reduction in capitalization of compensation expense. The increase in gross compensation expense reflected an increase of approximately 44 average full-time equivalent team members, with approximately 94% of those roles attributable to expanded products and services offered through our white label partnership, and to a lesser degree to annual merit increases.

Professional services

The $2.3 million increase in professional services for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from consulting services associated with supporting our white label partnership and digital transformation efforts.

Provision for operating losses

The $4.0 million increase in provision for operating losses for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from losses due to an increase in internet-based fraudulent transactions which targeted our serviced checking accounts during the year ended December 31, 2019 and an increase in other disputed charges. Other disputed charges for the year ended December 31, 2019 included funds advanced to the account holders for Regulation E card claims of $4.9 million and Regulation E card claim losses incurred by us of $4.7 million.

The provision for operating losses is comprised of fraud losses and Reg-E card claims. Our focus reducing Reg-E card claim losses has yielded a $400 thousand to $600 thousand (approximately 10%) annual reduction in this expense since acquiring this business in 2016. Our management expects extensive training, system automation and improvements, stricter (and timelier) rules on card authorization, as well as augmenting team member talent with subject matter expertise in systems and controls to drive continued improvement in Reg-E card claim losses. In 2021, we will implement a TalkOff program for cardholders with merchant disputes at an estimated $300k annual savings. Eventually we expect improvements in Reg-E card claim losses to level off, and eventually increase given our expectation for increased card spend activity, which is the primary driver of claims.

The 2019 increase in reflected heightened losses surrounding the launch of a new product; the Company quickly reacted and implemented mitigants, including lengthened hold times and reporting to stop the fraud, identify future fraud early, and implement mitigants. Our run rates since October 2019, have been significantly lower. Under the terms of our current deposit servicing agreement, fraud related losses are reimbursed by our partner bank.

Customer related supplies

The $0.6 million decrease in customer related supplies for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from more favorable terms renegotiated with an existing supplier.

Advertising and promotion

The $0.8 million increase in advertising and promotion expense for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from the promotion of digital banking products and service offerings available through our white label partnership.

Merger and acquisition related expenses

The $4.0 million decrease in merger and acquisition related expenses for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from the termination of the planned spin-off and merger with Flagship Community Bank in October 2018.

The table below presents the components of operating expenses for the years ended December 31, 2018 and 2017.

	For the Years Ended December 31,			%
(dollars in thousands)	2018	2017	Change	Change
Technology, communication and processing	$30,281	$9,914	$20,367	205.4%
Salaries and employee benefits	14,607	237	14,370	6,063.3%
Professional services	8,301	3,728	4,573	122.7%
Provision for operating losses	5,417	1,410	4,007	284.2%
Occupancy	1,656	496	1,160	233.9%
Customer related supplies	2,117	426	1,691	396.9%
Advertising and promotion	557	154	403	261.7%
Merger and acquisition related expenses	4,090	410	3,680	897.6%
Other	5,065	826	4,239	513.2%
Total non-interest expense	$72,091	$17,601	$54,490	309.6%

Technology, communications, and processing

The $20.4 million increase in technology, communication and processing expense for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations and assets of BankMobile to us, as well as increased investment in our digital information technology infrastructure to support expanded products and services offered through our white label partnership.

Salaries and employee benefits

The $14.4 million increase in salaries and employee benefits for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to us, as well as an increase in average full-time equivalent team members, due to increased investment in products and services offered through our white label partnership.

Professional services

The $4.6 million increase in professional services for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to us, as well as increased contractor services associated with investment in our digital information technology infrastructure to support expanded products and services offered through our white label partnership.

Provision for operating losses

The $4.0 million increase in provision for operating losses for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to us. Other disputed charges for the year ended December 31, 2018 included funds advanced to the account holders for Regulation E card claims of $5.4 million and Regulation E card claim losses incurred by us of $5.4 million.

Occupancy

The $1.2 million increase in occupancy for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations and assets of BankMobile to us.

Customer related supplies

The $1.7 million increase in customer related supplies for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to us.

Advertising and promotion

The $0.4 million increase in advertising and promotion expense for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations of BankMobile to us.

Merger and acquisition related expenses

The $3.7 million increase in merger and acquisition related expenses for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the planned spin-off and merger with Flagship Community Bank, which was terminated in October 2018.

Other non-interest expenses

The $4.2 million increase in other non-interest expenses for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily resulted from the full year impact of the September 30, 2017 contribution by Customers Bank of a portion of the operations and assets of BankMobile to us.

INTEREST EXPENSE

The table below presents interest expense for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,			%
(dollars in thousands)	2019	2018	Change	Change
Interest expense	$535	$—	$535	NM

The $0.5 million increase in interest expense for the year ended December 31, 2019 compared to the year ended December 31, 2018 resulted from a $40.0 million borrowing from Customers Bank during the year ended December 31, 2019. There were no interest expense for the years ended December 31, 2018 and 2017.

INCOME TAXES

The table below presents income tax expense and the effective tax rate for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,			%
(dollars in thousands)	2019	2018	Change	Change
Loss before income tax expense	$(7,836)	$(14,575)	$6,739	(46.2)%
Income tax expense	27	28	(1)	(3.6)%
Effective tax rate	(0.3)%	(0.2)%

The table below presents income tax expense and the effective tax rate for the years ended December 31, 2018 and 2017.

	For the Years Ended December 31,			%
(dollars in thousands)	2018	2017	Change	Change
Loss before income tax expense	$(14,575)	$(5,059)	$(9,516)	188.1%
Income tax expense	28	10	18	180.0%
Effective tax rate	(0.2)%	(0.2)%

Income tax expense was less than $0.1 million for the years ended December 31, 2019, 2018 and 2017 resulting from a full valuation allowance recorded on the net deferred tax asset.

FINANCIAL CONDITION

General

Our total assets were $93.3 million at December 31, 2019. This represented a $14.0 million increase from total assets of $79.4 million at December 31, 2018. The increase in total assets was primarily driven by increases of $5.8 million in prepaid expenses and other current assets, $5.2 million in cash and cash equivalents, $2.5 million in accounts receivable, net, and $2.2 million in other assets, offset in part by a decrease in other intangibles, net of $1.1 million.

Total liabilities were $58.7 million at December 31, 2019. This represented a $50.0 million increase from $8.7 million at December 31, 2018. The increase in total liabilities primarily resulted from increases of $40.0 million in borrowings from Customers Bank, $5.4 million in accounts payable and accrued liabilities, $2.5 million in operating lease liabilities, and $2.0 million in other liabilities.

The following table sets forth certain key condensed balance sheet data:

	December 31,			%
(dollars in thousands)	2019	2018	Change	Change
Cash and cash equivalents	$8,586	$3,400	$5,186	152.5%
Accounts receivable, net	10,490	7,969	2,521	31.6%
Receivable from Customers Bank	849	1,418	(569)	(40.1)%
Prepaid expenses and other current assets	8,804	2,993	5,811	194.2%
Premises and equipment, net	638	852	(214)	(25.1)%
Developed software, net	50,478	50,415	63	0.1%
Goodwill	5,259	5,259	—	—%
Other intangibles, net	5,734	6,804	(1,070)	(15.7)%
Other assets	2,478	247	2,231	903.2%
Total assets	93,316	79,357	13,959	17.6%
Accounts payable and accrued liabilities	11,093	5,707	5,386	94.4%
Operating lease liabilities	2,537	—	2,537	NM
Deferred revenue	1,938	1,843	95	5.2%
Borrowings from Customers Bank	40,000	—	40,000	NM
Other liabilities	3,118	1,120	1,998	178.4%
Total liabilities	58,686	8,670	50,016	576.9%
Total shareholders’ equity	34,630	70,687	(36,057)	(51.0)%
Total liabilities and shareholders’ equity	$93,316	$79,357	$13,959	17.6%

Cash and Cash Equivalents

Cash and cash equivalents include restricted cash and non-interest earning deposits. In connection with Customers Bank’s acquisition of the Disbursement business from Higher One that was contributed to us in 2017, we had $1.0 million in an escrow account at December 31, 2019 and 2018 restricted in use with a third party. Non-interest earning deposits consist of cash deposited at Customers Bank and were $7.6 million and $2.4 million at December 31, 2019 and 2018, respectively. The balance of non-interest earning deposits varies from day to day based upon operational needs and strategic investment decisions.

Accounts Receivable, Net

Accounts receivable primarily relates to reimbursements to be received from a white label partner and uncollected university subscription and disbursement service fees. Accounts receivable are recorded at face amounts less an allowance for doubtful accounts. We had no allowance for doubtful accounts on receivables at December 31, 2019 and 2018. At December 31, 2019, accounts receivable totaled $10.5 million compared to $8.0 million at December 31, 2018. The increase primarily resulted from reimbursements to be received from a white label partner.

Receivable from Customers Bank

The receivable from Customers Bank represents an intercompany due to/due from for ongoing operating activities and varies based upon operating activities and the timing of settlements between us and Customers Bank. At December 31, 2019, the receivable from Customers Bank totaled $0.8 million compared to $1.4 million at December 31, 2018.

Prepaid Expenses and Other Current Assets

At December 31, 2019, prepaid expenses and other current assets totaled $8.8 million compared to $3.0 million at December 31, 2018. The increase in prepaid expenses and other current assets primarily resulted from the timing of prepayments to one technology service provider at December 31, 2019, when compared to December 31, 2018.

Premises and Equipment, Net

At December 31, 2019, bank premises and equipment, net of accumulated depreciation and amortization, totaled $0.6 million compared to $0.9 million at December 31, 2018. The decrease primarily resulted from depreciation and amortization expenses of $0.4 million, partially offset by purchases of bank premises and equipment of $0.1 million.

Developed Software, Net

Developed software includes internally developed software and developed software acquired in the Higher One Disbursement business acquisition. Internally developed software and related capitalized work-in-process costs relate to digital platforms for deposit accounts offered or to be offered to deposit customers of Customers Bank. The internally developed software and related capitalized work-in-process are reported on a cost basis and amortized over the software’s expected useful life, which ranges from 3 to 10 years. At December 31, 2019, developed software, net of amortization, totaled $50.5 million compared to $50.4 million at December 31, 2018. The increase primarily resulted from purchases and development of software of $7.9 million, related to our white label partnership, partially offset by amortization expense of $7.8 million.

Goodwill

Goodwill of $5.3 million was recognized from Customers’ acquisition of the Higher One Disbursement business in 2016 and was contributed to us (among other assets and liabilities related to the Higher One Disbursement business). At December 31, 2019 and 2018, goodwill totaled $5.3 million.

Other Intangibles

At December 31, 2019, other intangibles totaled $5.7 million compared to $6.8 million at December 31, 2018. The decrease primarily resulted from amortization expenses of $1.1 million.

Other Assets

At December 31, 2019, other assets totaled $2.5 million compared to $0.2 million at December 31, 2018. The increase primarily resulted from the adoption of ASC 842 — Leases on January 1, 2019, when we recognized a right-of-use asset of $3.5 million, partially offset by amortization of the right-of-use asset of $1.0 million.

Accounts Payable and Accrued Liabilities

At December 31, 2019, accounts payable and accrued liabilities totaled $11.1 million compared to $5.7 million at December 31, 2018. The increase primarily resulted from increases in technology related expense accruals, the accrued interest related to the borrowing from Customers Bank and the amounts associated with the white label partnership at December 31, 2019 compared to December 31, 2018. At December 31, 2019 and 2018, we had no accrued liability for losses associated with fraud or theft-based transactions that have generally been disputed by Company serviced deposit account holders and $147 thousand and $358 thousand for estimated Regulation E card claim losses, respectively.

Operating Lease Liabilities

We lease four office space locations under operating leases, including two leases where Customers Bank is listed on the lease as a lessee, and one lease with an affiliate of Megalith Financial Acquisition Corp. The operating leases consist of lease terms ranging between one and five years, with some leases containing options to renew the leases or extend the term annually or with mutual agreement. At December 31, 2019, operating lease liabilities totaled $2.5 million compared to no operating lease liabilities at December 31, 2018. The increase resulted from the adoption of ASC 842 — Leases on January 1, 2019, when we recognized operating lease liabilities of $3.5 million, partially offset by lease payments made during the year ended December 31, 2019.

Deferred Revenue

Deferred revenue consists of amounts received from clients prior to the performance of services. Deferred revenues are earned over the service period on a straight-line basis. At December 31, 2019, deferred revenue totaled $1.9 million compared to $1.8 million at December 31, 2018.

Borrowings from Customers Bank

During 2019, we entered into a $50 million non-negotiable promissory note and line of credit agreement with Customers Bank to meet operating needs. Under this revolving line of credit, we may borrow up to $50 million, due on demand from Customers Bank, and carries interest equal to 12-month LIBOR plus 204 basis points payable quarterly. At December 31, 2019, we had $40.0 million in borrowings outstanding, which Customers Bank has agreed not to demand principal repayment prior to October 31, 2021, and accrued interest of $0.5 million with Customers Bank included in accounts payable and accrued liabilities.

Other Liabilities

At December 31, 2019, other liabilities totaled $3.1 million compared to $1.1 million at December 31, 2018. The increase primarily resulted from a $2.0 million accrued liability for the settlement of the Department of Education matter, which is discussed within NOTE 16 — LOSS CONTINGENCIES to our audited financial statements.

Shareholder’s Equity

At December 31, 2019, shareholder’s equity totaled $34.6 million compared to $70.7 million at December 31, 2018. The decrease primarily resulted from a capital distribution to Customers Bank of $40.0 million in conjunction with us obtaining a line of credit from Customers Bank and a net loss of $7.9 million, offset in part by capital contributions of $11.8 million from Customers Bank during the year ended December 31, 2019.

CREDIT RISK

Potential concentration of credit risk consists primarily of accounts receivables from white label partners and higher education institution clients. At December 31, 2019 and 2018, a white label partner accounted for 74% and 89% of accounts receivable, respectively.

LIQUIDITY

During the year ended December 31, 2019, we financed our operations primarily through cash flows provided by operating activities and financing activities. During the year ended December 31, 2018, we financed our operations primarily through cash flows provided by financing activities. At December 31, 2019, our primary source of liquidity was our non-interest earning deposit of $7.6 million and $40 million in borrowings under a line of credit from Customers Bank.

We use detailed budgets and forecasts to project future cash needs, making adjustments to the projections when needed. We believe that our current non-interest earning deposit, cash flows from operations and borrowing capacity under our borrowings from Customers Bank will be sufficient to meet our working capital, capital expenditure, and any other capital needs for at least the next 12 months.

The table below summarizes our cash flows for the years indicated:

	For the Years Ended December 31,			%
(dollars in thousands)	2019	2018	Change	Change
Net cash provided by (used in) operating activities	$1,952	$(11,960)	$13,912	(116.3)%
Net cash provided by (used in) investing activities	(8,055)	(19,384)	11,329	(58.4)%
Net cash provided by (used in) financing activities	11,289	24,327	(13,038)	(53.6)%
Net increase (decrease) in cash and cash equivalents	$5,186	$(7,017)	$12,203	(173.9)%

Cash flows provided by (used in) operating activities

Cash provided by operating activities of $2.0 million for the year ended December 31, 2019 primarily resulted from non-cash operating adjustments of $10.8 million, partially offset by a net loss of $7.9 million and operating lease rental payments of $1.0 million. Non-cash operating adjustments consisted primarily of depreciation and amortization of developed software and other assets.

Cash used in operating activities of $12.0 million for the year ended December 31, 2018 primarily resulted from a net loss of $14.6 million and changes in operating assets and liabilities of $3.5 million, partially offset from non-cash operating adjustments of $6.1 million. Non-cash operating adjustments consisted primarily of depreciation and amortization of developed software and other assets.

Cash flows provided by (used in) investing activities

Cash used in investing activities of $8.1 million for the year ended December 31, 2019 primarily resulted from purchases and development of software, related to our white label partnership, of $7.8 million.

Cash used in investing activities of $19.4 million for the year ended December 31, 2018 primarily resulted from purchases and development of software, related to our white label partnership, of $17.6 million and the acquisition of a university relationship intangible asset of $1.5 million.

Cash flows provided by (used in) financing activities

Cash provided by financing activities of $11.3 million for the year ended December 31, 2019 resulted from proceeds from borrowings from Customers Bank of $40.0 million and capital contributions from Customers Bank of $11.3 million, partially offset by a capital distribution to Customers Bank of $40.0 million.

Cash provided by financing activities of $24.3 million for the year ended December 31, 2018 resulted from capital contributions from Customers Bank of $28.2 million, partially offset by a capital distribution to Customers Bank of $3.9 million.

The table below summarizes our cash flows for the years indicated:

	For the Years Ended December 31,			%
(dollars in thousands)	2018	2017	Change	Change
Net cash provided by (used in) operating activities	$(11,960)	$(20,085)	$8,125	(40.5)%
Net cash provided by (used in) investing activities	(19,384)	(4,348)	(15,036)	345.8%
Net cash provided by (used in) financing activities	24,327	34,850	(10,523)	(30.2)%
Net increase (decrease) in cash and cash equivalents	$(7,017)	$10,417	$(17,434)	(167.4)%

Cash flows provided by (used in) operating activities

Cash used in operating activities of $12.0 million for the year ended December 31, 2018 primarily resulted from a net loss of $14.6 million and changes in operating assets and liabilities of $3.5 million, partially offset from non-cash operating adjustments of $6.1 million. Non-cash operating adjustments consisted primarily of depreciation and amortization of developed software and other assets.

Cash used in operating activities of $20.1 million for the year ended December 31, 2017 primarily resulted from a net loss of $5.1 million and changes in operating assets and liabilities of $17.3 million, partially offset from non-cash operating adjustments of $2.3 million. Non-cash operating adjustments consisted primarily of depreciation and amortization of developed software and other assets. Changes in operating assets and liabilities resulted from increased activity following the contribution by Customers Bank in September 2017 of a portion of the operations, assets, and liabilities of BankMobile to us. Please refer to NOTE 1 — DESCRIPTION OF THE BUSINESS to our audited financial statements for additional details related to this contribution.

Cash flows provided by (used in) investing activities

Cash used in investing activities of $19.4 million for the year ended December 31, 2018 primarily resulted from purchases and development of software, related to our white label partnership, of $17.6 million and the acquisition of a university relationship intangible asset of $1.5 million.

Cash used in investing activities of $4.3 million for the year ended December 31, 2017 primarily resulted from purchases and development of software, related to our white label partnership, of $4.2 million.

Cash flows provided by (used in) financing activities

Cash provided by financing activities of $24.3 million for the year ended December 31, 2018 resulted from capital contributions from Customers Bank of $28.2 million, partially offset by a capital distribution to Customers Bank of $3.9 million.

Cash provided by financing activities of $34.9 million for the year ended December 31, 2017 resulted from capital contributions from Customers Bank of $34.9 million. In addition, Customers Bank contributed non-cash assets and transferred liabilities associated with BankMobile of $30.9 million, which is discussed within NOTE 1 — DESCRIPTION OF THE BUSINESS to our audited financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2019, we did not have any off-balance sheet arrangements. As of December 31, 2018, we had off-balance sheet operating lease obligations of $3.6 million.

CONTRACTUAL OBLIGATIONS

The following table sets forth contractual obligations and other commitments representing required and potential cash outflows as of December 31, 2019.

Contractual cash obligations

(amounts in thousands)	Within one year	After one but within three year	After three but within five years	More than five years	Total
On-balance sheet obligations
Operating leases	$1,061	$1,572	$—	$—	$2,633
Borrowings from Customers Bank	—	40,000	—	—	40,000
Total on-balance sheet and contractual cash obligations	$1,061	$41,572	$—	$—	$42,633

MANAGEMENT

Name	Age	Position
Luvleen Sidhu(6)	34	Chief Executive Officer; Chairman of the Board
Robert Diegel	58	Chief Operating Officer
Robert Ramsey	45	Chief Financial Officer
Pankaj Dinodia(1)(2)(4)	36	Director
Mike Gill(3)(5)	69	Director
Aaron Hodari(4)	34	Director
Brent Hurley(2)(3)(6)	41	Director
A.J. Dunklau(1)(5)	37	Director
Marcy Schwab(1)(5)	49	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Class I Director.
(5)	Class II Director.
(6)	Class III Director.

Officers, Directors and Key Employees

Luvleen Sidhu has served as BankMobile’s Chief Executive Officer and Director since 2019. From February 2014 to present, Ms. Luvleen Sidhu served as Chief Strategy Officer and President of BankMobile, which she helped found. Ms. Luvleen Sidhu earned her MBA from the Wharton School of Business of the University of Pennsylvania and her bachelor’s degree from Harvard University. After graduating from Harvard and Wharton she was a management consultant at Booz & co. in their financial services practice. Ms. Luvleen Sidhu is a recognized leader in the industry and was named one of Crain’s New York Business 2020 40 Under 40 and a “Rising Star in Banking & Finance” in 2020. She was previously named Fintech Woman of the Year by Lendit Fintech for 2019. Before attending business school at Wharton, she was an analyst at Neuberger Berman and also worked as a director of corporate development at Customers Bank. While at the company, Ms. Luvleen Sidhu introduced several growth projects, including partnering with a New York City-based start-up to improve the banking experience through innovative technology. Ms. Luvleen Sidhu has been featured regularly in the media including on CNBC, Bloomberg Radio, Yahoo Finance, Fox News Radio and in The Wall Street Journal, Forbes.com, American Banker, Crain’s New York, FoxNews.com, among others.

Bob Ramsey serves as our Chief Financial Officer. From January 2019 to present, Mr. Ramsey served as Chief Financial Officer of BankMobile, during which period he had a dual role and also served as Customers Bancorp’s Director of Investor Relations. From 2017 to 2019, Mr. Ramsey served as Director of Strategic Planning and Investor Relations at Customers Bancorp. Prior to joining Customers Bancorp, Mr. Ramsey served as senior equity research analyst and other roles at FBR Capital Markets for 13 years, where he covered community banks, regional banks, super-regional banks, consumer finance and fintech companies. He previously worked at Wachovia Securities. Mr. Ramsey has his MBA from the College of William and Mary and his bachelor’s degree from Hampden Sydney College.

Robert J. Diegel serves as our Chief Operating Officer. Mr. Diegel became Chief Operating Officer in October 2017 and Director of BankMobile Technologies, Inc. in 2017. From April 2014, Mr. Diegel served in a variety of roles in Customers Bank and BankMobile. Those roles include Director of Banking Operations and Deputy Chief Administrative Officer. Prior to joining Customers Bank, Mr. Diegel served as Senior Vice President — Director of Operations and Cash Management at Firstrust Bank, where he worked from 1990 through 2014 and was a Board member of FIS’ Strategic Payment Counsel from 2009 through 2014. Mr. Diegel earned his Bachelor of Science in accounting from LaSalle University in Philadelphia before attending Georgetown University’s Stonier Graduate School with the American Bankers Association.

Pankaj Dinodia has served as our director since the Business Combination. Since June 2011, Mr. Dinodia has been Chief Executive Officer and founder of Dinodia Capital Advisors, a SEBI-registered financial advisory services firm based in New Delhi, which provides strategic and merger and acquisitions services and works closely with several family offices on global investments and asset allocation. Prior to that, Mr. Dinodia earned his MBA from the Harvard Business School. From July 2008 to July 2009, Mr. Dinodia worked for accounting firm S.R. Dinodia & Co., developing its M&A Advisory practice. From July 2007 to July 2008, Mr. Dinodia helped establish and run Goldman Sachs’ private equity business in India. Prior to that, Mr. Dinodia had served within the Investment Banking Division at Goldman Sachs in New York City since 2005, where he provided mergers and acquisition and investment advisory services to global banks, insurance and fintech companies. He has previously served as the Founder & President of the Wharton Alumni Delhi Chapter as well as on the Executive Board for the Harvard Business School Club of India. Mr. Dinodia graduated magna cum laude at the Wharton School, earning his BS Economics degree with a concentration in finance. He also earned his MBA at the Harvard Business School. We believe that Mr. Dinodia is qualified to serve as a member of the post-Business Combination company board of directors based on his experience in banking, investing and providing strategic advice and mergers and acquisitions advisory services, as well has his experience mentoring start-ups across industries, including those in fintech and consumer industries.

Mike Gill has served as our director since the Business Combination. Mr. Gill is a retired attorney who worked as Managing Director Global Complex Contracting at Accenture LLP from 2003 to October 2016. At Accenture LLP, Mr. Gill headed up a team of over 160 attorneys worldwide, specializing in technology, digital, outsourcing, and systems integration transactions and helping to negotiate and close large and complex customer-facing contracts across the world, including in the financial services industry. Prior to working at Accenture, Mr. Gill practiced as a transactional attorney for over 25 years in Kansas City, Missouri specializing in professional services providers, including consultants, accountants, architects and attorneys. Mr. Gill also has experience in commercial litigation, including malpractice and securities law defense. Mr. Gill earned his BS in Business from University of Missouri and his JD from University of Missouri School of Law. We believe that Mr. Gill is qualified to serve as a member of the post-Business Combination company board of directors based on his legal experience, experience within the financial services industry and significant experience structuring and negotiating complex transactions both domestically and globally.

Aaron Hodari has served as our director since the Business Combination. Mr. Hodari, a CFP and CIMA, is a Managing Director of Schechter. Aaron Hodari works with high net worth individuals, families, business owners, and their advisors to bring them institutional quality investment management and advanced financial planning solutions. Aaron heads the firm’s branch of Private Capital, including deal sourcing, due diligence, deal structuring, and market opportunity identification. He’s also instrumental in the development of correlated and non-correlated investment alternatives, helping identify investment allocations and manager selection. He is a sought-after speaker regarding the tax advantages for hedge funds within Private Placement Life Insurance (PPLI) and Private Placement Variable Annuity (PPVA). Prior to joining Schechter, Aaron worked at BlackRock Financial Management, New York, NY in the Institutional Account Management group where he managed relationships with institutional investors including pension funds, foundations & endowments, and family offices. While there, he specialized in customized fixed-income solutions, commodities, and hedge funds. Aaron graduated from the University of Michigan, where he majored in economics and played lacrosse. He currently sits on the school’s Dean’s Young Alumni Council and he is a member of the CAIS Advisory Council. We believe that Mr. Hodari is qualified to serve as a member of the post-Business Combination company board of directors based on his financial and investment management expertise.

Brent Hurley has served as our director since the Business Combination. Since July 2016, Mr. Hurley has been a serial angel investor in various technology start-up companies and participated in multiple venture funds. Mr. Hurley has been a member of MFA Investor Holdings, the sponsor of MFAC, since 2018. From January 2015 to June 2016, Mr. Hurley was Chief Executive Officer and Co-founder of SayMore, a social network start-up company. From November 2011 to January 2015, Mr. Hurley served as Chief Financial Officer of MixBit, Inc. (previously AVOS Systems), a multinational consumer technology company backed by GV (formerly Google Ventures) and NEA. Prior to that, Mr. Hurley was a founding team member of YouTube for four years until its sale to Google, serving as Director of Finance and Operations from 2005 to 2007 and, following the sale to Google, Manager on the YouTube Strategic Partnerships Team. Prior to that, Mr. Hurley was a buyside securities trader and portfolio accountant at Fisher Investments. Mr. Hurley began his career as an intern at PayPal, Inc. when it had less than 25 employees. Mr. Hurley served on the board of directors of MixBit, a private company, from 2014 to 2018, and has served two 3-year terms on the Board of Trustees at Albright College, and one term on the Harvard Business School Alumni Board. Mr. Hurley earned his BS in Finance & Philosophy from Albright College and his MBA from Harvard Business School. We believe that Mr. Hurley is qualified to serve as a member of the post-Business Combination company board of directors based his extensive experience investing in and developing technology start-up companies and his finance and accounting experience.

A.J. Dunklau has served as our director since the Business Combination and until the Business Combination served as President of Megalith since its inception, and served Chief Executive Officer of Megalith since May 5, 2020. From 2011 through 2017, Mr. Dunklau was an executive at AGDATA, LP, a provider of payment facilitation, information services, and software, which was sold to Vista Equity Partners in 2014. From 2016 to 2017 Mr. Dunklau served as AGDATA’s Chief Strategy Officer and from 2014 to 2016 he served as its Head of Product Management. From 2012 to 2014, Mr. Dunklau served as AGDATA’s Executive Vice President and General Manager of Industry Platforms, and prior to that served as Director of Business Development. From 2005 to 2011, he worked as a management consultant at A.T. Kearney, where he consulted on global projects across a range of industries, including financial services. Mr. Dunklau received his Bachelors of Science in Business Administration from Washington University in St. Louis and an MBA from the Harvard Business School.

Marcy Schwab has served as our director since the Business Combination. Ms. Schwab is the President of Inspired Leadership, LLC, which she founded in 2012. Inspired Leadership, LLC provides consulting, leadership advisory, and executive coaching services to Fortune 500 companies, start-ups, federal, state and local agencies and not-for-profits. Ms. Schwab has also served as principal at thought LEADERS, LLC since 2016, and is a member at Forbes Coaches Counsel. From July 2019 to September 2020, Ms. Schwab served of chief of staff to the CEO of Reserve Trust Company part time, and served as Vice President of Retail Banking at Sallie Mae from 2010 to 2012. Ms. Schwab served in various roles at Capital One, including Senior Vice President, Consumer Segment Lending from 2008 to 2009, Vice President from 2007 to 2008, and Senior Business Director from 1998 to 2007. Ms. Schwab brings over 25 years of experience as a senior executive, consultant, facilitator, and leadership coach. Ms. Schwab earned an MBA from The Wharton School of Business and a Bachelor of Science in Engineering from the University of Pennsylvania. We believe that Ms. Schwab is qualified to serve as a member of the post-Business Combination company board of directors based on her experience as a senior leader at several consumer focused financial services companies.

Corporate Governance Guidelines and Code of Business Conduct

Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on the Corporate Governance portion of the Company’s website. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and officers on the same website.

Board Composition

Our business affairs are managed under the direction of our Board. Our Board consists of seven members, at least a majority of whom qualify as independent within the meaning of the independent director guidelines of the NYSE American. Ms. Luvleen Sidhu and Mr. Hodari are not considered independent.

Our Board is divided into three staggered classes of directors. At each annual meeting of our stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

●	the Class I directors will be Aaron Hodari and Pankaj Dinodia, and their terms will expire at the annual meeting of stockholders to be held in 2021;

●	the Class II directors will be A.J. Dunklau, Marcy Schwab, and Mike Gill, and their terms will expire at the annual meeting of stockholders to be held in 2022; and

●	the Class III directors will be Luvleen Sidhu and Brent Hurley, and their terms will expire at the annual meeting of stockholders to be held in 2023.

Our Charter provides that the Company Board will consist of one or more members, and the number of directors may be increased or decreased from time to time by a resolution of the Company Board. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Company Board may have the effect of delaying or preventing changes in control of the Company.

Each of the Company’s officers will serve at the discretion of the Company Board and will hold office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the persons expected to be directors or officers of the Company upon the consummation of the Business Combination. The Company Board has appointed Pankaj Dinodia as lead director to help management coordinate with the independent directors.

Director Independence

The Company’s Common Stock is listed on the NYSE American. Under the NYSE rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the NYSE rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the NYSE rules.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, we determined that Pankaj Dinodia, Mike Gill, Brent Hurley, A.J. Dunklau, and Marcy Schwab will be considered “independent directors” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act.

Board Leadership Structure

We believe that the structure of our Board and its committees will provide strong overall management of the Company.

Committees of the Company Board

The Company Board has an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Board of Directors is described below. Members serve on these committees until their resignation or until as otherwise determined by the Company Board.

Audit Committee

Each of the members of the Company’s audit committee satisfies the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of the NYSE. The Company also determines that Ms. Schwab qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the NYSE. The Company’s audit committee is responsible for, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing the Company’s policies on and oversees risk assessment and risk management, including enterprise risk management;

●	reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and

●	approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Company Board has adopted a written charter for the audit committee which is available on the Company’s website.

Compensation Committee

Each of the members of the Company’s compensation committee meet the requirements for independence under the applicable rules and regulations of the SEC and rules of the NYSE. The Company’s compensation committee is responsible for, among other things:

●	reviewing, approving and determining the compensation of the Company’s officers and key employees;

●	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Company Board or any committee thereof;

●	administering the Company’s equity compensation plans;

●	reviewing, approving and making recommendations to the Company Board regarding incentive compensation and equity compensation plans; and

●	establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

The Company Board has adopted a written charter for the compensation committee which is available on the Company’s website.

Nominating and Corporate Governance Committee

Each of the members of the nominating and corporate governance committee meet the requirements for independence under the applicable rules and regulations of the SEC and rules of the NYSE. The nominating and corporate governance committee is responsible for, among other things:

●	identifying, evaluating and selecting, or making recommendations to the Company Board regarding, nominees for election to our Board and its committees;

●	evaluating the performance of our Board and of individual directors;

●	considering, and making recommendations to the Company Board regarding, the composition of our Board and its committees;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of the corporate governance practices and reporting;

●	reviewing related person transactions; and

●	developing, and making recommendations to the Company Board regarding, corporate governance guidelines and matters.

Our Board has adopted a written charter for the nominating and corporate governance committee, which is available on our website.

Code of Conduct and Ethics

We have posted our Code of Conduct and Ethics and expect to post any amendments to or any waivers from a provision of our Code of Conduct and Ethics on our website, and also intend to disclose any amendments to or waivers of certain provisions of our Code of Conduct and Ethics in a Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.

Related Person Policy of the Company

The Company has adopted formal written policy providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s nominating and corporate governance committee, subject to the exceptions described below.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy.

Under the policy, the Company will collect information that the Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Conduct, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, our nominating and corporate governance committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of our stockholders, as our nominating and corporate governance committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Our nominating and corporate governance committee has determined that certain transactions will not require the approval of the nominating and corporate governance committee, including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our Common Stock and all holders of our Common Stock received the same benefit on a pro rata basis and transactions available to all employees generally.

EXECUTIVE COMPENSATION

The following sets forth information about the compensation paid to or accrued by our principal executive officer and our two other most highly compensated persons serving as executive officers as of the periods indicated for services rendered for such periods. These executives are referred to as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	RSUs ($)	Stock Options ($)(2)	Bonus ($)	All Other Compensation ($)(3)	Total ($)
Luvleen Sidhu	2020	$275,000	$100,300	$0	$0	$8,100	$383,400
Chief Executive Officer	2019	$275,000	$0	$622,756	$0	$8,019	$905,775
	2018	$250,000	$62,517	$0	$0	$7,500	$320,017
Robert Savino(5)	2020	$250,000	$0	$0	$120,000	$7,319	$377,319
Chief Product and	2019	$250,000	$0	$311,378	$100,000	$7,173	$668,551
Technology Officer	2018	$250,000	$0	$0	$100,000	$6,715	$356,715
Andrew Crawford	2020	$279,292	$0	$0	$0	$8,100	$287,392
Chief Commercial Officer	2019	$279,292	$0	$0	$0	$8,100	$287,392
	2018	$272,480	$54,501	$0	$0	$7,993	$334,974

(1)	BankMobile paid all amounts for fiscal year 2020.
(2)	All stock options relating to Customers Bancorp stock were granted by Customers Bancorp on April 3, 2019 at a grant price of $18.62. Ms. Luvleen Sidhu was awarded 100,000 options. Mr. Savino received 50,000 options. The options were granted pursuant to a 5 year waterfall vesting schedule. Customers Bancorp accelerated vesting at the close of the Business Combination.
(3)	All other compensation reflects 401(K) match.
(5)	Robert Savino’s employment ended on January 13, 2021.

Employment Agreements

We currently have employment agreements in place with Ms. Luvleen Sidhu, our Chief Executive Officer, Andrew Crawford, our Chief Commercial Officer, Robert Diegel, our Chief Operating Officer, and Warren Taylor, our Chief Customer Officer.

Ms. Luvleen Sidhu’s employment agreement has a term of two years and provides for immediate vesting of any equity incentive interests if terminated without cause or terminated for good reason. Ms. Luvleen Sidhu’s employment agreement automatically renews thereafter for successive two year periods unless either the Company or the employee give written notice to the other at least sixty (60) days prior to the end of the applicable term.

Messrs. Crawford, Diegel and Taylor’s employment agreements have a term of one year and provide for accelerated vesting of any equity incentive interests if terminated without cause or terminated for good reason. The employment agreements automatically renew thereafter for successive one-year periods unless either the Company or the employee give written notice to the other at least sixty (60) days prior to the end of the applicable term.

Ms. Luvleen Sidhu is entitled to receive an annual base salary of at least $275,000 pursuant to her employment agreement and incentive compensation in an amount, in such form, and at such time as approved by our Board. Such incentive compensation may take the form of cash payments (“Cash Bonus”), transfers of stock, stock appreciation awards, restricted stock units or stock options. Ms. Luvleen Sidhu is entitled to receive severance compensation in the event of a termination of her employment by the Company without “Cause” or by the executive for “Good Reason” in an amount equal to the sum of her then current base salary plus the average of the annual performance bonus (consisting of both cash and other incentive compensation, but excluding the Company match of any deferred compensation) provided to her with respect to the three (3) fiscal years of the Company immediately preceding the fiscal year of termination, for the greater of two (2) years or the period of time remaining in the applicable term, paid in equal installments on the normal pay dates following Ms. Luvleen Sidhu’s separation from service with the Company, subject to execution of a release of claims. Ms. Luvleen Sidhu is also eligible for employee benefits and shall be entitled to a fraction of any Cash Bonus for the fiscal year of the Company within which Ms. Luvleen Sidhu’s termination of employment occurs which, based upon the criteria established for such Cash Bonus, would have been payable to her had she remained employed through the date of payment.

Messrs. Crawford, Diegel and Taylor are entitled to receive an annual base salary of at least $279,292, $250,000 and $250,000, respectively, pursuant to their respective employment agreement and incentive compensation in an amount, in such form, and at such time as approved by our Board. Each of these executives are entitled to receive severance compensation in the event of a termination of his employment by the Company without “Cause” or by the executive for “Good Reason” in an amount equal to the sum of their then current base salary plus the average of the annual performance bonus (consisting of both cash and other incentive compensation, but excluding the Company match of any deferred compensation) provided to them with respect to the three (3) fiscal years of the Company immediately preceding the fiscal year of termination, for the greater of one (1) year or the period of time remaining in the applicable term, paid in equal installments on the normal pay dates following their separation from service with the Company, subject to execution of a release of claims. Messrs. Crawford, Diegel and Taylor are also eligible for employee benefits and shall be entitled to a fraction of any Cash Bonus for the fiscal year of the Company within which their termination of employment occurs which, based upon the criteria established for such Cash Bonus, would have been payable to them had they remained employed through the date of payment.

Equity Incentive Plan

We have also entered into our 2020 Equity Incentive Plan, which became effective upon the closing of the Business Combination. The Equity Incentive Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, non-employee directors and consultants of us and its affiliates. Additionally, the Equity Incentive Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants. Initially, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the Equity Incentive Plan after the Equity Incentive Plan becomes effective will not exceed 10% of the issued and outstanding shares of our common stock immediately after the closing of the Business Combination.

The maximum number of shares of Common Stock subject to awards granted under the Equity Incentive Plan or any other equity plan maintained by us during any single fiscal year to any non-employee director, taken together with any cash fees paid to the director during the year, will not exceed $300,000 in any calendar year.

The Equity Incentive Plan permits the grant of performance-based stock and cash awards. The Plan Administrator can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain performance goals during a designated performance period.

Director Compensation

For fiscal year 2019, BankMobile did not provide director compensation to its directors. However, all of the directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the BankMobile board of directors. In connection with the Business Combination, we intend to approve and implement a non-employee director compensation policy.

BUSINESS

Overview

Recognizing the product delivery flexibility demanded by the changing needs of the U.S. population in general and the millennial generation in particular, and the low cost of non-traditional distribution channels, Customers Bancorp launched the BankMobile business as a key strategic initiative in January 2015. Today, we offer state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through branchless, nationwide, digital distribution channels.

We were established as the technology arm of Customers Bank to facilitate deposits and banking services between a customer and an FDIC-insured partner bank. Today, we are one of the largest digital banking platforms in the country with over 2 million accounts serving middle income Americans, millennials and “digital natives” looking for a tech savvy banking experience. Our strategy is to generate sustainable revenue streams and “customers for life” through our technology platform and customer experience, which provide consumers with access to a full suite of banking products including checking, savings, personal loans, credit cards and student refinancing. We employ a customer centric approach with a focus on affordability, transparency and consumer friendly products. Our BaaS business model leverages well known partners’ existing students, customer and employee bases to achieve high volume, low cost customer acquisition relative to traditional banking models and provide deposit funding and loan sources to partner banks. Today we are employing this strategy in our Higher Education, White Label, and Workplace Banking businesses. Our digital banking platform includes modern cloud-based technology, proprietary onboarding screening, processing, and account servicing.

Company History

BankMobile Technologies, Inc. was incorporated in May 2016 as a wholly-owned subsidiary of Customers Bank (the “Bank”), a Pennsylvania-state chartered bank and wholly-owned subsidiary of Customers Bancorp, Inc. (NYSE: CUBI), a Pennsylvania corporation (“Customers Bancorp,” and together with the Bank, “Customers”). On September 30, 2017, a portion of the operations, assets, and liabilities related to the BankMobile business were contributed by the Bank to us. On January 4, 2021, we were acquired by Megalith Financial Corporation and changed our corporate name to BM Technologies, Inc. The Bank holds Company-serviced deposit accounts, deposit liabilities and related assets funded by the deposits held pursuant to applicable banking law, which requires that deposit accounts and liabilities are held by a chartered bank. We are not a bank, do not hold a bank charter, and do not have direct banking powers.

As part of its expansion of our business, in June 2016, Customers Bancorp completed the acquisition of Higher One, Inc.’s Refund Management Disbursements Services business (the “Disbursement business”). In connection with this transaction, Customers Bancorp acquired all of the assets of Higher One’s Disbursement business, including all property and equipment, all contractual relationships with education institutions, and all intellectual property and assumed normal business-related liabilities. In addition, Customers Bancorp hired approximately 225 Higher One team members, including team members who previously had managed the Disbursement business. Following the acquisition, as part of the integration of the then-existing BankMobile business and the business acquired from Higher One, Higher One’s OneDisburse product, which was sold to colleges and universities, was rebranded as BankMobile Disbursements, and the OneAccount consumer financial account was replaced with BankMobile Vibe. BankMobile substantially enhanced the features provided with the BankMobile Vibe product and significantly reduced its fees. Our management estimates that they saved students over $100 million in fees, when comparing to the average cost of a checking account as reported by the CFPB, in just the first two years after acquiring the business from Higher One in June 2016. In December 2017, we entered into an agreement to acquire the assets relating to the BlackboardPayTM financial aid credit balance disbursement solution from Blackboard Transact, Inc. for an aggregate purchase price of $1.5 million. BlackboardPay electronically delivered student financial aid to the campus ID credential or a stand-alone prepaid account.

Today, our disbursement business serves as a market leader, with disbursements of over $10 billion annually, on approximately 725 college and university campuses across the United States, consisting of over 5 million signed student enrollments (“SSEs”), representing approximately one in three eligible SSEs throughout all of the higher education institutions in the United States based on the Department of Education’s IPEDS data. Since the acquisition of the Disbursement business from Higher One in June 2016, we have added approximately 960,000 SSEs representing approximately 25% growth to the SSE customer base. Our disbursement services provide not only revenue from fees charged to higher education institutions for those services, but also provide us with the opportunity to convert the students receiving disbursements into long-term customers of our partner bank, such that the partner bank becomes the “bank for life” for graduating and unenrolled students and services the financial needs of graduates throughout their lives, with our Company benefiting from the continued use of the BankMobile platform and through deposit servicing agreements with the partner bank.

The White Label business was commercially launched in April 2019 with T-Mobile through the launch of T-Mobile MONEY. On August 24, 2020, T-Mobile announced that all of the benefits of T-Mobile MONEY were being expanded to include the Sprint customer base that was acquired by T-Mobile.

We recently launched our Workplace Banking business and have signed multiple clients, including BenefitHub, one of the largest HR benefits marketplaces, which provide access to over 6 million potential customers. In this business, we work through benefits brokers and benefit marketplaces to provide our digital banking platform to HR departments around the country as an additional benefit to employees.

On August 3, 2020, we announced a collaboration with Google to introduce digital bank accounts in the Higher Education vertical. It is anticipated that this product will replace the current BankMobile Vibe offering available to students. The digital checking account will be built on top of our existing banking infrastructure and the accounts will be FDIC-insured. Google will provide the front-end user experience, which will have some aspects that is believed to be unique to the higher education market from the standard Google Plex account.

On August 6, 2020, we and Megalith, a special purpose acquisition company, announced that we had entered into a definitive merger agreement. Upon the January 4, 2021 closing of the transaction, the combined company was renamed BM Technologies, Inc. and was listed on the NYSE American. All of our serviced deposits and loans remained at the Bank following the closing of the transaction.

Industry Overview

Banking is one of the largest and most complex industries in the global economy and is characterized by intense competition between incumbent financial institutions, as well as with new challenger banks and non-bank technology providers. With the proliferation of technologies like social media and digital commerce, the industry is engaging with consumers through new channels and methods. The digital transformation is enabling non-bank institutions to partner with technology providers to offer their consumers with an ever-expanding product suite covering traditional banking and lending solutions. Forward-thinking companies are capitalizing on the opportunity to expand solutions for their consumers by partnering with banking as solution providers.

Favorable Industry Trends

The following are important trends that we believe will impact our growth and market opportunity:

●	Shift in Consumer Preferences — Technological advancements have driven a change in consumer banking preferences. Consumers are seeking financial solutions that are more cost-effective and digitally enabled. According to the 2017 Accenture Consumer Retail Banking Survey Summary, one in two consumers switch their primary banks due to discounts and promotions on fees. In addition, according to the 2019 PWC Consumer Banking Survey, one in three consumers switch primary banks for a better interest rate on their deposits.

●	Consumers are Seeking an Affordable Banking Alternative — Consumers are not only seeking, but demanding alternatives to the existing banking landscape. Based on the Cornerstone Performance Report in 2017, Americans are paying $34 billion in overdraft fees a year while one in three Americans is living paycheck to paycheck. Our management believe consumers will continue to adopt digital banking solutions that offer a more cost-effective solution.

●	Consumers Comfort with Mobile Financial Management — Historically, most consumers’ banking activity has been conducted in person at brick and mortar financial institutions, however, as mobile technologies continue to advance, consumers are increasingly using mobile browsers and leveraging native mobile applications. According to the 2019 PWC Consumer Banking Survey, 63% of consumers are using mobile channel more frequently. Our management believes this shift will drive increased demand as a result of the increased convenience for consumers in completing financial transactions and will create long-term client relationships as consumers adopt our mobile banking applications, which we deliver on a white-label basis, customized to our clients’ particular needs.

●	Shift in Consumer Behavior Related to COVID-19 — As a result of the COVID-19 pandemic, our management believes consumer preferences will change for the foreseeable future to prefer digital (e.g., mobile and web) customer experiences as opposed to going into brick and mortar locations for banking needs. We believe that COVID-19 will accelerate the shift towards digital providers, as consumers will be less interested in going into physical locations and handling physical money and more accepting of digital banking. While our year-over-year interchange and card revenue has declined in part due to COVID-19, we expect the accelerated shift to digital banking to outweigh and outlast any short term COVID-19 adverse effects on consumer behavior.

●	Expanding Financial Service Offerings — We believe that more companies will continue to adopt financial service offerings to deepen their relationship with their consumers and grow their revenue opportunity. Our management believes that we are well positioned to deliver banking as a service solutions to these companies.

Competitive Strengths

●	Market Leadership in Disbursements — Our Disbursement business serves as a market leader in higher education student disbursements, serving approximately 725 college and university campuses across the United States, consisting of over 5 million SSEs, representing approximately one in three eligible SSEs throughout all of the higher education schools in the United States. The platform currently supports disbursements through ACH, paper check and transfer into a BankMobile Vibe checking account, with an enhanced digital banking offering planned to launch in 2021 through the Google partnership.

●	High-Volume, Low-Cost Customer Acquisition Strategy — We believe that we acquire customers at significantly lower costs than others in the banking industry through our B2B2C distribution model. We drive customer acquisition and our marketing engine through a differentiated distribution model that leverages both captive distribution channels and our partners’ brand equity to establish trust and accelerate adoption by consumers. We have achieved net customer acquisition cost of less than $10 per customer, which we believe is very attractive compared to other digital banking platforms and traditional retail banks where the cost of acquiring customers is estimated to be between $350 and $1,500 per customer, according to ARK Investment Management LLC’s research.

●	Demonstrated Ability to Integrate Acquisitions — Since inception, we have completed two acquisitions. We have successfully integrated new employees, technology assets and certain contracts from those acquired entities. Our acquisitions of HigherOne’s disbursements business and Blackboard Transact Assets have allowed us to strategically enter new vertical markets and further penetrate existing ones.

●	Differentiated Banking-as-a-Service Platform — Our management team believes that our full BaaS offering is unique in the market. We provide an end-to-end offering that provides access to primary digital banking technology, full-service banking support, compliance, deposit operations, fraud management, customer care, access to partner banks and FDIC insurance. We also anticipate providing an attractive revenue share to our partners by partnering with Durbin Amendment-exempt banks. Our platform is customizable for our white label partners to provide unique customer-centric experiences that can differentiate their product offering and integrate with their existing customer experience.

●	Demonstrated Ability to Establish Relationships with Market Leaders — Leveraging strong industry relationships, a unique customer acquisition model and a proven platform, we have established sticky relationships with market leaders. In April 2019, we launched our first white label banking partnership with T-Mobile. The product enabled T-Mobile to offer its customers a digitally-enhanced bank account, while providing us and our partner banks with low-cost and high-volume customer acquisition opportunities through T-Mobile’s extensive retail customer base. Additionally, in August 2020, we entered into an agreement with Google to launch digital bank accounts for the higher-education market.

●	Deep Understanding of the Banking Landscape — We believe that we are unique in the market given our deep FinTech and banking experience. We have been part of a bank since our inception and have banking DNA and deeply understand and respect the regulatory environment.

●	Experienced Management Team — Our management team is highly experienced, collectively having spent decades in the banking, student disbursements, or related fintech industries with the members of the executive management team averaging 24 years of relevant industry experience. The management team has developed a strong culture of innovation and the ability to execute.

Product and Service Offerings

We generate revenue from our digital banking platform and from disbursement services. The majority of our revenue is generated through customers’ usage of digital checking and savings accounts offered through the banking platform. The largest source of revenue from the digital checking and savings accounts is interchange income, which is paid by the merchant when an account holder uses their debit card. The second largest source of revenue is deposit servicing fees, which are fees paid to us by our partner bank to source and service deposits. The third, and smallest, source of revenue related to the digital checking and savings accounts are account fees that some users may pay to us. Additional sources of our revenue include subscription revenue paid by colleges and universities for disbursement services and subscription and maintenance fees paid by white label banking customers. Approximately 85% of our revenue in 2022 is expected to come from existing business relationships.

“Banking-as-a-Service” Platform Offerings

We connect banking customers to partner banks digitally through our white-label or co-branded apps, websites, and other channels. Customers have access to checking, savings, and lending products, with every feature required for customers to use the BankMobile checking account as their primary bank. We support VIP product pricing, instant virtual and physical debit cards, bill pay, mobile check deposit, money transfers, free access to 55,000 ATMs nationwide, cash deposits to 70,000 MasterCard repower locations, the ability to get paid up to two (2) days early with direct deposit, in-app direct deposit switching, and similar customer friendly technology enabled services.

We provide our partners with the technology to offer a full white-label primary digital banking experience to the end consumer with an omni channel approach (mobile, web, Alexa, etc.). This is delivered through our “Banking-as-a-Service” Platform, which is a modern, native cloud stack that enables our partners to create specialized banking experiences that are embedded in partner’s business and highly differentiated in the marketplace.

We also provide full-service banking support to our partners including deposit operations, compliance, debit card issuance, customer care, fraud management, core processing, ATM access, data analytics and reporting, and access to deposit and lending products from multiple bank partners. Our full-service delivery of digital technology, banking operations, and bank partnerships enables our partners to launch a full financial services marketplace tailored to their business strategy.

Our digital banking product offering is described below:

“Primary-ready” branded digital bank — Support for multiple bank products, including checking and savings accounts, as a financial services marketplace via one cohesive user interface.

Modern omni-channel mobile and web apps — Consistent digital experience across channels.

Frictionless instant signup — Supports integration with partner’s existing sales channels while giving partner customers quick access to banking services.

Path-to-primary prompts — Contextualized early-life experience that guides customers to switch banks across mobile, web, email, and push notifications.

Customized partner rewards — creates differentiated offerings by supporting VIP pricing and aggregated rewards based on customer behavior across both partner and bank products.

Instant Business-to-business-to-customer (B2B2C) disbursements — Supports instant deposit upon account opening to fulfill partner deposit use cases, such as a retail rebate.

Money movement — Support for in-app direct deposit switching, cash load, mobile check deposit, transfers, bill-pay, person-to-person transfer, ATM’s, and virtual/physical debit cards using one simple “Add, Move, Spend” money user experience.

Our “Banking-as-a-Service” technology solution is described below:

Digital Clients — Modern omni-channel mobile banking app and web technologies can be branded per partner.

BaaS Customer HUB — Real-time aggregated platform enables cross-industry, customer-centric experiences such as VIP pricing, gamified offers, multi-product bundling, and contextual digital communications. Enables delivery of a financial services marketplace across multiple banking products from multiple core banking systems in one cohesive customer experience.

Value-added Banking Services — Frictionless customer-oriented signup and risk-based money movement engine optimizes the digital sales funnel across multiple products, while enabling intelligent fraud mitigants that preserve the customer experience.

Partner Integration Layer — Partner application programing interfaces (APIs) allow for deep and customized experiences, such as partner-embedded bank signup and instant monetary disbursements based on a partner offer.

Cloud Native Technology — Enables innovative banking solutions with cost-efficient scale, high reliability, and reuse to multiple partners.

Core Banking Systems — “Primary bank” features at the depth and breadth that bank customers expect.

Disbursement Business

Our Disbursement business assists higher education institutions in their distributions of funds to students. The disbursement business generates subscription revenue from colleges and universities for disbursement services and also generates customers on our digital banking platform who may choose to receive their disbursement in our product called BankMobile Vibe. When a student receives Federal student aid and/or loans, the higher education institution is responsible for handling the application of those funds (“disbursements”). The institutions first apply the disbursements to any allowable charges, such as tuition and related fees, along with room and board or on-campus housing or dining. The excess money becomes a payment to students and is referred to as a refund. Beyond Federal student aid and loans, additional disbursements facilitated by us may include private student loans, PLUS loans (loans in the names of a student’s parents), student payroll, refunds for dropped classes or overpayments, and federal stimulus payments such as the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act. We work with institutions under contract to provide the administrative activities associated with disbursements and payment of refunds, while giving students the option of moving the refund balance to a new BankMobile Vibe account, to their existing bank account through an ACH transfer, or through a disbursed paper check (paper checks are currently offered as a disbursement option to fewer than a third of SSEs).

The Disbursement business handled over $10 billion of payments in 2019 related from higher education institutions that were ultimately transmitted to students. The Disbursement business’ services simplify or eliminate many of the complexities higher education institutions and students face with regard to timing, compliance with regulations, staffing needs, technology demands, audit/record keeping and general customer care, quality assurance and education features associated with tuition, expense reimbursements and personal financial education. Clients are provided access to our proprietary technologies, reporting features, infrastructure and service teams to appropriately and seamlessly handle the disbursements of financial aid and comply with Department of Education laws.

We provide options for the institutions and students as to how refunds are transmitted, including depositing into a new or existing BankMobile Vibe account, to another bank through an ACH transfer, or through a disbursed paper check. In 2019, the BankMobile Vibe account product averaged approximately $500 million in balances for the year and had approximately $2.4 billion in spend volume related to approximately 1 million active bank accounts. The BankMobile Vibe account is a deposit account insured by our FDIC insured partner bank, and provides a MasterCard® Debit card, and other digital banking services and features such as money management tools. BankMobile Vibe is cost competitive and tailored to the campus communities that we serve, providing students with convenient and faster access to disbursement funds. 30% to 35% of our active student accounts have a deposit or spend in 5 out of the last 6 months. Approximately 10% of our active student accounts deposit $300 or more each month into their account, and historically, active student customer retention has been close to 70%.

Strategy

Our BaaS business model leverages partners’ existing customer bases to achieve high volume, low cost customer acquisition in our Higher Education Disbursements, White Label, and Workplace Banking businesses, and provide deposit funding to partner banks. We are targeting to add one new large partner per year and are currently in multiple RFP processes. In all businesses, we strive to acquire, engage, and retain customers at a lower cost than traditional banks. We do this by working with partners, including colleges and universities, white label partners, and large employers and benefits brokers. These three businesses are described below.

Student Banking

Through the Higher Education Disbursement business, we partner with higher education institutions to provide disbursement and other services to their students. These disbursement services provide us with a low cost, high volume customer acquisition opportunity for the digital banking product, as the disbursement and refund process allows us to offer students the option of having their refund deposited into a new or existing BankMobile Vibe account. This opens opportunities for us to create “customers for life,” as the student customers graduate or leave school and continue to use our products and services. In addition, as new students enter higher education institutions each year, we have new opportunities each year to acquire additional customers for our bank partners.

Access to these potential student customers is significantly driven by our relationships with higher education institutions’ IT departments. While our disbursement business serves as a market leader in disbursements on approximately 725 college and university campuses across the United States, an important element of our strategy is to increase the number of higher education institution clients. As part of that strategy, our sales team intends to leverage the Disbursement business’ deep experience in providing the higher education industry with cost-saving disbursement services, with particular focus on higher education institutions that are relying either on inefficient in-house disbursement solutions or service-light software solutions.

The BankMobile Vibe product gives students quick access to their financial aid refunds along with a secure, low-cost, high-value digital banking experience, access to 55,000 free ATMs, and several additional features designed to make it a compelling option for students. Besides being the fastest way for students to get access to their initial deposit, BankMobile Vibe provides account holders with exclusive offers through partnerships with Bartleby, Udemy, and Billshark. Additionally, we believe that we have a one-of-a-kind rewards program that was launched four years ago and recognizes students for good financial behavior and academic achievements. Students earn “stamps” for maintaining a positive balance, setting up balance alerts, allocating a budget and self-reporting their GPA. Each stamp earns an entry into the Student Success Sweepstakes, which awards $10,000 four times a year towards student loan pay-downs.

White Label Banking

A key element of our strategy is the development of additional relationships with white label partners. By providing “Banking-as-a-Service,” we are able to connect non-bank businesses with partner banks to provide them with the technology and banking infrastructure to allow their customers to access banking services, including free checking, and other financial services products they may not have access to otherwise, as well as rewards and incentives the businesses may want to provide to better attract, engage and retain their customers. The white label strategy allows us to leverage many of the assets and expertise developed through providing services through the Disbursement business to higher education institutions, and our management believes that this provides the ability to launch a full-featured digital banking platform at a fraction of the cost of a start up with the flexibility to specialize valuable differentiators per market beyond what a large incumbent bank could support. The white label strategy also allows us to leverage clients’ existing direct-to-consumer relationships and continue to provide additional low-cost and high-volume customer acquisition opportunities.

In February 2017, we entered into our first white label banking partnership with T-Mobile. The product was commercially launched in April of 2019, enabling T-Mobile to offer its customers a digitally-enhanced bank account, while providing us with low-cost and high-volume customer acquisition opportunities through T-Mobile’s extensive retail customer base. The T-Mobile MONEY account currently offers no account fees, and 4% interest on balances up to $3,000 for qualifying T-Mobile customers among other compelling features.

Currently, T-Mobile is our only material white label partner. We have a strong pipeline of other white label partners with an addressable market of over 100 million potential end customers, not including T-Mobile Money customers. The criteria for a white label partner are having strong brand equity, access to millions of customers and a “natural checkout moment” where it makes sense to interject the bank account to improve the customer experience.

Workplace Banking

Similar to white label banking and student banking, in the workplace banking business, we reach end consumers by working with key partners to leverage their existing employee base. In workplace banking, we work with benefits brokers who target Fortune-1000 companies, and also benefit marketplaces, to offer a digital banking platform and financial wellness educational materials to employees, as part of an employer’s broader benefits package. Most recently, we have signed an agreement with “Benefithub,” one of the largest HR benefit marketplaces, which is anticipated to provide access to at least six million employees.

Customers

Higher Education Institutions

The Disbursement business serves as a market leader in disbursements, providing disbursement and payments services to approximately 725 college and university campuses across the United States. The Disbursement business’ products and services address the unique and specific financial transactional, reporting and customer service needs of these higher education institution clients. The services provided by the Disbursement business to these clients include business-to-business features that support those specific institutions. These institutional relationships are essential to the generation of individual customers.

Additional details on the Disbursement business customer base:

●	Approximately 87% schools are public colleges and universities.

●	Nearly half of the campuses served are 2-year schools.

●	We believe that the risk of any significant customer losses due to institutions closing is very low as only 1% of campuses served appear on the U.S. Department of Education’s Heightened Cash Monitoring list.

Retail Customers

Our individual customers currently come primarily through the higher education and white label channels; our workplace banking channel was only recently launched. As our white label and workplace banking businesses further develop, it is expected that additional individual customers will be originated through various white label businesses and relationships with Fortune-1000 employers nationwide. Students and former students typically become customers of ours through the financial aid disbursement process. Students that choose to maintain a BankMobile Vibe bank account have the protection of an FDIC insured deposit account provided by our banking partners and have access to a MasterCard® Debit card and other digital banking services.

●	Approximately 56% of our student account holders are 20-29 years old.

●	Approximately 66% of our student account holders are female.

●	Approximately 24% of our student account holders are employed full time, 36% are employed part-time, and 39% are not employed.

Growth Drivers:

We intend to drive future growth in the following ways:

Further Expand within Higher Education

We expect growth in the Higher Education vertical to be driven by two factors: increased adoption rates; and growth in the SSE base. Card revenue and deposit servicing fees from the higher education vertical are the largest sources of revenue today for us and we expect to be able to expand our revenue in this segment by increasing the adoption rate of BankMobile Vibe accounts. The primary driver in initial sign-ups for BankMobile Vibe accounts is the selection by a student to receive a refund payment through a BankMobile Vibe account as opposed to receiving a check or having an ACH payment sent to a different bank. We believe that as a result of the announced collaboration with Google and additional future partnerships, we will be able to increase the percentage of students that choose to receive their disbursement in a BankMobile Vibe account. Additionally, we also expect to continue to expand our penetration of the market for higher education disbursement services as we expand to serve additional college and university campuses.

Further Expand within White Label and Workplace Banking Verticals

We also expect to grow meaningfully by expanding within our existing white label and workplace banking partners and by signing up additional white label and workplace banking partners. The revenue from both of these verticals represents a small portion of our revenue today and a very large potential market. Additionally, on August 24, 2020 T-Mobile announced that they were expanding the benefits of T-Mobile MONEY to the newly acquired Sprint customer base, which further increases the size of our potential addressable market. We also expect to be able to add additional large white label partners. We have seen significant interest from large companies to offer financial services to its existing loyal customer bases and we believe that our BaaS offering is positioned well to serve this market. We are targeting to add one new large partner per year and are currently in multiple RFP processes.

Expand with Existing Retail Customers

As we generates a substantial number of new customers on an annual basis at a low customers acquisition cost of less than $10 per customer, our management believes that there are significant opportunities to expand our business with those customers beyond primarily checking and savings accounts. Additionally, our management believes that in the future we will be able to generate revenue by extending credit to our customers. We currently have relationships and products built to offer credit cards and loans to our customer base, however this business today is negligible as there is a misalignment in our customer base and the credit criteria for our current partner bank. As a commercial bank, Customers Bank will only extend credit to prime customers. We believe that in the future we will be able to establish partnerships with companies that specialize in extending credit to sub-prime customers, which will allow us to offer credit to a much larger portion of our existing customer base.

Our customer acquisition costs are determined by aggregating the total cost of our sales and marketing departments, which drive new account acquisition, as well as any bounty costs paid to our white label partner to obtain gross costs, which is then reduced by the subscription fees paid to us by colleges and universities, to calculate total customer acquisition costs. This cost is then divided by the number of new active accounts in the period to get a cost per account.

Strategic Acquisitions

We have successfully acquired and integrated two acquisitions. Our acquisitions have contributed meaningfully to our growth, product offerings and industry expertise. We plan to continue to evaluate opportunistic acquisitions that would allow us to either expand our product offerings to existing customers or allow us to enter into new verticals.

Sales and Marketing

Our sales and marketing efforts separately target our key markets, which include higher education institutions and their students, corporate white label partners, workplace lenders and direct to consumer opportunities.

Higher Education Institutions

Our dedicated and experienced sales team actively markets our products and services to higher education institutions in the United States. This team identifies potential new clients through a variety of channels, including industry publications, higher education regional and national tradeshows, partnerships with referral sources, existing client showcase events and through word-of-mouth referrals. The sales process typically includes an extended solicitation period, which can be lengthy, and that usually includes phone conversations, in-person presentations and formal proposals to various levels of administrators. Historically, the primary points of contact at these potential clients have been an institution’s chief financial officer, chief business officer, controller, and bursar.

An important part of our sales effort is educating potential clients about the benefits of our products and services for both the higher education institution and its students. Our management team believes that institutions are attracted to the idea of partnering with us to provide their payment functions because of the resulting operating efficiencies, compliance monitoring, outsourcing of student service phone calls, and the potential benefits to students, such as receiving financial aid disbursements more quickly and conveniently.

Students

Once we enter into a contract with a higher education institution, we begin focusing marketing efforts on the institution’s students. Our consumer-marketing department conducts student-directed marketing efforts with a primary goal of increasing awareness and usage of our services, including both disbursements choices and selection of the BankMobile Vibe account.

We work closely with our higher education institutional clients to communicate the benefits of our products and services through school-branded communications and literature in an effort to make students aware of the BankMobile Vibe benefits before they make a refund selection.

Corporate White Label Partners

We have a direct sales approach for white label opportunities and identify targets through a variety of channels. We target opportunities where we believe we can leverage our deep BaaS experience to successfully support white label companies. Our target market is broad and includes large retail and subscription-based companies with a significant customer base, large member organizations (such as labor unions), financial technology, retail, government, and payroll services.

An important part of our sales effort is educating potential white label partners about the benefits of our products and services and how a digital banking offering can benefit their customers and build brand loyalty. We are in various stages of discussions with multiple companies and have found that these companies are attracted to the idea of partnering with us to provide financial accounts and products as well as payment functions because of the resulting operating efficiencies, brand enhancements, customer retention value, and revenue opportunities that our services provide.

Workplace Banking Partners

We have a direct sales approach for workplace banking opportunities, with a dedicated sales effort targeting nationwide benefits brokers. Those brokers have the nationwide connections with Fortune-1000 companies to sell our products and services in the United States. Financial education and benefits are important to employers today, and with our digital banking platform, employers are able to offer attractive, low cost financial products to their employees along with financial education, and we are able to access their large employee bases.

Customer and Client Service

We are dedicated to addressing the needs of both our higher education institutional clients and student customers. We believe that our multi-pronged approach to providing cost-effective customer service helps support client and customer satisfaction.

Higher Education Institutions

We believe that our sales and marketing efforts are enhanced by providing reliable after-sale service. We provide higher education institutional clients with a variety of service touch points, such as a dedicated relationship manager, administrative support and by hosting conferences. Our dedicated relationship managers are responsible for ensuring strong relationships are maintained with each institutional client and for assisting, supporting and providing updates on the quality and use of our services. Our administrative support is designed to address a range of client issues from client-specific technical questions to client service matters that require management’s attention. During our conferences, clients can meet in person with our management and staff to learn about new features and products, updates to current offerings and build long lasting personal relationships.

Customer Care for Students

We offer phone channels seven (7) days a week and web-based self-service tools for all students, available 24/7. Regardless of refund preference, students have the ability to make or update a refund preference selection, manage notifications, reset their password and update their profile information. Questions can be easily answered through our FAQ database, co-branded student website or 24/7 automated voice response system. In addition, if a student would like to speak with a live agent they can call a toll-free customer service number specifically for college students. We never charge a fee for speaking with a Customer Service Agent. Customer Service is available 8:00 am to 11:00 pm eastern standard time, Monday through Friday, with limited Saturday and Sunday hours as well.

We offer customer service in English and Spanish. In addition, the Automated Services Line (commonly referred to as an “IVR”) is supported in both English and Spanish and provides all students access to a variety of features and functions 24/7/365 via a toll-free phone call. We also support both relay calls and TTY through toll-free customer service.

Key Relationships with Third Parties

We maintain relationships with a number of third parties that provide key services to us. Partnering with these third-party providers allows us to streamline operations and infrastructure and provide a high level of specialized services. Our primary third-party provider relationships are described below.

Customers Bank

Customers Bank is our current bank partner. The Bank holds the FDIC insured deposits that we source and service. The Bank is also the issuing bank on our debit cards, and the Bank pays us a deposit servicing fee for the deposits generated and passes through interchange income earned from debit transactions.

FIS Global

FIS provides back-end account and transaction data processing for BankMobile Vibe accounts and BankMobile Vibe cards and T-Mobile MONEY accounts, including core processing, ACH processing, issuance authorization and settlement, ATM driving and related services. FIS receives a monthly fee for services it provides and for related software licenses.

MasterCard International Incorporated

MasterCard provides the payment network for MasterCard debit cards issued by Customers Bank to our customers. We arrange for the marketing of both embossed and unadorned MasterCard debit cards. We receive various incentives, both directly from MasterCard and FIS (via the NYCE network), for achieving growth targets in the issuance and promotion of accounts.

Ubiquity Global Services

Ubiquity provides English and Spanish customer care and IVR services to us, including inbound and outbound customer care services. Ubiquity Global Services operates via several off-shore Ubiquity managed customer service centers located in the Philippines and El Salvador. Ubiquity receives a monthly fee for the services it provides.

Competition

Consumer Banking Competition

Competition for us exists both at the digital banking product level, which is the product used by consumers, and in the disbursement business and Banking -as-a-Service businesses, which are the channels that we use to acquire digital banking customers.

Our competitive positioning versus both traditional banking channels and other digital banking platform (which often refer to themselves as ‘Challenger Banks’ or ‘Neobanks’) relies on our belief that a B2B2C model not only is more effective in deflecting the cost of acquisition, but also that it can be more successful in getting consumers to open, fund and use their accounts. We do this by working with brands that have large addressable markets and that consumer’s trust with whom they have recurring transactions. Due to our low cost of acquisition and blended offers with partner ecosystems, our consumer products can be competitively priced compared to both physical and digital-only consumer banks, and can provide an offer or reward that may be unique in the industry. Our baseline digital banking experience and related financial products are maintained above or on-par with other consumer banks, which enables us to retain customers at a rate above or on-par with the industry

Customers acquired through our Disbursements products and services have access to traditional bank branches that may have a physical presence near the university and college campuses it serves, large national banks, as well as smaller regional or local banks, digital banks, other student and disbursement businesses, and local and national loan providers. Our BaaS and Workplace Banking products also compete with traditional bank deposit products, branch delivery channels, and digital banks.

There are many Digital Banking Platform competitors that also offer competitive digital checking and savings accounts including Chime, Varo, MoneyLion, N26, and many others. Many of the Digital Banking Platform competitors are backed by large Venture Capital funds and have raised substantial amounts of funding to date.

Student Refund Disbursements — B2B Competition

Our Disbursements products and services compete against all forms of payment, including paper-based transactions (principally checks), electronic transactions such as wire transfers and Automated Clearing House (“ACH”) payments and other electronic forms of payment, including card-based payment systems and banks providing student disbursement services. Many competitors, including Blackboard, TouchNet Information Systems, Inc., Heartland Payment Systems and Nelnet, Inc., provide payment software, products and services that compete with those we offer. Several banks, notably PNC and Bank of America, also provide disbursement services. In addition, the Disbursement business also competes with in-house providers of disbursement services.

Banking-as-a-Service — B2B Competition

Our BaaS business competes with financial solutions delivered in-house by potential partners, with banks that only white-label their charter, with technology firms that may only have a portion of a full financial services solution, by emerging BaaS providers that may be more comprehensive in nature, and by large retail banks that may entertain partner co-brand models. Competitors include Green Dot, BBVA, Wells Fargo, and others. Our main differentiation with all these potential competitors is the ability to provide a proven and comprehensive suite of digital-first financial services, by delivering all the services required for a partner to enter the financial services space, and by highly tailoring the consumer experience, product pricing, and rewards as a differentiating offering inside a partner’s ecosystem.

Intellectual Property

The protection of intellectual property, including trademarks (and particularly those relating to the names associated with our product and service offerings, including “BankMobile,” “BankMobile Vibe” and “BankMobile Disbursements”), patents, copyrights, and domain names is critical to our success. We protect our intellectual property rights by relying on federal, state and common law rights, and also on confidentiality procedures and contractual restrictions to establish and protect our proprietary rights in our products and service offerings. In addition, we have obtained and are in the process of applying for patents and copyrights to protect key elements of our products and delivery methods and believe this intellectual property will allow us to continue to differentiate our business from potential competitors. Effective protection of intellectual property rights is expensive, can frequently result in disputes that may require litigation to resolve, and may not be successful.

Seasonality

Deposits related to our products fluctuate throughout the year due primarily to the relationship between the deposits level and the typical cycles of student enrollment in higher education institutions. Deposit balances typically experience seasonal lows in June and July when student enrollment is lower and experience seasonal highs in September and January when student enrollment is high and individual account balances are generally at their peak.

Employees

As of September 30, 2020, we had approximately 310 employees. All of our employees are located in the United States. None of these employees are represented by any collective bargaining unit or is a party to a collective bargaining agreement.

Properties

At September 30, 2020, we leased two facility locations; Customers Bank is listed on the lease as lessee on one of the locations with efforts to assign to us underway; BankMobile Technologies, Inc. is listed as lessee on the other location. Additionally, we have several employees that currently sit in Customers Bank locations. The table below summarizes these business locations by county and state:

County	State	Leased
Delaware(1)	PA	1
New Haven(2)	CT	1
Total facilities		2

(1)	Includes a 7,326 square foot facility space utilized by our business personnel with a lease expiring in 2022. BankMobile Technologies, Inc. is the lessee on this lease.
(2)	Includes a 23,000 square foot facility space utilized by BankMobile Disbursement and Operations personnel with a lease expiring June 2022. Customers Bank is the lessee on this lease, efforts to assign to us is underway.

Regulation

We are not subject to direct banking regulation, except as a service provider to our partner banks. We are also subject to the regulations of the Department of Education, due to our student Disbursements business, and are periodically examined by them.

Our contracts with most of our higher education institutional clients requires us to comply with numerous laws and regulations, including, where applicable, regulations promulgated by the Department of Education (“ED”) regarding the handling of student financial aid funds received by institutions on behalf of their students under Title IV; FERPA; the Electronic Fund Transfer Act and Regulation E; the USA PATRIOT Act and related anti-money laundering requirements; and certain federal rules regarding safeguarding personal information, including rules implementing the privacy provisions of GLBA. Other products and services offered by us may also be subject to other federal and state laws and regulations.

United States Department of Education

Because we provide services to some higher education institutions that involve handling federal student financial aid funds, we are considered a “third-party servicer” under Title IV of the Higher Education Act of 1965 and the related regulations (“Title IV”), which govern the administration of federal student financial aid programs. Those regulations require a third-party servicer annually to submit a compliance audit conducted by outside independent auditors that cover the servicer’s Title IV activities. Each year we are required to submit a “Compliance Attestation Examination of the Title IV Student Financial Assistance Programs” audit to the ED, which includes a report by an independent audit firm. This yearly compliance audit submission to ED provides comfort to our higher education institution clients that we are in compliance with the applicable third-party servicer regulations. We will also provide this compliance audit report to clients upon request to help them fulfill their compliance audit obligations as Title IV participating institutions.

Under ED’s regulations, a third-party servicer that contracts with a Title IV institution acts in the nature of a fiduciary in the administration of Title IV programs. Among other requirements, the regulations provide that a third-party servicer is jointly and severally liable with its client institution for any liability to ED arising out of the servicer’s violation of Title IV or its implementing regulations. ED is also empowered to limit, suspend or terminate the violating servicer’s eligibility to act as a third-party servicer and to impose significant civil penalties on the violating servicer. We may enter into “Tier 1” arrangements with educational institutions, which are subject to more stringent regulations than certain other (“Tier 2” or “non-covered”) arrangements.

Additionally, on behalf of our higher education institution clients, we are required to comply with ED’s cash management regulations regarding payment of financial aid credit balances to students and providing bank accounts to students that may be used for receiving such payments. Violations of Title IV or its implementing regulations could subject us to sanctions. There is limited enforcement and interpretive history of Title IV regulations.

Banking Regulators

We are not subject to direct banking regulation, except as a service provider to our partner banks.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our common stock by:

●	each person known by us to be the beneficial owner of more than 5% of any class of our common stock;

●	all executive officers and directors of the Company.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

In the table below, percentage ownership is based on 12,200,302 shares of Class A common stock outstanding as of February 10, 2021. The table below does not include the Class A Common Stock underlying the Placement Warrants held or to be held by the Company’s officers or Sponsor because these securities are not exercisable within sixty (60) days. This table also assumes that there are no issuances of equity securities under the 2020 Equity Incentive Plan.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 201 King of Prussia Road, Suite 350, Wayne, PA 19087.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	% of Class
Directors and Named Executive Officers
Luvleen Sidhu(1)	809,248	6.64%
Pankaj Dinodia	0	*
Mike Gill	0	*
Aaron Hodari(2)	0	*
Brent Hurley	10,322	*
A.J. Dunklau	2,064	*
Marcy Schwab	0	*
Robert Ramsey(3)	57,805	*
Robert Diegel(4)	97,612	*
All executive officers and directors as a group (9 individuals)	977,051	8.01%

Greater than Five Percent Holders:
MFA Investor Holdings LLC(5)	1,019,802	8.4%
Jay S. Sidhu(5)(6)	1,288,870	10.1%
Bhanu Choudhrie(5)(7)	1,121,345	9.2%
OxFORD Asset Management LLP(8)	971,487	8.0%
Schechter Private Capital Funds(9)	1,912,599	15.7%

*	Less than 1%

(1)	Includes 809,248 shares that Ms. Luvleen Sidhu was directed from CUBI in connection with a severance agreement she entered into with CUBI, which shares are subject to restrictions on transfer and clawback if Ms. Sidhu does not maintain her service to the Company.

(2)	Mr. Hodari has indirect interest in the shares of common stock of the Company through his ownership of membership interests in Schechter Private Capital, LLC, but does not have voting or dispositive control over the shares and disclaims ownership of any of the shares of common stock of the Company held by Schechter Private Capital Fund I, LLC.
(3)	Includes 57,805 Merger Consideration Shares that Mr. Ramsey was directed from CUBI in connection with a severance agreement he entered into with CUBI, which shares are subject to restrictions on transfer and clawback if Mr. Ramsey does not maintain his service to the Company.
(4)	Includes 96,339 Merger Consideration Shares that Mr. Diegel was directed from CUBI in connection with a severance agreement he entered into with CUBI, which shares are subject to restrictions on transfer and clawback if Mr. Diegel does not maintain his service to the Company.
(5)	MFA Investor Holding LLC is the record holder of 1,019,802 of such shares. Jay S. Sidhu, and Bhanu Choudhrie are the managing members and have voting and investment discretion with respect to such shares. As such, they may be deemed to have beneficial ownership of the shares. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Excludes 300,000 founders shares subject to vesting and forfeiture unless the stock price reaches $15 per share for 20 out of 30 days.
(6)	Includes an estimated 209,068 merger consideration shares that Mr. Sidhu received as a CUBI Stockholder, based on Mr. Sidhu’s reported ownership in CUBI as of November 10, 2020.
(7)	Includes an estimated 101,543 merger consideration shares that Mr. Choudhrie received as a CUBI Stockholder, based on Mr. Choudhrie’s reported ownership in CUBI as of December 17, 2020.
(8)	According to a Schedule 13G filed with the SEC on February 13, 2020, OxFORD serves as investment adviser to OxAM Quant Fund Limited. The address of the principal business office of the reporting person is OxAM House, 6 George Street, Oxford, United Kingdom, OX1 2BW.
(9)	According to a Form 3 filed with the SEC on February 3, 2021, includes 924,423 shares held by Schechter Private Capital Fund I, LLC – Series Q and 988,176 shares held by Schechter Private Capital Fund I, LLC – Series Q2. Schechter Private Capital Fund I, LLC is managed by Schechter Private Capital, LLC. Decisions regarding the voting or disposition of the shares held by the foregoing are made by the President of Schechter Private Capital, LLC, Marc Schechter. Mr. Hodari disclaims ownership of any of the shares of common stock of the Company held by Schechter Private Capital Fund I, LLC. The address of Schechter Private Capital Fund I, LLC-Series Q and Schechter Private Capital Fund I, LLC-Series Q2 is 251 Pierce Street, Birmingham, MI 48009.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 8,872,837 shares of Common Stock (including 6,945,778 shares issuable upon exercise of Warrants) and 6,945,778 Warrants. The Selling Stockholders may from time to time offer and sell any or all of the Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Common Stock or Warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the aggregate number of shares of Common Stock and Warrants beneficially owned, the aggregate number of shares of Common Stock and Warrants that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock and Warrants beneficially owned by the Selling Stockholders after the sale of the securities offered hereby. We have based percentage ownership on 12,200,302 shares of Common Stock outstanding as of February 10, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such Common Stock or Warrants. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Up to 17,250,000 shares of our common stock issuable upon exercise of the Public Warrants are not included in the table below, as the resale of such shares is not registered pursuant to this prospectus.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned Prior to the Sale of Common Stock Offered		Shares of Common Stock Being	Warrants Being	Shares Beneficially Owned After the Sale of Common Stock Offered Hereunder
Name of Selling Stockholder	Hereunder		Offered(1)	Offered	Shares	%
A.J. Dunklau	2,064	(2)	2,064	-	-	*
BC SPAC Holdings, Ltd.	58,286	(2)(10)	58,286	-	-	*
Brent Hurley	10,322	(2)	10,322	-	-	*
Chad Hurley	30,966	(2)	30,966	-	-	*
Chardan Capital Markets, LLC(6)	1,899,573	(4)(5)	-	1,750,000	149,573	*
Eric Frank	4,817	(2)	4,817	-	-	*
Fenway Summer Special Opportunities 2018 LLC	24,085	(2)(11)	24,085	-	-	*
Jay Sidhu	5,171,433	(7)	58,286	-
Kuldeep Malkani	4,129	(2)	4,129	-	-	*
MFA Investor Holdings LLC	4,904,079	(8)	-	3,884,277	1,019,802
Schechter Private Capital Fund I, LLC-Series Q	924,423	(2)(9)	838,150	633,892	86,273	*
Schechter Private Capital Fund I, LLC-Series Q2	988,176	(2)(9)	895,954	677,609	92,222	*
Total Shares			1,927,059	6,945,778

*	Less than 1%
(1)	The amounts set forth in this column are the number of shares of Common Stock that may be offered by each Selling Stockholder using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Stockholder may own beneficially or otherwise.
(2)	Received such shares in connection with the PIPE Financing.
(3)	Received such shares as Merger Consideration.
(4)	Received such shares as consideration for advisory and placement services rendered in connection with the Business Combination.
(5)	Received such shares in lieu of fees for professional services in connection with the Business Combination.
(6)	Chardan Capital Markets is a registered broker-dealer (and FINRA member).
(7)	Includes 1,019,802 Founder shares and 3,884,277 shares of common stock issuable upon exercise of private placement warrants for which MFA Investor Holding LLC is the record holder. Jay S. Sidhu is a managing member and has voting and investment discretion with respect to such shares. As such, he may be deemed to have beneficial ownership of the shares. Mr. Sidhu disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Excludes 300,000 founders shares subject to vesting and forfeiture unless the stock price reaches $15 per share for 20 out of 30 days. Includes an estimated 209,068 merger consideration shares that Mr. Sidhu received as a CUBI Stockholder, based on Mr. Sidhu’s reported ownership in CUBI as of November 10, 2020. Includes 58,286 shares that Mr. Sidhu purchased in the PIPE Financing.
(8)	Consists of 1,019,802 Founder shares and 3,884,277 shares of common stock issuable upon exercise of private placement warrants. Jay S. Sidhu, and Bhanu Choudhrie are the managing members and have voting and investment discretion with respect to such shares. As such, they may be deemed to have beneficial ownership of the shares. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Excludes 300,000 founders shares subject to vesting and forfeiture unless the stock price reaches $15 per share for 20 out of 30 days.
(9)	Schechter Private Capital Fund I, LLC is managed by Schechter Private Capital, LLC. Decisions regarding the voting or disposition of the shares held by the foregoing are made by the President of Schechter Private Capital, LLC, Marc Schechter. Mr. Hodari disclaims ownership of any of the shares of common stock of the Company held by Schechter Private Capital Fund I, LLC. The address of Schechter Private Capital Fund I, LLC-Series Q and Schechter Private Capital Fund I, LLC-Series Q2 is 251 Pierce Street, Birmingham, MI 48009.
(10)	Bhanu Choudhrie has sole voting and disposition power over the shares held by BC SPAC Holdings, Ltd. The address of BC SPAC Holdings, Ltd. is c/o SHRM Trustees (BVI) Limited, Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands.
(11)	Fenway Summer Special Opportunities 2018 LLC is managed by FS Holdings Manager LLC. Decisions regarding the voting or disposition of the shares held by the foregoing are made by Alexander Acree, Rajeev Date and Mark Lefanowicz as Managing Directors of the manager. The address of Fenway Summer Special Opportunities 2018 LLC is 923 15th Street NW, Floor 5, Washington, DC 20005.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

Related Person Policy

Our code of ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations includes any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving us.

In addition, our audit committee, pursuant to its charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction.

Founders Shares

On November 13, 2017, MFA Investor Holdings LLC (the “Sponsor”) purchased 4,312,500 Founder Shares for an aggregate price of $25,000. The Founder Shares automatically converted into shares of Class A Common Stock upon the consummation of the Business Combination. MFA Investor Holdings LLC forfeited 80,278 Founder Shares on September 21, 2018. The Founder Shares forfeited by the Sponsor were cancelled by the Company.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of an initial business combination or (B) subsequent to the initial business combination, (x) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any thirty (30) trading day period commencing at least one-hundred fifty (150) days after the initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Placement Warrants

Concurrently with the closing of the Megalith IPO, the Sponsor and Chardan purchased an aggregate of 6,560,000 Placement Warrants at a price of $1.00 per Placement Warrant (5,810,000 by the Sponsor and 750,000 by Chardan) for an aggregate purchase price of $6,560,000. Each whole Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of equity or equity-linked securities). Concurrently with the underwriter’s partial exercise of the over-allotment, Megalith consummated a private sale of an additional 385,778 Placement Warrants to the Sponsor at a price of $1.00 per Placement Warrant generating gross proceeds of $385,778. The Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. In addition, for as long as the Placement Warrants are held by Chardan or its designees or affiliates, they may not be exercised after five years from August 23, 2018.

Support Services

The Company entered into an agreement whereby, commencing on August 23, 2018 until January 4, 2021, Megalith paid an affiliate of the Sponsor a monthly fee of $2,000 for office space, as well as certain administrative and support services, as may be required by Megalith from time to time. For the nine months ended September 30, 2020 and September 30, 2019, total support services costs incurred were $18,000 in each period.

Megalith paid an entity affiliated with its President and Chief Executive Officer a fee of approximately $7,692 every two weeks until January 4, 2021. A bonus of $78,000 was paid out after the successful completion of the Megalith IPO. The total amount of expense incurred to this entity was $150,000 for each of the nine months ended September 30, 2020 and September 30, 2019.

Sponsor Share Letter

Pursuant to a letter agreement (the “Sponsor Share Letter”) the Sponsor entered into concurrently with the Merger Agreement, with Megalith and BankMobile, at the consummation of the Business Combination, the Sponsor forfeited 2,932,222 of its Founder Shares, subjected an additional 300,000 of its Founder Shares to potential vesting and forfeiture based on a stock-price based earnout over a seven year period from the Closing, and transferred 101,703 of its Founder Shares to stockholders of Customers Bank at Closing. Sponsor also transferred 178,495 of its Founder shares and 1,311,501 private placement warrants to certain investors in the PIPE Financing.

Registration Rights

The holders of Megalith’s founder shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any shares of Class A Common Stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement, requiring us to register such securities for resale (in the case of the founder shares, only after conversion to Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by us, and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. In the case of the founder shares, the lock-up period will expire on the earlier of (A) January 4, 2022, or (B) (x) if the last sale price of Megalith’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one-hundred fifty (150) days after January 4, 2021, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. In the case of the private placement warrants and the respective Class A Common Stock underlying such warrants, the lock-up period will expire thirty (30) days after January 4, 2021. In the case of Chardan, in addition to the foregoing restriction on transfer of the private placement warrants until thirty (30) days after January 4, 2021, the private placement warrants purchased by Chardan shall not be sold during the offering, or sold, transferred, assigned, pledged or hypothecated for a period of one-hundred eighty (180) days immediately following the date of effectiveness of the registration statement of which this prospectus forms a part or commencement of sales of this offering, except to any member participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described in this sentence for the remainder of the time period. Additionally, the private placement warrants purchased by Chardan shall not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of one-hundred eighty (180) days immediately following the date of effectiveness of the registration statement of which this prospectus forms a part or commencement of sales of this offering. Furthermore, notwithstanding the foregoing, pursuant to FINRA Rule 5110 Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion. We will bear the expenses incurred in connection with the filing of any such registration statements.

Customers Bank

Prior to the Business Combination, we were a wholly-owned subsidiary of Customers Bank, which is the wholly-owned bank subsidiary of Customers Bancorp. Luvleen Sidhu is the daughter of Mr. Jay Sidhu, the Chairman & CEO of Customers Bancorp and the Executive Chairman of Customers Bank. Mr. Jay Sidhu also is deemed to have beneficial ownership of over 5% of our stock. Ms. Luvleen Sidhu has served as our Chief Executive Officer since January 2020 and was previously our President and Chief Strategy Officer. For a summary of Ms. Luvleen Sidhu’s compensation, bonus and equity award grants, see the section entitled “Executive Compensation.”

Jay Sidhu is the Chairman & CEO of Customers Bancorp and Executive Chairman of Customers Bank. Mr. Jay Sidhu also served the Executive Chairman of the board of directors of Megalith through August 7, 2020, and is a member of the Sponsor.

Samvir Sidhu is Head of Corporate Development of Customers Bancorp and Vice Chairman & Chief Operating Officer of Customers Bank. He also served on the board of directors of Megalith and is a member of the Sponsor. Mr. Samvir Sidhu is the son of Mr. Jay Sidhu and brother of Ms. Luvleen Sidhu.

Bhanu Choudhrie serves on the board of directors of Customers Bancorp. Mr. Choudhrie also served on the board of directors of Megalith prior to the Business Combination.

Customers Bancorp, Customers Bank, and BankMobile were parties to an Amended and Restated Intercompany Services Agreement (“Intercompany Agreement”) until it was terminated upon the consummation of the Business Combination.

Customers Bank and BankMobile were subject to a Non-Negotiable Demand Promissory Note and Line of Credit Agreement (“Intercompany Note”) until it was terminated upon the consummation of the Business Combination.

Effective upon the consummation of the Business Combination, we entered into with Customers Bank the Transition Services Agreement, Licensing Agreement, Deposit Processing Services Agreement, Non-Competition Agreement and Loan Agreement.

Transition Services Agreement

On January 4, 2021, we entered into that certain Transition Services Agreement (the “Transition Services Agreement”) with Customers Bank, pursuant to which each party agrees for a period of up to twelve months to provide certain transition services listed therein to the other party. In consideration for the services, we will pay Customers Bank a service fee of $12,500 per month, plus any expenses associated with the services. We may terminate the Transition Services Agreement without penalty with at least 30 days advance written notice if we determine there is no longer a business need for the services.

License Agreement

On January 4, 2021, we entered into that certain Software License Agreement (the “License Agreement”) with Customers Bank, providing that we grant a non-exclusive, nontransferable, royalty-free license to use the mobile banking technology to Customers Bank for a period of ten years. The License Agreement may be terminated upon either party’s uncured material breach, provided that if the agreement is terminated for our uncured material breach, then we shall pay Customers Bank an early termination fee equal to the product of $10 million, and the number of whole months remaining in the term divided by 120. The license is subject to certain other restrictions on use and customary conditions set forth in the License Agreement.

Deposit Servicing Agreement

On January 4, 2021, we entered into that certain Deposit Processing Services Agreement (the “Deposit Servicing Agreement”) with Customers Bank, providing that Customers Bank would establish and maintain deposit accounts and other banking services in connection with customized products and services offered by us, and we would provide certain other related services in connection with the accounts. The initial term continues until December 31, 2022, which shall automatically renew for additional three year terms unless either party gives written notice of nonrenewal within 180 days prior to the expiration of the term. The Deposit Servicing Agreement may be terminated early by either party upon material breach, upon notice of an uncured objection from a regulatory authority, or by us upon 90 days’ written notice upon the satisfaction of certain conditions. As compensation, Customers Bank will retain any and all revenue generated from the funds held in the deposit accounts, and Customers Bank will pay us a monthly servicing fee equal to 150 basis points for deposit servicing and 150 basis points for net interest margin sharing, and a monthly interchange fee equal to all debit card interchange revenues on demand deposit accounts generated by us for Customers Bank plus the difference between Durbin Exempt and Durbin regulated interchange revenue, as determined pursuant to the Deposit Servicing Agreement.

Non-Competition Agreement

On January 4, 2021, Customers Bank entered into that certain Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”) in favor of and for the benefit of us, our subsidiaries and each of their respective affiliates and successors (each, a “Covered Party”), providing that Customers Bank will not for a period of 4 years after the closing of the Business Combination directly or indirectly engage in the “Business” (as defined in the Non-Competition Agreement) in the Territory (as defined in the Non-Competition Agreement), except for white label digital banking services with previously identified parties and passive investments of no more than 2% of a class of equity interests of a competitor that is publicly traded. Customers Bank also agreed not to directly or indirectly hire or solicit any employees of a Covered Party.

Indemnification Agreements

On January 4, 2021, we entered into standard indemnification agreements with each of our senior officers and directors, requiring us to indemnify him or her against certain liabilities that may arise by reason of their service to us, to the fullest extent permitted by Delaware law.

Loan Agreement

On January 4, 2021, we and our subsidiary BTMX, Inc. entered into a Loan Agreement (the “Debt Agreement”) with Customers Bank (the “Lender”) providing for a line of credit of up to $10 million, subject to a borrowing base requirement based on our and our subsidiary’s accounts receivables. Borrowings made under the Debt Agreement are subject to an interest rate equal to the 1-month London Interbank Offered Rate plus 375 basis points, and are secured by our and our subsidiary’s assets. Borrowed funds may be repaid at any time without penalty. Concurrent with signing the Debt Agreement, we drew approximately $5.4 million under the Debt Agreement to refinance intercompany debt owed by BankMobile to Customers Bank immediately prior to the Closing.

DESCRIPTION OF CAPITAL STOCK

Capital Stock of the Company

The following summary sets forth the material terms of our securities. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our charter and bylaws. We urge you to read our charter and bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our charter authorizes the issuance of 1,010,000,000 shares, consisting of:

●	10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); and

●	1,000,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”).

Common Stock

There are approximately 12,200,302 shares of Common Stock outstanding, not including shares of Common Stock underlying our Warrants. All shares of Common Stock are fully paid and non-assessable.

Voting rights. Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to our charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Common Stock, then outstanding, if any.

Other rights. The holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of any shares of the Preferred Stock we may issue in the future.

Preferred Stock

No shares of Preferred Stock are issued or outstanding immediately. Our charter authorizes our Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Common Stock. Our Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Common Stock. At present, we have no plans to issue any Preferred Stock.

Dividends

The payment of future dividends on the shares of Common Stock will depend on our financial condition subject to the discretion of our Board. See “Market Information for Common Stock and Dividend Policy.”

Anti-Takeover Effects of the Amended Charter, the Bylaws and Certain Provisions of Delaware Law

Our charter, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of our Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Common Stock. Our charter provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special shareholders meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of our Board then in office, except that one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which will apply if and so long as the Common Stock remains listed on the NYSE American, require stockholder approval of certain issuances to related parties. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

Our charter provides that our Board will determine the number of directors who will serve on the board. The exact number of directors will be fixed from time to time by a majority of our Board. Upon adoption of our charter, our Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the closing of the Business Combination. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the closing of the Business Combination, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on our Board.

In addition, our charter provides that any vacancy on our Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to any rights of the holders of Preferred Stock.

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting our Board will shorten the term of any incumbent director.

Business Combinations

We have elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, our charter provides that we will not engage in any “business combinations” (as defined in our charter), at any point in time at which our Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, with any “interested stockholder” (as defined in the Amended Charter) for a three-year period after the time that such person became an interested stockholder unless:

●	prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to such time, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of our outstanding voting stock which is not owned by the interested stockholder.

Under our charter, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. Our charter expressly excludes Customers Bank, certain of its respective transferees and its respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by it. Under certain circumstances, such provisions in our charter make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in our charter could have an anti-takeover effect with respect to certain transactions which our Board does not approve in advance. Such provisions may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum

Our charter provides that at any meeting of our Board, a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless our charter expressly authorizes cumulative voting. Our charter does not authorize cumulative voting.

General Stockholder Meetings

Our charter provides that special meetings of stockholders may be called only by or at the direction of our Board, the Chairman of the Board or the Chief Executive Officer.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of our stockholders following the adoption of the bylaws, the date of the preceding annual meeting will be deemed to be May 31 of the preceding calendar year). The bylaws also specify requirements as to the form and content of a stockholder’s notice. The bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Supermajority Provisions

Our charter and bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our charter. Any amendment, alteration, rescission or repeal of the bylaws by our stockholders requires the affirmative vote of the holders of at least 66⅔% in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s charter, unless the charter requires a greater percentage. Our charter provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 ⅔% in voting power all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:

●	the provisions providing for a classified Board (the election and term of directors);

●	the provisions regarding filling vacancies on the Board and newly created directorships;

●	the provisions regarding resignation and removal of directors;

●	the provisions regarding calling special meetings of stockholders;

●	the provisions regarding stockholder action by written consent;

●	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

●	the provisions regarding the election not to be governed by Section 203 of the DGCL;

●	the provisions regarding competition and corporate opportunities; and

●	the amendment provision requiring that the above provisions be amended only with a 66⅔% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

Our charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers or directors. Our charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers or directors or their respective affiliates, other than those officers, directors or affiliates who are employees of us or our subsidiaries. Our charter provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our charter does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless (x) we would be permitted to undertake the opportunity, financially, legally and contractually, (y) the opportunity would be in line with our business and (z) the opportunity is one in which we have interest or reasonable expectancy.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws and indemnification agreements we have entered into with our officers and directors provide that we must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our charter and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving us or any our directors, officers or employees for which indemnification is sought.

Warrants

As of the Business Combination closing date, there were 24,195,778 Warrants to purchase our common stock outstanding, consisting of 17,250,000 Public Warrants and 6,945,778 Private Warrants. Each whole warrant entitles the registered holder to purchase one whole share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, as amended on the Business Combination closing date, each whole warrant to purchase one share of Megalith A Common Stock became a warrant to purchase one share of our common stock. Pursuant to the Warrant Agreement (as amended), a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. The Private Warrants are identical to the warrants sold as part of the units in the IPO, except that the Private Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, Chardan Capital Markets, LLC or their permitted transferees.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed to use our reasonable best efforts to maintain the effectiveness of this registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement.

Notwithstanding the above, if the common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants

Once the Warrants become exercisable, we may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

●	if, and only if, the last reported sale price of common stock equals or exceeds $24.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $24.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Registration Rights

In connection with the PIPE Investment, we agreed to file a registration statement covering the shares purchased by the PIPE Investors.

Transfer Agent and Registrar

Our transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Listing

Our Common Stock and Public Warrants are listed on the NYSE American under the symbols “BMTX” and BMTX.W,” respectively.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our common stock who are initial purchasers of such common stock pursuant to this offering and hold the common stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our common stock and any consideration received by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more (by vote or value) of our shares;

●	persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;

●	persons holding our common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

●	tax-exempt entities;

●	controlled foreign corporations; and

●	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. Long-term capital gains recognized by non- corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

The Selling Stockholders, which, as used herein, includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock and/or Warrants on NYSE American or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their shares of our Common Stock or our Warrants:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in underwritten transactions;

●	settlement of short sales entered into after the date of this prospectus;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price;

●	distribution to members, limited partners or stockholders of Selling Stockholders;

●	“at the market” or through market makers or into an existing market for the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our Common Stock or our Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares or Warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or Warrants or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Stockholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of our Common Stock or Warrants offered by them will be the purchase price of our Common Stock or Warrants less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of our Common Stock or Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock or Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of our Common Stock or Warrants may be underwriting discounts and commissions under the Securities Act. If any selling security holder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling security holder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Common Stock or Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock or Warrants.

The Selling Stockholders may use this prospectus in connection with resales of our Common Stock and Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our Common Stock or Warrants and any material relationships between us and the Selling Stockholders. The Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with our Common Stock or Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of our Common Stock or Warrants.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of Common Stock or Warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable Common Stock or Warrants pursuant to the distribution through a registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Washington, DC.

EXPERTS

The balance sheets of Megalith Financial Acquisition Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2019, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of BankMobile Technologies, Inc. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 included in this registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is https://ir.bmtxinc.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Page No.
Audited Financial Statements of BankMobile Technologies, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2019 and December 31, 2018	F-3
Statement of Operations for the Years Ended December 31, 2019, 2018 and 2017	F-4
Statement of Changes in Shareholder’s Equity for the Years Ended December 31, 2019, 2018 and 2017	F-5
Statement of Cash Flows for the Years Ended December 31, 2019, 2018 and 2017	F-6
Notes to Audited Financial Statements	F-7

Unaudited Interim Financial Statements of BankMobile Technologies, Inc.
Unaudited Balance Sheet as of September 30, 2020 and December 31, 2019	F-37
Unaudited Statement of Operations for (i) the Three Months Ended September 30, 2020 and September 30, 2019, and (ii) the Nine Months Ended September 30, 2020 and September 30, 2019	F-38
Unaudited Statement of Changes in Shareholders’ Equity for (i) the Three Months Ended September 30, 2020 and September 30, 2019, and (ii) the Nine Months Ended September 30, 2020 and September 30, 2019	F-39
Unaudited Statement of Cash Flows for the Nine Months Ended September 30, 2020 and September 30, 2019	F-40
Notes to Unaudited Interim Financial Statements	F-41

Audited Financial Statements of Megalith Financial Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-55
Balance Sheets as of December 31, 2019 and December 31, 2018	F-56
Statements of Operations for the Years Ended December 31, 2019 and December 31, 2018	F-57
Statements of Changes in Shareholder’s Equity for the Years Ended December 31, 2019 and December 31, 2018	F-58
Statements of Cash Flows for the Years Ended December 31, 2019 and December 31, 2018	F-59
Notes to Financial Statements	F-60

Unaudited Interim Consolidated Financial Statements of Megalith Financial Acquisition Corp.
Consolidated Balance Sheets as of September 30, 2020 (Unaudited) and December 31, 2019	F-72
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2020 and 2019 (Unaudited)	F-73
Consolidated Statements of Changes in Stockholders’ Equity for the Three and Nine Months Ended September 30, 2020 and 2019 (Unaudited)	F-74
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2020 and 2019 (Unaudited)	F-75
Notes to Consolidated Financial Statements (Unaudited)	F-76

Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

Shareholder and Board of Directors
BankMobile Technologies, Inc.
West Reading, Pennsylvania

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BankMobile Technologies, Inc. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2018.

Philadelphia, Pennsylvania

September 21, 2020

BANKMOBILE TECHNOLOGIES, INC.
BALANCE SHEETS
(amounts in thousands, except share and per share data)

	December 31,
	2019	2018
ASSETS
Non-interest earning deposit	$7,586	$2,400
Restricted cash	1,000	1,000
Cash and cash equivalents	8,586	3,400
Accounts receivable, net	10,490	7,969
Receivable from Customers Bank	849	1,418
Prepaid expenses and other current assets	8,804	2,993
Total current assets	28,729	15,780
Premises and equipment, net	638	852
Developed software, net	50,478	50,415
Goodwill	5,259	5,259
Other intangibles, net	5,734	6,804
Other assets	2,478	247
Total assets	$93,316	$79,357
LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities:
Accounts payable and accrued liabilities	$11,093	$5,707
Borrowings from Customers Bank	40,000	—
Current portion of operating lease liabilities	1,001	—
Deferred revenue	1,938	1,843
Total current liabilities	54,032	7,550
Operating lease liabilities	1,536	—
Other liabilities	3,118	1,120
Total liabilities	$58,686	$8,670
Commitments and contingencies (NOTE 16)
Shareholder’s equity:
Common stock, par value $1.00 per share; 100,000,000 shares authorized; 100 shares issued and outstanding	$—	$—
Additional paid in capital	62,165	90,359
Accumulated deficit	(27,535)	(19,672)
Total shareholder’s equity	34,630	70,687
Total liabilities and shareholder’s equity	$93,316	$79,357

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	For the Years Ended December 31,
	2019	2018	2017
Operating revenues:
Interchange and card revenue	$28,124	$29,923	$9,560
Servicing fees from Customers Bank	27,425	16,140	—
Account fees	10,937	6,544	1,827
University fees	4,964	4,720	1,127
Other	857	189	28
Total revenues	72,307	57,516	12,542
Operating expenses:
Technology, communication and processing	27,310	30,281	9,914
Salaries and employee benefits	22,758	14,607	237
Professional services	10,646	8,301	3,728
Provision for operating losses	9,367	5,417	1,410
Occupancy	1,791	1,656	496
Customer related supplies	1,538	2,117	426
Advertising and promotion	1,354	557	154
Merger and acquisition related expenses	100	4,090	410
Other	4,744	5,065	826
Total expenses	79,608	72,091	17,601
Loss from operations	(7,301)	(14,575)	(5,059)
Non-operating expenses:
Interest expense	535	—	—
Loss before income tax expense	(7,836)	(14,575)	(5,059)
Income tax expense	27	28	10
Net loss	$(7,863)	$(14,603)	$(5,069)

Basic and diluted loss per common share	$(78,630)	$(146,030)	$(50,690)

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.
STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
For the Years Ended December 31, 2019, 2018 and 2017
(amounts in thousands, except share data)

	Common Stock
	Shares of Common Stock Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance, December 31, 2016	100	—	$—	$—	$—
Net loss	—	—	—	(5,069)	(5,069)
Capital contribution from Customers Bank	—	—	65,781	—	65,781
Balance, December 31, 2017	100	—	65,781	(5,069)	$60,712
Net loss	—	—	—	(14,603)	(14,603)
Capital contribution from Customers Bank	—	—	28,474	—	28,474
Capital distribution to Customers Bank	—	—	(3,896)	—	(3,896)
Balance, December 31, 2018	100	—	90,359	(19,672)	70,687
Net loss	—	—	—	(7,863)	(7,863)
Capital contribution from Customers Bank	—	—	11,806	—	11,806
Capital distribution to Customers Bank	—	—	(40,000)	—	(40,000)
Balance, December 31, 2019	100	$—	$62,165	$(27,535)	$34,630

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS
(amounts in thousands)

	For the Years Ended December 31,
	2019	2018	2017
Cash Flows from Operating Activities
Net loss	$(7,863)	$(14,603)	$(5,069)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of premises and equipment	405	348	162
Amortization of developed software	7,801	4,462	1,842
Amortization of other intangible assets	1,070	1,064	249
Amortization of right-of-use assets	1,023	—	—
Operating lease rental payments	(1,011)	—	—
Share based compensation expense	517	251	2
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(2,521)	(6,718)	(1,362)
(Increase) decrease in prepaid expenses and other current assets	(5,811)	(1,380)	(1,295)
(Increase) decrease in receivable from Customers Bank	569	3,253	(8,189)
(Increase) decrease in other assets	240	2,968	(28)
Increase (decrease) in Disbursement purchase payment escrowed	—	(5,000)	(5,000)
Increase (decrease) in accounts payable and accrued liabilities	5,440	5,707	(2,570)
Increase (decrease) in deferred revenue	95	(160)	(864)
Increase (decrease) in other liabilities	1,998	(2,152)	2,037
Net Cash Provided by (Used in) Operating Activities	1,952	(11,960)	(20,085)
Cash Flows from Investing Activities
Purchases and development of software	(7,864)	(17,584)	(4,165)
Purchases of premises and equipment	(191)	(298)	(183)
Acquisition of university relationship intangible asset	—	(1,502)	—
Net Cash Provided by (Used in) Investing Activities	(8,055)	(19,384)	(4,348)
Cash Flows from Financing Activities
Proceeds from borrowings from Customers Bank	40,000	—	—
Capital contribution from Customers Bank	11,289	28,223	34,850
Capital distribution to Customers Bank	(40,000)	(3,896)	—
Net Cash Provided by (Used in) Financing Activities	11,289	24,327	34,850
Net Increase (Decrease) in Cash and Cash Equivalents	5,186	(7,017)	10,417
Cash and Cash Equivalents – Beginning	3,400	10,417	—
Cash and Cash Equivalents – Ending	$8,586	$3,400	$10,417

Supplementary Cash Flow Information:
Income taxes paid, net of refunds	$(7,522)	$690	$—

Noncash Operating, Investing and Financing Activities:
Acquisition of right-of-use assets and related operating lease liabilities	$36	$—	$—
Share based compensation recorded as capital contribution from Customers Bank (NOTE 12)	$517	$251	$2
Contribution of non-cash assets and transfer of liabilities from Customers Bank (NOTE 1)	$—	$—	$30,929

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF THE BUSINESS

BankMobile Technologies, Inc. (“BMT”) is a Pennsylvania corporation, incorporated in May 2016, and a wholly-owned subsidiary of Customers Bank (the “Bank”). The Bank is a Pennsylvania state chartered bank and a wholly-owned subsidiary of Customers Bancorp, Inc. (the “Bancorp” or “Customers Bancorp”), a bank holding company, collectively referred to as “Customers” herein.

Customers operates two reportable business segments: (i) Customers Bank Business Banking and (ii) the BankMobile business segment (“BankMobile”). The BankMobile business segment provides state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through digital channels.

BMT was established as the financial technology arm of BankMobile in order to facilitate deposits and banking services between a customer and an FDIC insured partner bank. BMT’s Banking-as-a-Service (“BaaS”) business model leverages partners’ existing customer bases to achieve high volume, low cost customer acquisition in its Disbursement, White Label, and Workplace Banking businesses.

On September 30, 2017, a portion of the operations, assets and liabilities of BankMobile were contributed by the Bank to BMT. The Bank holds BMT serviced deposit accounts, deposit liabilities and related assets funded by the deposits held pursuant to applicable banking law, which requires deposit accounts and liabilities to be held only by a chartered bank. BMT is not a bank, does not hold a bank charter, and it does not provide banking services. The following table summarizes the assets, liabilities and net assets contributed by Customers to BMT as of September 30, 2017:

(amounts in thousands)
Assets contributed:
Restricted cash	$10,000
Non-interest earning deposit	2,907
Accounts receivable	1,444
Premises and equipment	881
Developed software	34,970
Goodwill	5,259
Other intangibles	6,615
Prepaid expenses and other assets	1,567
Total assets contributed	63,643

Liabilities assumed:
Disbursement purchase payments escrowed	10,000
Deferred revenue	2,499
Payable to Customers Bank	3,074
Accrued payables and other liabilities	4,234
Total liabilities assumed	19,807

Net assets contributed	$43,836

As a subsidiary of the Bank, BMT is subject to the regulation of the Pennsylvania Department of Banking and Securities and the Federal Reserve Bank, and is periodically examined by those regulatory authorities. BMT is also subject to the regulations of the Department of Education due to its Disbursements business, and is periodically examined by them.

BMT has four primary revenue sources: interchange and card revenue, servicing fees from the Bank, account fees, and university fees. The majority of revenues are driven by customer activity (deposits, spend, transactions, etc.) but may be paid or passed through by the Bank, universities, or paid directly by customers. The majority of revenue and expenses for BMT are a result of the servicing fees from the Bank, the white label partnership, and the Disbursements business acquisition from Higher One described in NOTE 2 — ACQUISITION ACTIVITY.

NOTE 2 — ACQUISITION ACTIVITY

On June 15, 2016, Customers completed the acquisition of substantially all of the assets and the assumption of certain liabilities of the Disbursement business from Higher One. The acquisition was completed pursuant to the terms of an Asset Purchase Agreement (the “Purchase Agreement”) dated as of December 15, 2015 between Customers and Higher One. Under the terms of the Purchase Agreement, Customers also acquired all existing relationships with vendors and educational institutions, and all intellectual property and assumed normal business related liabilities. In conjunction with the acquisition, Customers hired approximately 225 Higher One employees primarily located in New Haven, Connecticut that manage the Disbursement business and serve the Disbursement business customers. The acquired assets and assumed liabilities of Higher One, along with Higher One employees, the restricted cash and corresponding obligation to pay Higher One described below, and the additional transaction services consideration described below have been assigned by Customers to BMT. All of the acquired assets and assumed liabilities, except for certain other intangibles related to student customer deposit relationships, have been contributed by Customers to BMT on September 30, 2017 as described in NOTE 1 — DESCRIPTION OF THE BUSINESS. The acquired assets and assumed liabilities contributed to BMT included cash held in an escrow account with a third party as described in restrictions on cash in NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION in connection with a loss contingency described in NOTE 16 — LOSS CONTINGENCIES. All assets and liabilities contributed to BMT were maintained at their cost basis, as it was a contribution to an entity under common control.

The transaction contemplated aggregate guaranteed payments to Higher One of $42 million. The aggregate purchase price payable by Customers was $37 million in cash, with the payments to be made as follows: (i) $17 million in cash paid upon the closing of the acquisition, (ii) $10 million in cash upon the first anniversary of the closing and (iii) $10 million in cash paid upon the second anniversary of the closing. In addition, concurrently with the closing, the parties entered into a Transition Services Agreement pursuant to which Higher One provided certain transition services to Customers through June 30, 2017. As consideration for these services, Customers paid Higher One an additional $5 million in cash. Customers also was required to make additional payments to Higher One if, during the three years following the closing, revenues from the acquired Disbursement business exceed $75 million in a year. The potential payment was equal to 35% of the amount the Disbursement business related revenue exceeded $75 million in each year. In 2019 and 2018, BMT did not pay any additional contingent consideration to Higher One under the Purchase Agreement.

As specified in the Purchase Agreement, the payments of $10 million payable to Higher One upon each of the first and second anniversary of the transaction closing were placed into an escrow account with a third party. Upon the first anniversary of the transaction closing in June 2017, Customers paid to Higher One the first $10 million installment payment. In December 2017, BMT paid $5 million of the second installment payment to Higher One in advance of the second anniversary of the transaction closing pursuant to a mutual agreement between Customers and Higher One. BMT paid an additional $4 million of the second installment payment in June 2018, and $1 million was retained in escrow for potential liability related to settlement with Department of Education as described in restrictions on cash in NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION.

NOTE 2 — ACQUISITION ACTIVITY (cont.)

The following table summarizes the final adjusted amounts recognized for assets acquired and liabilities assumed:

(amounts in thousands)
Fair value of assets acquired:
Developed software	$27,400
Other intangible assets(2)	9,300
Accounts receivable	2,784
Prepaid expenses	418
Fixed assets, net	229
Total identifiable assets	40,131

Fair value of liabilities assumed:
Other liabilities	5,735
Deferred revenue	2,655
Total liabilities assumed	8,390

Net assets acquired	$31,741

Transaction cash consideration(1)	$37,000

Goodwill recognized	$5,259

(1)	Includes $10 million payable to Higher One upon each of the first and second anniversary of the transaction closing, which has been placed into an escrow account with a third party (aggregate amount of $20 million). As of December 31, 2019, $19 million of the $20 million installment payments had been paid to Higher One.

(2)	Includes a $1.4 million intangible asset for student customer deposit relationships that was not contributed by the Bank to BMT on September 30, 2017.

The fair value for the developed software was estimated based on expected revenue attributable to the software utilizing a discounted cash flow methodology giving consideration to potential obsolescence. The developed software has a useful life of ten years based on the estimated economic benefits received. The fair values for the other intangible assets contributed to BMT by the Bank on September 30, 2017 represent $4.9 million of existing university relationships, with an expected useful life of 20 years, and a $3.0 million non-compete agreement, with a four year useful life, with Higher One based on estimated retention rates and discounted cash flows. A $1.4 million intangible asset for student customer deposit relationships was not contributed by the Bank to BMT on September 30, 2017.

In January 2018, BMT entered into an Asset Purchase Agreement (“APA”) with a third party (the “Seller”) for the purchase of the Seller’s higher education refund disbursements and student prepaid accounts (“Purchased Assets”). The aggregate purchase price for the purchased assets was $1.5 million. BMT recorded the entire purchase price as an intangible asset as it mainly related to higher education university contractual relationships. This intangible asset has a useful life of 20 years representing the estimated life of the contractual relationships.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The accounting and reporting policies of BMT are in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements requires management to make estimates and assumptions that affect the reported balances of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the valuation of deferred tax assets and the annual goodwill and intangible asset impairment analysis.

Segment Reporting

BMT has one reportable segment, as all significant operating decisions are based upon analysis of BMT as one segment or unit.

Business Combinations

Business combinations are accounted for by applying the acquisition method in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Under the acquisition method, identifiable assets acquired and liabilities assumed are measured at their fair values as of the date of acquisition, and are recognized separately from goodwill. Results of operations of the acquired entity are included in the statement of income from the date of acquisition. BMT recognizes goodwill when the acquisition price exceeds the estimated fair value of the net assets acquired.

Cash and Cash Equivalents

Cash and cash equivalents include a non-interest bearing deposit with the Bank and restricted cash as described below.

Restrictions on Cash

In connection with the acquisition of the Disbursement business from Higher One as described in NOTE 2 — ACQUISITION ACTIVITY, at December 31, 2019 and 2018, BMT held back $1.0 million from the final contractual payment in an escrow account with a third party. BMT intends to apply these funds to its settlement with the Department of Education as discussed in NOTE 16 — LOSS CONTINGENCIES.

Receivable from Customers Bank

The receivable from the Bank represents an intercompany due to/due from balance for ongoing operating activities of BMT, including BMT’s share of income taxes due to/due from the Bank as described in NOTE 13 — INCOME TAXES.

Accounts Receivable

Accounts receivable primarily relate to reimbursements to be received from a white label partner, as described in collaborative arrangements below, and uncollected university subscription and disbursement services fees, and are recorded at face amounts less an allowance for doubtful accounts. BMT had no allowance for doubtful accounts at December 31, 2019 and 2018. Management evaluates accounts receivable and establishes the allowance for doubtful accounts based on historical experience, analysis of past due accounts and other current available information. Accounts receivable deemed to be uncollectible are individually identified and are charged-off against the allowance for doubtful accounts. Higher education institution clients are generally billed upfront. Consequently, amounts recorded in accounts receivable may also be reported as deferred revenue as described below.

Concentration of Credit Risk

Potential concentration of credit risk consists primarily of accounts receivable from white label partners, as described in collaborative arrangements below, and higher education institution clients. At December 31, 2019 and 2018, a white label partner accounted for 74% and 89% of accounts receivable, respectively.

Premises and Equipment

Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, the lease period, if shorter. Upon disposal or retirement of property and equipment, cost and related accumulated depreciation are removed from the accounts. Gains and losses from dispositions are credited or charged to operations. Expenditures for ordinary maintenance and repairs are charged to expense. Additions or betterments to property and equipment are capitalized at cost.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Developed Software

Developed software includes internally developed software and developed software acquired in the Higher One Disbursement business acquisition described in NOTE 2 — ACQUISITION ACTIVITY. Internally developed software and related capitalized work-in-process costs relate to the development of digital banking platforms to connect BaaS banking customers to partner banks.

BMT capitalizes certain internal and external costs incurred to develop internal-use software during the application development stage. BMT also capitalizes the cost of specified upgrades and enhancements to internal-use software that result in additional functionality. Once a development project is substantially complete and the software is ready for its intended use, BMT begins amortizing these costs on a straight-line basis over the internal-use software’s estimated useful life, which range from three to five years.

The Higher One Disbursement business developed software is related to the Disbursement business services to colleges and universities and delivering services to students. The Higher One Disbursement business developed software was recorded at the amount determined by a third party valuation expert and was estimated based on expected revenue attributable to the software utilizing a discounted cash flow methodology giving consideration to potential obsolescence. The estimated useful life of the Higher One Disbursement business developed software is 10 years.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the identifiable net assets of businesses acquired through business combinations accounted for under the acquisition method. Other intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. Intangible assets that have finite lives, such as university relationships and non-compete agreements, are subject to impairment testing. Intangible assets are amortized on a straight line method over periods ranging from four to twenty years.

Goodwill and other intangible assets are reviewed for impairment annually as of October 31 and between annual tests when events and circumstances indicate that impairment may have occurred. The goodwill impairment charge will be the amount by which the reporting unit’s carrying amount exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. BMT applies a qualitative assessment to determine if the one-step quantitative impairment test is necessary.

Intangible assets subject to amortization are reviewed for impairment under ASC 360, Property, Plant and Equipment, which requires that a long-lived asset or asset group be tested for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.

As part of its qualitative assessment, BMT reviewed regional and national trends in current and expected economic conditions, examining indicators such as GDP growth, interest rates and unemployment rates. BMT also considered its own historical performance (through BankMobile), expectations of future performance, indicative deal values, and other trends specific to its industry. Based on its qualitative assessment, BMT determined that there was no evidence of impairment on the balance of goodwill and other intangible assets. As of December 31, 2019 and 2018, goodwill and other intangible assets totaled $11.0 million and $12.1 million, respectively.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Leases

BMT enters into lease agreements primarily for the use of office space, all of which are classified as operating leases. At lease commencement date, BMT recognizes right-of-use (“ROU”) assets and lease liabilities measured at the present value of lease payments over the lease term. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease expense for rental payments are recognized on a straight-line basis over the lease term and are included in other operating expenses. In addition to rent, BMT pays taxes and maintenance expenses, including an annual increase in operating expenses over the initial year’s expenses under certain leases as variable lease payments.

Income Taxes

BMT accounts for income taxes under the liability method of accounting for income taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. BMT determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

A tax position is recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the term upon examination includes resolution of the related appeals or litigation process. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

In assessing the realizability of federal or state deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and prudent, feasible and permissible as well as available tax planning strategies in making this assessment. See NOTE 13 — INCOME TAXES for additional information.

Loss Contingencies

Loss contingencies, including claims and legal actions arise in the ordinary course of business. In accordance with applicable accounting guidance, BMT establishes an accrued liability when those matters present loss contingencies that are both probable and estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. As facts and circumstances evolve, BMT, in conjunction with any outside counsel handling the matter, evaluates on an ongoing basis whether such matter presents a loss contingency that is probable and estimable. Once the loss contingency is deemed to be both probable and estimable, BMT will establish an accrued liability and record a corresponding amount of litigation-related expense. BMT continues to monitor the matter for further developments that could affect the amount of the accrued liability that has been previously established.

Revenue Recognition and Deferred Revenue

BMT’s adoption of Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), on January 1, 2018, did not have a significant impact to BMT’s financial statements and, as such, a cumulative effect adjustment to beginning accumulated deficit was not necessary. BMT’s revenues from interchange and card revenue, servicing fees from Customers Bank, account fees, and university fees are within the scope of ASC 606. BMT determined that it is the agent in contracts for interchange and card revenue, and presents these revenues net of related expenses under ASC 606. BMT’s revenue from contracts with customers within the scope of ASC 606 are as follows:

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Interchange and card revenue

Interchange fees are earned whenever Customers’ issued debit cards serviced by BMT are processed through card payment networks. Interchange fees are recognized concurrent with the processing of the card transaction. Card revenue includes foreign ATM fees and Mastercard incentive income. ATM fees are recognized when the fee is deducted from the serviced account; Mastercard incentive income is primarily tied to debit spend volume and is recognized concurrent with spend.

Servicing fees from Customers Bank

BMT sources and services deposit accounts for the Bank and in exchange is paid servicing fees beginning in 2018. Servicing fees and terms are established by individually negotiated contractual agreements. In 2018, the servicing fee was calculated based on the daily average deposit balance multiplied by a rate determined using a fund transfer pricing methodology that considered the expected tenure of the deposit funding. In 2019, a fixed rate was applied to the daily average deposit balances. In all periods, servicing fees are recognized monthly based on average daily balances.

Account fees

BMT earns account fees on BMT serviced deposit accounts for transaction-based, account maintenance services. Account maintenance fees, which relate primarily to monthly maintenance fees for BMT serviced accounts that do not meet minimum deposit balance requirements, are earned on a monthly basis representing the period over which BMT satisfies its performance obligation. Transaction-based fees, which include services such as wire transfer fees, card replacement, and cash deposit via Green Dot network fees, are recognized at the time the transaction is executed. Service charges on deposit accounts are withdrawn from the depositor’s account balance.

University fees

BMT earns university fees from higher education clients in exchange for financial aid and other student refund disbursement services provided. BMT facilitates the distribution of financial aid and other refunds to students, while simultaneously enhancing the ability of the higher education institutions to comply with the federal regulations applicable to financial aid transactions. For these services, higher education institution clients are charged an annual subscription fee and/or per-transaction fee (e.g., check issuance, new card, card replacement fees) for certain transactions. The annual subscription fee is recognized ratably over the period of service and the transaction fees are recognized when the transaction is completed. BMT typically enters into long-term (generally three or five-year initial term) contracts with higher education institutions to provide these refund management disbursement services. Deferred revenue consists of amounts received from clients prior to the performance of services. The deferred revenues are earned over the service period on a straight-line basis.

Advertising and Promotion

Advertising and promotion costs are expensed as incurred.

Collaborative Arrangements

In the normal course of business, BMT may enter into collaborative arrangements primarily to develop and commercialize banking products to its partners’ customers. Collaborative arrangements are contractual agreements with third parties that involve a joint operating activity where both BMT and the collaborating white label partner are active participants in the activity and are exposed to the significant risks and rewards of the activity. Collaborative activities typically include research and development, technology, product development, marketing, and day-to-day operations of the banking product. These arrangements often require the sharing of revenue and expense. BMT’s expenses incurred pursuant to these arrangements are reported net of any payments due to or amounts due from BMT’s white label partners, which are recognized at the time the white label partner becomes obligated to pay. For the years ended December 31, 2019, 2018 and 2017, BMT recognized $16.2 million, $8.8 million and $2.1 million, respectively, in expense reimbursements from collaborative arrangements.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Provision for Operating Losses

The provision for operating losses represents BMT’s payments for losses resulting from fraud or theft-based transactions that have generally been disputed by BMT serviced deposit account holders, as well as estimated liability for such where such disputes have not been resolved as of the end of the reporting period. The liability is based on historical rates of loss on such transactions. The liability balance was $147 thousand and $358 thousand at December 31, 2019 and 2018, respectively, and presented within “Accounts payable and accrued liabilities” on the balance sheet.

Merger and Acquisition Related Expenses

In November 2017, Customers entered into an Amended and Restated Purchase and Assumption Agreement and Plan of Merger (the “Amended Agreement”) with Flagship Community Bank (“Flagship”) to effect the spin-off of BMT to Customers’ common shareholders and merger with Flagship, and Flagship’s related purchase of BankMobile’s deposits. BMT incurred $4.1 million and $0.4 million in expenses for the years ended December 31, 2018 and 2017, respectively, related to the spin-off and merger with Flagship before the transaction was terminated in October 2018.

Recently Issued Accounting Standards

Presented below are accounting standards that the Financial Accounting Standards Board (“FASB”) has issued that BMT has adopted.

Accounting Standards Adopted in 2017

Standard	Summary of guidance	Effects on Financial Statements
ASU 2017-04, Simplifying the Test for Goodwill Impairment Issued January 2017

Simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test that requires an entity to determine the implied fair value of its goodwill through a hypothetical purchase price allocation.

Requires an entity to recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

BMT early adopted this ASU during its annual goodwill impairment test in October 2017, which did not have a material impact on BMT’s financial statements.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

The same one-step impairment test will be applied to goodwill at all reporting units, even those with zero or negative carrying amounts. Entities will also be required to disclose the amount of goodwill at reporting units with zero or negative carrying amounts.

Permits an entity the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary.

Accounting Standards Adopted in 2018

Standard	Summary of guidance	Effects on Financial Statements
ASU 2017-09, Compensation — Stock Compensation: Scope of Modification Accounting Issued May 2017

Clarifies when to account for a change to the terms or conditions of a share-based-payment award as a modification in ASC 718.

Provides that modification accounting is only required if the fair value, vesting conditions, or the classification of the award as equity or a liability changes as a result of the change in terms or conditions.

Effective January 1, 2018 on a prospective basis for awards modified on or after the adoption date.

BMT adopted on January 1, 2018. The adoption did not have a significant impact on BMT’s financial statements.
ASU 2017-01, Clarifying the Definition of a Business Issued January 2017

Narrows the definition of a business and clarifies that to be considered a business, the fair value of gross assets acquired (or disposed of) should not be concentrated in a single identifiable asset or a group of similar identifiable assets.

Also clarifies that in order to be considered a business, an acquisition would have to include an input and a substantive process that together will significantly contribute to the ability to create an output

BMT adopted on January 1, 2018. The adoption did not have a significant impact on BMT’s financial statements.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements
Effective January 1, 2018 on a prospective basis.
ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory Issued October 2016

Requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs.

Eliminates the current exception for all intra-entity transfers of an asset other than inventory that requires deferral of the tax effects until the asset is sold to a third party or otherwise recovered through use.

Effective January 1, 2018 on a modified retrospective basis.

BMT adopted on January 1, 2018. The adoption did not have a significant impact on BMT’s financial statements.
ASU 2014-09, Revenue from Contracts with Customers (Topic 606) Issued May 2014

Supersedes the revenue recognition requirements in ASC 605.

Requires an entity to recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The amendment includes a five-step process to assist an entity in achieving the main principle(s) of revenue recognition under ASC 605.

Reframed the structure of the indicators of when an entity is acting as an agent and focused on evidence that an entity is acting as the principal or agent in a revenue transaction.

Requires additional qualitative and quantitative disclosures relating to the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

BMT adopted on January 1, 2018 on a modified retrospective basis.

BMT has identified its debit and prepaid card and interchange fees, account fees and university fees to be within the scope of the standard. For the university fees, higher education institution clients are charged an annual subscription fee. The annual subscription fee is recognized ratably over the period of service and the transaction fees are recognized when the transaction is completed.

BMT also enters into long-term (generally three- or five-year initial term) contracts with higher education institutions to provide these refund management disbursement services. Deferred revenue consists of amounts billed to or received from clients prior to the performance of services. The deferred revenues are earned over the service period on a straight line basis.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements
Effective January 1, 2018 and can be either applied retrospectively to each prior reporting period presented or as a cumulative effect adjustment as of the date of adoption (modified retrospective approach).

BMT has also completed its review of the related contracts and its evaluation of certain costs related to these revenue streams to determine whether such costs should be presented as expenses of contra-revenue (i.e., gross versus net).

The adoption of this ASU did not have a significant impact on BMT’s financial statements, as such, a cumulative adjustment to beginning accumulated deficit was not necessary.

See NOTE 10 — REVENUES.

Accounting Standards Adopted in 2019

Standard	Summary of guidance	Effects on Financial Statements
ASU 2016-02, Leases Issued February 2016

Supersedes the lease accounting guidance for both lessees and lessors under ASC 840, Leases.

From the lessee’s perspective, the new standard establishes a ROU model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months.

Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for lessees.

This ASU requires lessors to account for leases using an approach that is substantially similar to the existing guidance for sales-type, direct financing leases and operating leases.

BMT adopted on January 1, 2019.

BMT recognized a lease liability and a corresponding ROU asset of $3.5 million at January 1, 2020.

The adoption did not materially change BMT’s’ recognition of operating lease expense in its statement of operations.

BMT adopted certain practical expedients available under the new guidance, which did not require it to (1) reassess whether any expired or existing contracts contain leases, (2) reassess the lease classification for any expired or existing leases, (3) reassess initial direct costs for any existing leases, (4) separate non-lease components from the associated lease components, (5) evaluate whether certain sales taxes and other similar

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

Effective January 1, 2019.

In July 2018, the FASB issued ASU 2018-11 Leases (Topic 842): Targeted Improvements, which provides lessees the option to apply the new leasing standard to all open leases as of the adoption date. Prior to this ASU issuance, a modified retrospective transition approach was required.

In December 2018, the FASB issued ASU 2018-20 Leases (Topic 842): Narrow-Scope Improvements for Lessors, which provides lessors a policy election to not evaluate whether certain sales taxes and other similar taxes are lessor costs or lessee costs. Additionally, the update requires certain lessors to exclude from variable payments lessor costs paid by lessees directly to third parties.

In March 2019, the FASB issued ASU 2019-01 Codification Improvements, which clarifies that lessors who are not manufacturers or dealers should use the original cost of the underlying asset in a lease as its fair value. Additionally, the update states that lessors who are depository or lending institutions should present all principal payments received under leases under investing activities in their Statement of Cash Flows and that interim disclosures under ASC 250-10-50-3 are not required in the interim reports of issuers adopting ASC 842, Leases (“ASC 842”).

taxes are lessor costs, and (6) capitalize short-term leases. Additionally, BMT elected to apply the new lease guidance at the adoption date, rather than at the beginning of the earliest period presented and will continue to present comparative periods prior to January 1, 2019 under Topic 840. BMT did not adopt the hindsight practical expedient.

See NOTE 8 — LEASES.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements
ASU 2017-11, Accounting for Certain Financial Instruments with Down Round Features Issued July 2017

Changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features.

When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) would no longer be accounted for as a derivative liability at fair value as a result of the existence of a down round feature.

For freestanding equity-classified financial instruments, the amendments require entities to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of net income available to common shareholders in basic Earnings Per Share.

Effective January 1, 2019.

BMT adopted on January 1, 2019. The adoption did not have a material impact on BMT’s financial statements.
ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting Issued June 2018	Expands the scope of Topic 718, Compensation — Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services.	BMT adopted on January 1, 2019. The adoption did not have a material impact on BMT’s financial statements.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

Applies to all share-based payment transactions in which a grantor acquires goods or services from non-employees to be used or consumed in a grantor’s own operations by issuing share-based payment awards.

With the amended guidance from ASU 2018-07, non-employees share-based payments are measured with an estimate of the fair value of the equity the business is obligated to issue at the grant date (the date that the business and the stock award recipient agree to the terms of the award).

Compensation would be recognized in the same period and in the same manner as if the entity had paid cash for goods or services instead of stock.

Effective January 1, 2019.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Accounting Standards Adopted on January 1, 2020

Standard	Summary of guidance	Effects on Financial Statements
ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments Issued April 2019

Clarifies the scope of the credit losses standard and addresses issues related to accrued interest receivable balances, recoveries, variable interest rates, and prepayments.

Addresses partial-term fair value hedges, fair value hedge basis adjustments and certain transition requirements.

Addresses recognizing and measuring financial instruments, specifically the requirement for remeasurement under ASC 820 when using the measurement alternative, certain disclosure requirements and which equity securities have to be remeasured at historical exchange rates.

Topic 326 Amendments — Effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption permitted. Topic 815 Amendments — Effective for first annual period beginning after the issuance date of this ASU (i.e., fiscal year 2020). Entities that have already adopted the amendments in ASU 2017-12 may elect either to retrospectively apply all the amendments or to prospectively apply all amendments as of the date of adoption. Topic 825 Amendments — Effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.

BMT adopted on January 1, 2020.

The adoption of this guidance relating to Topics 815 and 825 did not have a material impact on BMT’s financial statements. Please refer to ASU 2016-13 for further discussion on BMT’s adoption of ASU 2016-13 (Topic 326).

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements
ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606 Issued November 2018

Clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in Topic 606 should be applied, including recognition, measurement, presentation, and disclosure requirements.

Adds unit-of-account guidance in Topic 808 to align with the guidance in Topic 606 when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within scope of Topic 606.

Requires that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under Topic 606 is precluded if the collaborative arrangement participant is not a customer.

Effective for fiscal year beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption permitted.

BMT adopted on January 1, 2020. The adoption did not have a material impact on BMT’s financial statements.
ASU 2018-15, Internal-Use Software (Subtopic 350-40): Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract Issued August 2018	Clarifies that service contracts with hosting arrangements must follow internal-use software guidance Subtopic 350-40 when determining which implementation costs to capitalize as an asset related to the service contract and which costs to expense.	BMT adopted on January 1, 2020. The adoption did not have a material impact on BMT’s financial statements.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

Also clarifies that capitalized implementation costs of a hosting arrangement that is a service contract are to be amortized over the term of the hosting arrangement, which includes the noncancelable period of the arrangement plus options to extend the arrangement if reasonably certain to exercise.

Clarifies that existing impairment guidance in Subtopic 350-40 must be applied to the capitalized implementation costs as if they were long-lived assets.

Applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption.

Effective for fiscal year beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption permitted.

ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments Issued June 2016

Requires an entity to utilize a new impairment model known as the current expected credit loss model to estimate lifetime expected credit loss and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset.

Replaces today’s “incurred loss” approach and is expected to result in earlier recognition of credit losses.

BMT adopted on January 1, 2020. BMT has identified accounts receivable to be within the scope of the standard. The adoption did not have a material impact on BMT’s financial statements.

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

In May 2019, the FASB issued ASU 2019-05 Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief, which provides entities that have certain instruments within the scope of Topic 326 with an option to irrevocably elect the fair value option in Subtopic 825, Financial Instruments. This relief is to be applied on an instrument-by-instrument basis for eligible instruments upon adoption of Topic 326.

Effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted.

Adoption to be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted.

NOTE 4 — LOSS PER SHARE

The following are the components and results of BMT’s loss per common share calculations for the periods presented.

	For the Year Ended December 31,
(amounts in thousands, except share and per share data)	2019	2018	2017
Net loss available to common shareholders	$(7,863)	$(14,603)	$(5,069)
Weighted-average number of common shares outstanding – basic and diluted	100	100	100
Basic and diluted loss per common share	$(78,630)	$(146,030)	$(50,690)

There were no securities that could potentially dilute basic loss per common share in future periods that were not included in the computation of diluted loss per common share for the years ended December 31, 2019, 2018 and 2017.

NOTE 5 — PREMISES AND EQUIPMENT

The components of premises and equipment as of December 31, 2019 and 2018 were as follows:

(amounts in thousands)	Expected Useful Life	December 31, 2019	December 31, 2018
Leasehold improvements	5 years	$27	$24
Furniture, fixtures and equipment	10 years	243	234
IT equipment	3 to 5 years	1,603	1,424
		1,873	1,682
Accumulated depreciation and amortization		(1,235)	(830)
Total		$638	$852

BMT recorded depreciation and amortization expense of $0.4 million, $0.3 million and $0.2 million for the years ended December 31, 2019, 2018 and 2017, respectively.

NOTE 6 — DEVELOPED SOFTWARE

The components of developed software as of December 31, 2019 and 2018 were as follows:

(amounts in thousands)	Expected Useful Life	December 31, 2019	December 31, 2018
Higher One Disbursement business developed software	10 years	$27,400	$27,400
Internally developed	3 to 5 years	38,910	8,872
Work-in-process		2,588	24,762
		68,898	61,034
Accumulated amortization		(18,420)	(10,619)
Total		$50,478	$50,415

BMT recorded amortization expense of $7.8 million, $4.5 million and $1.8 million for the years ended December 31, 2019, 2018 and 2017, respectively, included in “Technology, communication and processing” on the statement of operations.

NOTE 7 — OTHER INTANGIBLES

The components of other intangibles as of December 31, 2019 and 2018 were as follows:

(amounts in thousands)	Expected Useful Life	December 31, 2019	December 31, 2018
Customer relationships – universities	20 years	$6,402	$6,402
Non-compete agreement	4 years	3,000	3,000
		9,402	9,402
Accumulated amortization		(3,668)	(2,598)
Total		$5,734	$6,804

BMT recorded amortization expense of $1.1 million, $1.1 million and $0.2 million for the years ended December 31, 2019, 2018 and 2017 included in “Other expenses” on the statement of operations.

NOTE 8 — LEASES

BMT leases four office space locations under operating leases, including two leases where the Bank is listed on the lease as lessee, and one lease with an affiliate of Megalith Financial Acquisition Corp as described in NOTE 17 — SUBSEQUENT EVENTS.

The operating leases consist of lease terms ranging between 1 and 5 years, with some leases containing options to renew the leases or extend the term annually or with mutual agreement. Certain leases include variable lease payments that are based on an index or rate, such as an annual increase in operating expenses over the initial lease year’s expenses. Variable lease payments are not included in the liability or ROU asset and are recognized in the period in which the obligations for those payments are incurred. BMT’s operating lease agreements do not contain any material residual value guarantees or material restrictive covenants.

NOTE 8 — LEASES (cont.)

As most of BMT’s operating leases do not provide an implicit rate, BMT utilized the incremental borrowing rate of the Bank based on the information available at either the adoption of ASC 842 or the commencement date of the lease, whichever was later, when determining the present value of lease payments. BMT does not present ROU assets and corresponding liabilities for operating leases for fiscal years prior to the adoption of this standard.

A ROU asset of $3.5 million, net of $54 thousand in accrued rent, and lease liabilities of $3.5 million were recognized with the adoption of ASC 842 on January 1, 2019.

The following table summarizes operating lease ROU assets and operating lease liabilities and their corresponding balance sheet location:

(amounts in thousands)	Classification	December 31, 2019
ASSETS
Operating lease ROU assets	Other assets	$2,471
LIABILITIES
Operating lease liabilities	Operating lease liabilities	$2,537

The following table summarizes operating lease cost and its corresponding income statement location for the periods presented:

(amounts in thousands)	Classification	Year Ended December 31, 2019
Operating lease cost	Occupancy	$1,098

Maturities of non-cancelable operating lease liabilities were as follows at December 31, 2019:

(amounts in thousands)	December 31, 2019
2020	$1,061
2021	1,007
2022	565
2023	—
2024	—
Thereafter	—
Total minimum payments	2,633
Less: interest	96
Present value of lease liabilities	$2,537

NOTE 8 — LEASES (cont.)

Cash paid pursuant to operating lease liabilities was $1.0 million for the year ended December 31, 2019, and was reported as cash flows used in operating activities in the statement of cash flows.

The following table summarizes the weighted average remaining lease term and discount rate for BMT’s operating leases at December 31, 2019:

(amounts in thousands)	December 31, 2019
Weighted average remaining lease term (years)
Operating leases	2.5 years

Weighted average discount rate
Operating leases	2.9%

Rent expense was $1.3 million, $1.2 million and $0.4 million for the years ended December 31, 2019, 2018 and 2017, respectively.

As of May 31, 2020, BMT no longer leases and occupies one of two office space locations where the Bank is listed on the lease as lessee.

NOTE 9 — SHAREHOLDER’S EQUITY

BMT has the authority to issue 300,000,000 shares of capital stock, divided into three classes consisting of:

(a)	100,000,000 shares of common stock, par value $1.00 per share — 100 shares issued and outstanding at December 31, 2019 and 2018;

(b)	100,000,000 shares of Class B Non-Voting common stock, par value $1.00 per share; and

(c)	100,000,000 shares of preferred stock, par value as determined by the board of directors.

NOTE 10 — REVENUES

As provided in NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION, BMT’s adoption of ASU 2014-09, Revenue from Contracts with Customers (ASC 606), on January 1, 2018, did not have a significant impact to BMT’s financial statements and, as such, a cumulative effect adjustment to beginning retained earnings was not necessary. Results for reporting periods beginning after January 1, 2018 are presented under ASC 606, while prior period amounts were not adjusted and continue to be reported in accordance with the previous accounting guidance under ASC 605, Revenue Recognition.

NOTE 10 — REVENUES (cont.)

The following tables present BMT’s revenues disaggregated by nature of the revenue stream and the pattern or timing of revenue recognition for the years ended December 31, 2019, 2018 and 2017:

	For the Year Ended December 31,
(amounts in thousands)	2019	2018	2017
Revenue from contracts with customers:
Revenue recognized at point in time:
Interchange and card revenue	$28,124	$29,923	$9,560
Servicing fees from Customers Bank	27,425	16,140	—
Account fees	10,937	6,544	1,827
University fees – disbursement fees	1,008	1,039	263
Other	857	189	28
Total revenue recognized at point in time	68,351	53,835	11,678
Revenue recognized over time:
University fees – subscription revenue	3,956	3,681	864
Total revenue recognized over time	3,956	3,681	864
Total revenue from contracts with customers	$72,307	$57,516	$12,542

For the years ended December 31, 2019 and 2018, BMT’s servicing fees were from the Bank, as described in NOTE 14 — RELATED PARTY TRANSACTIONS.

NOTE 11 — EMPLOYEE BENEFIT PLANS

BMT’s team members participate in Customers’ 401(k) profit sharing plan whereby eligible team members may contribute amounts up to the annual IRS statutory contribution limit. BMT provides a matching contribution equal to 50% of the first 6% of the contribution made by BMT’s team member. BMT’s contributions for the years ended December 31, 2019, 2018 and 2017 were $0.6 million, $0.5 million and $0.1 million, respectively.

NOTE 12 — SHARE BASED COMPENSATION

BMT’s team members participate in the share based compensation arrangements established by Customers. The shares disclosed below refer to shares of Customers Bancorp.

Summary of Customers Bancorp Share Based Compensation Plans

During 2019, the shareholders of Customers Bancorp approved the 2019 Plan, during 2010, the shareholders of Customers Bancorp approved the 2010 Plan, and during 2012, the shareholders of Customers Bancorp approved the 2004 Plan. The 2019 Plan was approved by the shareholders of Customers at its 2019 Annual Meeting of Shareholders on May 30, 2019 and allows for the issuance of 1,500,000 shares. The purpose of these plans is to promote the success and enhance the value of Customers Bancorp by linking the personal interests of the members of the Board of Directors, team members, officers and executives of Customers to those of the shareholders of Customers and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders of Customers. The 2019 Plan, 2010 Plan and 2004 Plan are intended to provide flexibility to Customers in its ability to motivate, attract and retain the services of members of the Board of Directors, team members, officers and executives of Customers. Stock options and restricted stock units normally vest on the third or fifth anniversary of the grant date provided the grantee remains employed by Customers or continues to serve on the Board. With respect to certain stock options granted under the 2010 Plan, vested options shall be exercisable only when Customers’ fully diluted tangible book value will have increased by 50% from the date of grant. Share-based awards generally provide for accelerated vesting if there is a change in control (as defined in the Plans). No stock options may be exercisable for more than 10 years from the date of grant.

NOTE 12 — SHARE BASED COMPENSATION (cont.)

The 2019, 2010 and 2004 Plans are administered by the Compensation Committee of the Board of Directors. The 2019 Plan provides for the grant of options, some or all of which may be structured to qualify as Incentive Stock Options if granted to team members, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock to team members, officers, executives, members of the Board of Directors, consultants, and advisors. The maximum number of shares of common stock which may be issued under the 2019 Plan is 1,500,000 shares. The 2010 Plan provides exclusively for the grant of stock options, some or all of which may be structured to qualify as Incentive Stock Options, to team members, officers and executives. The maximum number of shares of common stock which may be issued under the 2010 Plan is 3,666,667 shares. The 2004 Plan provides for the grant of options, some or all of which may be structured to qualify as Incentive Stock Options if granted to team members, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock to team members, officers, executives and members of the Board of Directors. The maximum number of shares of common stock which may be issued under the 2004 Plan is 2,750,000 shares.

At December 31, 2019, the aggregate number of shares of common stock available for grant under all share-based compensation plans was 2,052,597 shares.

BMT’s share-based compensation expense relating to stock options and restricted stock units awarded to BMT team members is recognized on a straight-line basis over the vesting periods of the awards and is a component of BMT’s salaries and employee benefits expense and capital contribution by the Bank. Total share-based compensation expense for the years ended December 31, 2019, 2018 and 2017 was $517 thousand, $251 thousand and $2 thousand, respectively. At December 31, 2019, there was $441 thousand of unrecognized compensation cost related to all non-vested share-based compensation awards for BMT team members. This cost is expected to be recognized through April 2022, unless forfeited earlier for events as described in NOTE 17 — SUBSEQUENT EVENTS.

Stock Options

Customers estimated the fair value of each option on the date of grant generally using the Black-Scholes option pricing model. The risk-free interest rate was based upon the zero-coupon Treasury rates in effect on the grant date of the options based on the expected life of the option. Expected volatility was based upon limited historical information because Customers’ common stock has only been traded since February 2012. Expected life was management’s estimate which took into consideration the vesting requirement, generally three or five years.

During 2019, options to purchase an aggregate of 577,230 shares of Customers Bancorp voting common stock were granted to certain officers and team members. The exercise price for the options granted was equal to the closing price of Customers Bancorp’s voting common stock on the date of grant. The options issued are subject to a three-year waterfall vesting and expire after ten years.

At December 31, 2019, there were 205,000 non-vested options for BMT team members with a weighted average exercise price of approximately $18.69 and unamortized compensation expense for options of $245 thousand. There are 20,500 exercisable options at December 31, 2019. The aggregate intrinsic value of vested and unvested options was $1.2 million as of December 31, 2019.

Restricted Stock Units

The fair value of restricted stock units granted under the 2019 and 2004 Plans is generally determined based on the closing market price of Customers’ common stock on the date of grant.

Beginning in 2018, Customers Bancorp’s Compensation Committee recommended and the Board of Directors approved a new long-term incentive compensation plan which incorporates performance metrics into the restricted stock awards for certain of Customers’ key officers. Specifically, 40% of the restricted stock units granted as long term incentive compensation will vest ratably over three years. The remaining 60% will vest upon Customers meeting certain performance metrics, including total shareholder return, return on average common equity, and average Non-Performing Assets to total assets over a three-year period relative to the performance of its peer group.

NOTE 12 — SHARE BASED COMPENSATION (cont.)

No restricted stock units were granted to BMT team members during the years ended December 31, 2019 and 2017. There were 14,168 restricted stock units granted to BMT team members during the years ended December 31, 2018. The aggregate restricted stock units were granted under the 2004 Plan and are subject to either a three-year waterfall vesting (with one third of the amount vesting annually) or a three-year cliff vesting. As of December 31, 2019, the performance metrics described above are not applicable to BMT team members with restricted stock awards.

As of December 31, 2019, there was unamortized compensation expense for BMT team members for restricted stock units of $197 thousand. Total non-vested awards were 14,607 units as of December 31, 2019.

In April 2020, a BMT team member was awarded 10,000 restricted stock units under the 2019 Plan subject to either a three-year waterfall vesting (with one third of the amount vesting annually) or a three-year cliff vesting. The performance metrics described above are applicable to the BMT team member with restricted stock units awarded in April 2020.

NOTE 13 — INCOME TAXES

The components of income tax expense were as follows:

	For the Year Ended December 31,
(amounts in thousands)	2019	2018	2017
Current
Federal	$—	$—	$—
State	27	28	10
Total current expense	27	28	10

Deferred
Federal	(2,359)	(3,864)	(447)
Change in valuation allowance	2,359	3,864	447
State	(445)	(832)	(177)
Change in valuation allowance	445	832	177
Total deferred expense	—	—	—
Income tax expense	$27	$28	$10

Effective tax rates differ from the federal statutory rate of 21% at December 31, 2019, 2018 and 34% at December 31, 2017, which was applied to loss before income tax expense, due to the following:

	For the Year Ended December 31,
	2019		2018		2017
(amounts in thousands)	Amount	% of pretax income	Amount	% of pretax income	Amount	% of pretax income
Federal income tax at statutory rate	$(1,646)	21.00%	$(3,061)	21.00%	$(1,720)	34.00%
State income tax, net of federal benefit	(324)	4.13	(572)	3.92	(108)	2.14
Valuation allowance	2,804	(35.78)	4,696	(32.22)	624	(12.33)
Tax credits	(819)	10.46	(988)	6.78	—	—
Enactment of federal tax reform	—	—	—	—	1,213	(23.97)
Other	12	(0.16)	(47)	0.33	1	(0.04)
Effective income tax rate	$27	(0.35)%	$28	(0.19)%	$10	(0.20)%

NOTE 13 — INCOME TAXES (cont.)

At December 31, 2019, BMT had no ASC 740-10 unrecognized tax benefits. BMT does not expect the total amount of unrecognized tax benefits to significantly increase within the next 12 months. BMT recognizes interest and penalties on unrecognized tax benefits in other expense.

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carry-back period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and the projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that a full valuation allowance was necessary at December 31, 2019, 2018 and 2017.

As of December 31, 2019, BMT had federal net operating loss carryforward of $52.8 million and state net operating loss carryforward of $15.0 million. The net operating loss carryforwards begin to expire in the year ending December 31, 2037. In addition, BMT had $1.8 million of research and development (“R&D”) credits. The R&D credit carryforward begin to expire in the year ending December 31, 2038.

A portion of the deferred tax assets represents hypothetical tax attributes (net operating losses and tax credits), which are generated as a result of stand-alone operations but which do not legally exist as the losses and credits were used in the filed consolidated tax returns of Customers Bancorp to offset income of other entities. These particular deferred tax assets would be derecognized if BMT were to leave the consolidated tax return filing group.

Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items are recognized in different periods for financial reporting and tax return purposes. The following represents BMT’s deferred tax asset and liabilities, as of December 31, 2019 and 2018:

(amounts in thousands)	December 31, 2019	December 31, 2018
Deferred tax assets
Net operating losses and credit carryforwards	$13,958	$6,519
Deferred income	762	551
Section 197 intangibles	1,042	801
Operating lease liability	638	—
Other	548	64
Less: valuation allowance	(9,807)	(7,003)
Total deferred tax assets	7,141	932
Deferred tax liabilities
Premises and equipment and developed software	(6,450)	(877)
Operating lease ROU asset	(622)	—
Other	(69)	(55)
Total deferred tax liabilities	(7,141)	(932)
Net deferred tax asset (liability)	$—	$—

BMT is subject to U.S. federal income tax as well as income tax in various state and local taxing jurisdictions. Generally, BMT is subject to examination by federal, state and local taxing authorities for all years since incorporation in May 2016.

NOTE 14 — RELATED PARTY TRANSACTIONS

BMT has had, and is expected to have in the future, transactions in the ordinary course of business with Customers and its executive officers, directors, principal shareholders, their immediate families and affiliated companies (commonly referred to as related parties), as described in NOTE 17 — SUBSEQUENT EVENTS.

Servicing Fees from Customers Bank

BMT entered into an Intercompany Services and Expense Agreement (“Intercompany Agreement”) with the Bank effective January 1, 2018, as amended, whereby the Bank pays servicing fees to BMT for the value provided to the Bank for the use of low/no-cost deposits serviced by BMT on its digital platform. Under the Intercompany Agreement, BMT reimbursed payroll expenses of BMT’s team members paid by the Bank through April 2018.

BMT amended the Intercompany Agreement with the Bank effective January 1, 2020, whereby the Bank will pay servicing fees at adjusted rates and reimburse BMT for operating losses resulting from fraud or theft-based transactions in BMT serviced deposit accounts. Since January 1, 2020, BMT’s operating losses resulting from fraud or theft-based transactions reimbursed by the Bank was not material.

BMT earns interchange fees from debit card transactions at rates set by the card issuing network, which adjust from time to time. Further, Federal Reserve’s regulation caps interchange fees for banks over $10 billion in assets. The Bank became subject to this regulation on July 1, 2020, and has agreed to pay BMT the difference between the regulated and unregulated interchange rates.

Borrowings from Customers Bank

During 2019, BMT entered into a $50 million non-negotiable demand promissory note and line of credit agreement with the Bank that is due on demand. The Bank has agreed not to demand principal repayment prior to October 31, 2021. Under this revolving line of credit, BMT may borrow up to $50 million due on demand by the Bank, and carries interest equal to 12-month LIBOR plus 204 basis points payable quarterly. At December 31, 2019, BMT had $40 million in borrowings outstanding and accrued interest of $535 thousand with the Bank included in “Accounts payable and accrued liabilities” on the balance sheet.

Operating leases

BMT leases four office space locations under operating leases, including one lease where the Bank is listed on the lease as lessee, and another lease expiring in September 2020 is with an affiliate of Megalith Financial Acquisition Corp.

NOTE 15 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

BMT uses fair value measurements to disclose the fair value of its financial instruments. FASB’s ASC 825, Financial Instruments, requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For fair value disclosure purposes, BMT utilized certain fair value measurement criteria under ASC 820, Fair Value Measurements (“ASC 820”), as explained below.

In accordance with ASC 820, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for BMT’s financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

NOTE 15 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The fair value guidance provides a consistent definition of fair value, focusing on an exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

The fair value guidance also establishes a fair value hierarchy and describes the following three levels used to classify fair value measurements:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used to estimate the fair values of BMT’s financial instruments as of December 31, 2019 and 2018:

Cash and cash equivalents:

The carrying amounts reported on the balance sheet for non-interest bearing deposit and restricted cash approximate those assets’ fair values. These assets are classified as Level 1 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Receivable from Customers Bank:

The receivable from the Bank represents an intercompany due to/due from balance for ongoing operating activities of BMT. The carrying amount of the receivable from the Bank approximates its fair value due to the short term nature of the item.

Accounts receivable:

The carrying amount of accounts receivable approximates fair value because of the short term nature of these items.

Borrowings from Customers Bank:

In 2019, BMT entered a non-negotiable demand promissory note and line of credit agreement with the Bank to borrow up to $50 million with interest set at a floating annual rate equal to 12-month LIBOR plus 204 basis points. The carrying amount of the borrowings from the Bank approximates its fair value due to its floating interest rate and short term nature. The liability is classified as Level 2 fair values, based upon the lowest level of input that is significant to the fair value measurements.

NOTE 15 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The estimated fair values of BMT’s financial instruments at December 31, 2019 and 2018 were as follows:

			Fair Value Measurements at December 31, 2019
(amounts in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents	$8,586	$8,586	$8,586	$—	$—
Liabilities:
Borrowings from Customers Bank	$40,000	$40,000	$—	$40,000	$—

			Fair Value Measurements at December 31, 2018
(amounts in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents	$3,400	$3,400	$3,400	$—	$—

NOTE 16 — LOSS CONTINGENCIES

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements that are not currently accrued for. However, in light of the uncertainties inherent in these matters, it is possible that the ultimate resolution may have a material adverse effect on BMT’s results of operations for a particular period, and future changes in circumstances or additional information could result in accruals or resolution in excess of established accruals, which could adversely affect BMT’s results of operations, potentially materially.

United States Department of Education Matter

In 2018, Customers received a Final Program Review Determination (“FPRD”) letter dated September 5, 2018 from the U.S. Department of Education (“ED”) regarding a focused program review of Higher One’s/Customers Bank’s administration, as a third party servicer, of the programs authorized pursuant to Title IV of the Higher Education Act of 1965. The ED program review covered the award years beginning in 2013 through the FPRD issuance date, including the time period when Higher One was acting as the third party servicer prior to Customers’ acquisition of the Disbursements business on June 15, 2016. The FPRD determined that, with respect to students enrolled at specified partner institutions, Higher One/Customers did not provide convenient fee-free access to ATMs or bank branch offices in such locations as required by the ED’s cash management regulations. Those regulations, which were in effect during the period covered by the program review and were revised during that period, seek, among other purposes, to ensure that students can make fee-free cash withdrawals. The FPRD determined that students incurred prohibited costs in accessing Title IV credit balance funds, and the FPRD classifies those costs as financial liabilities of Customers. The FPRD also requires Customers to take prospective action to increase ATM access for students at certain of its partner institutions. Customers disagreed with the FPRD and appealed the asserted financial liabilities of $6.5 million, and a request for review has been submitted to trigger an administrative process before the ED’s Office of Hearing and Appeals.

NOTE 16 — LOSS CONTINGENCIES (cont.)

On March 26, 2020, the ED and Customers filed a Joint Motion to Dismiss with Prejudice (the “Joint Motion”) with the United States Department of Education. The Joint Motion states that the ED and Customers reached an agreement that resolves the liabilities at issue in the appeal. The Joint Motion was granted on April 27, 2020. As part of the settlement, the liabilities assessed in the FPRD were reduced to $3.0 million (the “Settlement Amount”) and will be paid in quarterly installments over the next three years ending April 1, 2023. As this liability relates to Higher One’s business which as discussed in NOTE 2 — ACQUISITION ACTIVITY was assigned to BMT in September 2017, BMT assumed and recorded a liability of $2.0 million included in “Other liabilities” on the balance sheet during 2019. The remaining $1.0 million is expected to be funded from funds in an escrow account set up at the time of Customers’ acquisition of the Disbursements business from Higher One in 2016 as described in restrictions on cash in NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION and subsequently contributed to BMT in September 2017 as discussed in NOTE 1 — DESCRIPTION OF THE BUSINESS. On June 30, 2020, the Bank assumed the remaining liability of $2.4 million owed to ED related to this matter, and the related $1.0 million escrow account. As a result, BMT will transfer $1.4 million of cash to the Bank to support the payment of the Settlement Amount.

NOTE 17 — SUBSEQUENT EVENTS

Planned Merger with Megalith Financial Acquisition Corp.

On August 6, 2020, BMT and Megalith Financial Acquisition Corp. (“MFAC”), a special purpose acquisition company, entered into a definitive merger agreement (the “Business Combination”). Upon closing of the Business Combination (the “Business Combination Closing”), the combined company will operate as BM Technologies Inc. and expects to be listed on the New York Stock Exchange. All BMT serviced deposits and loans will remain at the Bank immediately after the Business Combination Closing. Upon the Business Combination Closing, BM Technologies Inc. will be a financial technology company bringing banks and business partners together through its digital banking platform.

The aggregate consideration to be paid to the Bank in the Business Combination will be an amount (the “Merger Consideration”) equal to: (i) $140.0 million minus (ii) $9.3 million (representing a sponsor equity adjustment), plus (or minus, if negative) (iii) BMT’s net working capital less a target net working capital of $10.0 million, minus (iv) the aggregate amount of any outstanding indebtedness of BMT at Business Combination Closing, and minus (v) the amount of any unpaid transaction expenses of BMT, MFAC’s transaction expenses and other liabilities of MFAC due and owing at the Business Combination Closing.

The Merger Consideration will consist of cash and stock. The cash portion of the Merger Consideration (“Cash Consideration”) will be equal to (i) the amount of any proceeds of the PIPE Investment; plus (ii) an amount equal to one-half (1/2) of the difference between the (A) cash and cash equivalents of MFAC, including any funds in the trust account after giving effect to the completion of the redemption of shares of MFAC’s public stockholders (“Redemption”), less (B) a cash reserve to be used for the benefit of BM Technologies Inc. in the Merger, in the amount of $10.0 million (such difference between clause (A) and (B) which resulting amount if otherwise negative shall be equal to zero, being which resulting amount if otherwise negative shall be equal to zero, being the “Remaining Trust Account Amount”); minus (iii) MFAC’s transaction expenses and other liabilities of MFAC due and owing at the Business Combination Closing; plus (iv) the cash and cash equivalents of BMT; minus (v) BMT’s unpaid transaction expenses; minus (vi) a cash reserve in the amount of $5.0 million. The stock portion of the Merger Consideration consists of a number of shares of MFAC’s Class A common stock with an aggregate value (the “Merger Consideration Share Amount”) equal to (a) the Merger Consideration, minus (b) the Cash Consideration, with the Bank receiving a number of shares of MFAC Class A common stock equal to the Merger Consideration Share Amount, divided by $10.38 (the “Per Share Price”).

The Merger Consideration is subject to adjustment after the Business Combination Closing based on confirmed amounts of the net working capital, the outstanding indebtedness of BMT and any unpaid transaction expenses of BMT, as of the Business Combination Closing. If the adjustment is a negative adjustment in favor of MFAC, the Bank will deliver to MFAC a number of shares of Class A common stock of MFAC with a value equal to the absolute value of the adjustment amount (with each share valued at the Per Share Price). If the adjustment is a positive adjustment in favor of BMT, MFAC will issue to the Bank an additional number of shares of Class A common Stock of MFAC with a value equal to the adjustment amount (with each share valued at the Per Share Price). The Merger Consideration is also subject to reduction for the indemnification obligations of the Bank.

NOTE 17 — SUBSEQUENT EVENTS (cont.)

Mr. Jay Sidhu, who currently serves as Chief Executive Officer and Chairman of the Board of Customers Bancorp and Executive Chairman of the Bank, also serves as a director of MFAC, is one of the managing members of MFAC’s sponsor, is a MFAC stockholder and also served as Executive Chairman of MFAC through August 7, 2020 . Mr. Bhanu Choudhrie, who currently serves as a member of the board of directors of Customers Bancorp and the Bank also serves as a director of MFAC, is one of the managing members of MFAC’s sponsor and is a MFAC stockholder. Mr. Samvir Sidhu, the son of Jay Sidhu, currently serves as the Bank’s Vice Chairman and Chief Operating Officer and as Customers Bancorp’s Head of Corporate Development, previously served as the Chief Executive Officer of MFAC, currently serves as a director of MFAC and is a MFAC stockholder. Ms. Luvleen Sidhu, the daughter of Jay Sidhu, currently serves as the Chief Executive Officer and as a director of BMT and is expected to continue to serve in those roles with BM Technologies Inc. Certain of these individuals also expect to participate in the private placement by MFAC of shares of its Class A Common Stock to be completed in connection with the Business Combination Closing.

In light of these relationships, Customers Bancorp appointed a special committee consisting of independent directors with their own counsel and financial advisors. The special committee reviewed the transaction and made a unanimous recommendation to Customers Bancorp’s board of directors for approval. Customers Bancorp’s board of directors approved the transaction by a majority vote, with the above-mentioned directors recusing themselves from the deliberation and voting process and no director voting against the transaction.

The Business Combination is expected to close in the fourth quarter 2020, pending MFAC stockholder approval, regulatory approval and the satisfaction or waiver of additional conditions to closing.

Impact of COVID-19

In March 2020, the outbreak of COVID-19 was recognized as a pandemic by the World Health Organization. The spread of COVID-19 has created a global public health crisis that has resulted in unprecedented uncertainty, volatility and disruption in financial markets and in governmental, commercial and consumer activity in the United States and globally, including the markets that BMT serves. Governmental responses to the pandemic have included orders closing businesses not deemed essential and directing individuals to restrict their movements, observe social distancing and shelter in place. These actions, together with responses to the pandemic by businesses and individuals, have resulted in rapid decreases in commercial and consumer activity, temporary closures of many businesses that have led to a loss of revenues and a rapid increase in unemployment, material decreases in oil and gas prices and in business valuations, disrupted global supply chains, market downturns and volatility, changes in consumer behavior related to pandemic fears, related emergency response legislation and an expectation that Federal Reserve policy will maintain a low interest rate environment for the foreseeable future.

BMT and Customers have taken deliberate actions to ensure that it has the necessary balance sheet strength to serve its clients and communities, including increases in liquidity and reserves supported by a strong capital position at Customers. Customers’ business and consumer customers are experiencing varying degrees of financial distress, which is expected to continue in coming months. In order to protect the health of its customers and team members, and to comply with applicable government directives, BMT and Customers have modified business practices, including restricting team member travel, directing team members to work from home insofar as is possible and implementing its business continuity plans and protocols to the extent necessary.

Significant uncertainties as to future economic conditions exist. BMT’s revenues are derived from account fees earned from the Bank’s deposit account holders, and interchange and card fees earned from transactions conducted by these account holders. Since the outbreak of COVID-19, BMT experienced an initial decline in revenues as compared to pre-COVID-19 period, followed by an increase in revenues resulting from the benefit of federal stimulus on account balances and activity levels.

BMT continues to monitor the impact of COVID-19 closely, as well as any effects that may result from the Coronavirus Aid, Relief and Economic Security (“CARES”) Act; however, the extent to which the COVID-19 pandemic will impact the operations and financial results of BMT and Customers during the remainder of 2020 is highly uncertain.

Management evaluated subsequent events through September 21, 2020, the date that these financial statements were available for issuance.

BANKMOBILE TECHNOLOGIES, INC.

BALANCE SHEETS — UNAUDITED

(amounts in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS
Non-interest earning deposit	$16,776	$7,586
Restricted cash	—	1,000
Cash and cash equivalents	16,776	8,586
Accounts receivable, net	8,382	10,490
Receivable from Customers Bank	2,038	849
Prepaid expenses and other current assets	353	8,804
Total current assets	27,549	28,729
Premises and equipment, net	436	638
Developed software, net	45,351	50,478
Goodwill	5,259	5,259
Other intangibles, net	5,150	5,734
Other assets	1,690	2,478
Total assets	$85,435	$93,316
LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities:
Accounts payable and accrued liabilities	$15,298	$11,093
Borrowings from Customers Bank	40,000	40,000
Current portion of operating lease liabilities	701	1,001
Deferred revenue	2,449	1,938
Total current liabilities	58,448	54,032
Operating lease liabilities	596	1,536
Other liabilities	120	3,118
Total liabilities	$59,164	$58,686
Commitments and contingencies (NOTE 12)
Shareholder’s equity:
Common stock, par value $1.00 per share; 100,000,000 shares authorized; 100 shares issued and outstanding	$—	$—
Additional paid in capital	62,209	62,165
Accumulated deficit	(35,938)	(27,535)
Total shareholder’s equity	26,271	34,630
Total liabilities and shareholder’s equity	$85,435	$93,316

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS — UNAUDITED

(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating revenues:
Interchange and card revenue	$4,137	$6,652	$16,813	$21,819
Interchange fees from Customers Bank	3,240	—	3,240	—
Servicing fees from Customers Bank	5,814	6,663	15,604	20,584
Account fees	2,789	3,049	8,517	7,873
University fees	1,348	1,267	4,028	3,737
Other	1,010	269	1,326	693
Total revenues	18,338	17,900	49,528	54,706
Operating expenses:
Technology, communication and processing	6,637	4,221	20,586	21,229
Salaries and employee benefits	5,689	6,175	19,796	16,012
Professional services	2,159	2,910	7,286	7,160
Provision for operating losses	1,419	3,964	3,326	7,953
Occupancy	435	434	1,240	1,280
Customer related supplies	195	800	717	1,695
Advertising and promotion	266	375	693	1,014
Merger and acquisition related expenses	377	—	452	—
Other	551	1,846	2,668	3,955
Total expenses	17,728	20,725	56,764	60,298
Income (loss) from operations	610	(2,825)	(7,236)	(5,592)
Non-operating expense:
Interest expense	353	132	1,146	132
Income (loss) before income tax expense	257	(2,957)	(8,382)	(5,724)
Income tax expense	7	7	21	21
Net income (loss)	$250	$(2,964)	$(8,403)	$(5,745)

Basic and diluted earnings (loss) per common share	$2,500	$(29,640)	$(84,030)	$(57,450)

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY — UNAUDITED

For the Three and Nine Months Ended September 30, 2020 and 2019

(amounts in thousands, except share data)

	Common Stock
	Shares of Common Stock Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance, June 30, 2020	100	—	$63,430	$(36,188)	$27,242
Net income	—	—	—	250	250
Capital distribution to Customers Bank	—	—	(1,221)	—	(1,221)
Balance, September 30, 2020	100	—	$62,209	$(35,938)	$26,271

	Common Stock
	Shares of Common Stock Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance, June 30, 2019	100	—	$95,280	$(22,453)	$72,827
Net loss	—	—	—	(2,964)	(2,964)
Capital contribution from Customers Bank	—	—	7,071	—	7,071
Capital distribution to Customers Bank	—	—	(40,000)	—	(40,000)
Balance, September 30, 2019	100	—	$62,351	$(25,417)	$36,934

	Common Stock
	Shares of Common Stock Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance, December 31, 2019	100	—	$62,165	$(27,535)	$34,630
Net loss	—	—	—	(8,403)	(8,403)
Capital contribution from Customers Bank	—	—	44	—	44
Balance, September 30, 2020	100	—	$62,209	$(35,938)	$26,271

	Common Stock
	Shares of Common Stock Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance, December 31, 2018	100	—	$90,359	$(19,672)	$70,687
Net loss	—	—	—	(5,745)	(5,745)
Capital contribution from Customers Bank	—	—	11,992	—	11,992
Capital distribution to Customers Bank	—	—	(40,000)	—	(40,000)
Balance, September 30, 2019	100	—	$62,351	$(25,417)	$36,934

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS — UNAUDITED

(amounts in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities
Net income (loss)	$(8,403)	$(5,745)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of premises and equipment	252	296
Amortization of developed software	8,229	5,005
Amortization of other intangible assets	584	803
Amortization of right-of-use assets	760	823
Operating lease rental payments	(815)	(833)
Share based compensation expense	370	439
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	2,108	(2,197)
(Increase) decrease in prepaid expenses and other current assets	8,451	1,879
(Increase) decrease in receivable from Customers Bank	(1,189)	(2,308)
(Increase) decrease in other assets	(397)	220
Increase (decrease) in accounts payable and accrued liabilities	4,205	1,788
Increase (decrease) in deferred revenue	511	471
Increase (decrease) in other liabilities	(2,998)	1,131
Net Cash Provided by (Used in) Operating Activities	11,668	1,772
Cash Flows from Investing Activities
Purchases and development of software	(3,102)	(6,885)
Purchases of premises and equipment	(50)	(64)
Net Cash Provided by (Used in) Investing Activities	(3,152)	(6,949)
Cash Flows from Financing Activities
Proceeds from borrowings from Customers Bank	—	40,000
Capital contribution from Customers Bank	—	11,553
Capital distribution to Customers Bank	(326)	(40,000)
Net Cash Provided by (Used in) Financing Activities	(326)	11,553
Net Increase (Decrease) in Cash and Cash Equivalents	8,190	6,376
Cash and Cash Equivalents – Beginning	8,586	3,400
Cash and Cash Equivalents – Ending	$16,776	$9,776
Supplementary Cash Flow Information:
Income taxes paid, net of refunds	$(704)	$(1,590)
Interest paid	—	—
Noncash Operating, Investing and Financing Activities:
Reduction of right-of-use assets and related operating lease liabilities from lease modification	$(425)	$—
Share based compensation recorded as capital contribution from Customers Bank	370	439

See accompanying notes to the financial statements.

BANKMOBILE TECHNOLOGIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF THE BUSINESS

BankMobile Technologies, Inc. (“BMT”) is a Pennsylvania corporation, incorporated in May 2016, and a wholly-owned subsidiary of Customers Bank (the “Bank”). The Bank is a Pennsylvania state chartered bank and a wholly-owned subsidiary of Customers Bancorp, Inc. (the “Bancorp” or “Customers Bancorp”), a bank holding company, collectively referred to as “Customers” herein.

Customers operates two reportable business segments: (i) Customers Business Banking and (ii) the BankMobile business segment (“BankMobile”). The BankMobile business segment provides state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through digital channels.

BMT was established as the financial technology arm of BankMobile in order to facilitate deposits and banking services between a customer and an FDIC insured partner bank. BMT’s Banking-as-a-Service (“BaaS”) business model leverages partners’ existing customer bases to achieve high volume, low cost customer acquisition in its Disbursements, White Label and Workplace Banking businesses.

On September 30, 2017, a portion of the operations, assets and liabilities of BankMobile were contributed by the Bank to BMT. The Bank holds BMT serviced deposit accounts, deposit liabilities and related assets funded by the deposits held pursuant to applicable banking law, which requires deposit accounts and liabilities to be held only by a chartered bank. BMT is not a bank, does not hold a bank charter, and it does not provide banking services.

As a subsidiary of the Bank, BMT is subject to the regulation of the Pennsylvania Department of Banking and Securities and the Federal Reserve Bank, and is periodically examined by those regulatory authorities. BMT is also subject to the regulations of the Department of Education, due to its Disbursements business, and is periodically examined by them.

BMT has four primary revenue sources: interchange and card revenue, servicing fees from the Bank, account fees, and university fees. The majority of revenues are driven by customer activity (deposits, spend, transactions, etc.) but may be paid or passed through by the Bank, universities, or paid directly by customers. The majority of revenue and expenses of BMT are derived from servicing fees from the Bank, its white label partnership, and the Disbursements business acquisition from Higher One as described in the 2019 audited financial statements of BMT.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The interim unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). These interim unaudited financial statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary to present a fair statement of the financial position and the results of operations and cash flows of BMT for the interim periods presented. Certain information and footnote disclosures normally included in the annual financial statements have been omitted from these interim unaudited financial statements as permitted by SEC rules and regulations. The December 31, 2019 balance sheet presented in this report has been derived from BMT’s audited 2019 financial statements. Management believes that the disclosures are adequate to present fairly the financial statements as of the dates and for the periods presented. These interim unaudited financial statements should be read in conjunction with the 2019 audited financial statements of BMT. The 2019 audited financial statements describe BMT’s significant accounting policies, which include its policies on Segment Reporting; Business Combinations; Cash and Cash Equivalents; Restrictions on Cash; Receivable from Customers Bank; Accounts Receivable; Concentrations of Credit Risk; Premises and Equipment; Developed Software; Goodwill and Other Intangible Assets; Leases; Income Taxes; Loss Contingencies; Revenue Recognition and Deferred Revenue; Advertising and Promotion; Collaborative Arrangements; Provision for Operating Losses; and Merger and Acquisition Related Expenses. There have been no material changes to BMT’s significant accounting policies noted above for the three months and nine months ended September 30, 2020.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

New Accounting Standards

Presented below are recently issued accounting standards that BMT has adopted as well as those that the Financial Accounting Standards Board (“FASB”) has issued but are not yet effective.

Accounting Standards Adopted on January 1, 2020

Standard	Summary of guidance	Effects on Financial Statements
ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments Issued April 2019

Clarifies the scope of the credit losses standard and addresses issues related to accrued interest receivable balances, recoveries, variable interest rates, and prepayments.

Addresses partial-term fair value hedges, fair value hedge basis adjustments and certain transition requirements.

Addresses recognizing and measuring financial instruments, specifically the requirement for remeasurement under ASC 820 when using the measurement alternative, certain disclosure requirements and which equity securities have to be remeasured at historical exchange rates.

Topic 326 Amendments — Effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption permitted. Topic 815 Amendments — Effective for first annual period beginning after the issuance date of this ASU (i.e., fiscal year 2020). Entities that have already adopted the amendments in ASU 2017-12 may elect either to retrospectively apply all the amendments or to prospectively apply all amendments as of the date of adoption. Topic 825 Amendments — Effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.

BMT adopted on January 1, 2020.

The adoption of this guidance relating to Topics 815 and 825 did not have a material impact on BMT’s financial statements. Please refer to ASU 2016-13 for further discussion on BMT’s adoption of ASU 2016-13 (Topic 326).

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements
ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606 Issued November 2018

Clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in Topic 606 should be applied, including recognition, measurement, presentation, and disclosure requirements.

Adds unit-of-account guidance in Topic 808 to align with the guidance in Topic 606 when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within scope of Topic 606.

Requires that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under Topic 606 is precluded if the collaborative arrangement participant is not a customer.

Effective for fiscal year beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption permitted.

BMT adopted on January 1, 2020. The adoption did not have a material impact on BMT’s financial statements.

ASU 2018-15, Internal-Use Software (Subtopic 350-40): Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract Issued August 2018	Clarifies that service contracts with hosting arrangements must follow internal-use software guidance Subtopic 350-40 when determining which implementation costs to capitalize as an asset related to the service contract and which costs to expense.	BMT adopted on January 1, 2020. The adoption did not have a material impact on BMT’s financial statements.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

Also clarifies that capitalized implementation costs of a hosting arrangement that is a service contract are to be amortized over the term of the hosting arrangement, which includes the noncancelable period of the arrangement plus options to extend the arrangement if reasonably certain to exercise.

Clarifies that existing impairment guidance in Subtopic 350-40 must be applied to the capitalized implementation costs as if they were long-lived assets.

Applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption.

Effective for fiscal year beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption permitted.

ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments Issued June 2016

 Requires an entity to utilize a new impairment model known as the current expected credit loss model to estimate lifetime expected credit loss and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset.

Replaces today’s “incurred loss” approach and is expected to result in earlier recognition of credit losses.

BMT adopted on January 1, 2020.

BMT has identified accounts receivable to be within the scope of the standard.

The adoption did not have a material impact on BMT’s financial statements, as such, a cumulative adjustment to beginning accumulated deficit was not necessary.

See NOTE 3 — ACCOUNTS RECEIVABLE.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Standard	Summary of guidance	Effects on Financial Statements

In May 2019, the FASB issued ASU 2019-05 Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief, which provides entities that have certain instruments within the scope of Topic 326 with an option to irrevocably elect the fair value option in Subtopic 825, Financial Instruments. This relief is to be applied on an instrument-by-instrument basis for eligible instruments upon adoption of Topic 326.

Effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted.

Adoption to be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted.

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable primarily relate to reimbursements to be received from a collaborative partner and uncollected university subscription and disbursement services fees, and are recorded at face amounts less an allowance for credit losses. There was no allowance for credit losses recorded at September 30, 2020 and December 31, 2019. Management evaluates accounts receivables that share similar risk characteristics on a pooled basis and establishes the allowance for credit losses based on historical experience, analysis of past due accounts, other current available information and reasonable and supportable forecasts. Accounts receivable deemed to be uncollectible are individually identified and are charged-off against the allowance for credit losses. Higher education institution clients are generally billed upfront. Consequently, amounts recorded in accounts receivable may also be reported as deferred revenue. The adoption of the FASB’s Accounting Standards Codification (“ASC”) 326, Financial Instruments — Credit Losses, on January 1, 2020 did not have a material impact on BMT’s financial statements.

NOTE 4 — EARNINGS (LOSS) PER SHARE

The following are the components and results of BMT’s earnings (loss) per common share calculations for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except share and per share data)	2020	2019	2020	2019
Net income (loss) available to common shareholders	$250	$(2,964)	$(8,403)	$(5,745)
Weighted-average number of common shares outstanding – basic and diluted	100	100	100	100
Basic and diluted earnings (loss) per common share	$2,500	$(29,640)	$(84,030)	$(57,450)

There were no securities that could potentially dilute basic loss per common share in future periods that were not included in the computation of diluted loss per common share for the three months and nine months ended September 30, 2020 and 2019.

NOTE 5 — DEVELOPED SOFTWARE

The components of developed software as of September 30, 2020 and December 31, 2019 were as follows:

(amounts in thousands)	Expected Useful Life	September 30, 2020	December 31, 2019
Higher One Disbursement business developed software	10 years	$27,400	$27,400
Internally developed	3 to 5 years	39,322	38,910
Work-in-process		5,278	2,588
		72,000	68,898
Accumulated amortization		(26,649)	(18,420)
Total		$45,351	$50,478

BMT recorded amortization expense of $2.7 million and $8.2 million for the three months and nine months ended September 30, 2020, respectively, in “Technology, communication and processing” on the statement of operations. Amortization expense for the three months and nine months ended September 30, 2019 was $2.8 million and $5.0 million, respectively.

NOTE 6 — OTHER INTANGIBLES

The components of other intangibles as of September 30, 2020 and December 31, 2019 were as follows:

(amounts in thousands)	Expected Useful Life	September 30, 2020	December 31, 2019
Customer relationships – universities	20 years	$6,402	$6,402
Non-compete agreement	4 years	3,000	3,000
		9,402	9,402
Accumulated amortization		(4,252)	(3,668)
Total		$5,150	$5,734

BMT recorded amortization expense of $80 thousand and $584 thousand for the three months and nine months ended September 30, 2020, respectively, included in “Other expenses” on the statement of operations. Amortization expense for the three months and nine months ended September 30, 2019 was $268 thousand and $803 thousand, respectively.

NOTE 7 — LEASES

BMT leases two office space locations under operating leases, including one lease where the Bank is listed on the lease as lessee at September 30, 2020.

The operating leases consist of 5-year lease terms with options to renew the leases or extend the term annually or with mutual agreement. Leases include variable lease payments that are based on an index or rate, such as an annual increase in operating expenses over the initial lease year’s expenses. Variable lease payments are not included in the liability or right-of-use (“ROU”) asset and are recognized in the period in which the obligations for those payments are incurred. BMT’s operating lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As most of BMT’s operating leases do not provide an implicit rate, BMT utilized the incremental borrowing rate of the Bank based on the information available at either the adoption of ASC 842, Leases or the commencement date of the lease, whichever was later, when determining the present value of lease payments.

NOTE 7 — LEASES (cont.)

The following table summarizes operating lease ROU assets and operating lease liabilities and their corresponding balance sheet location:

(amounts in thousands)	Classification	September 30, 2020	December 31, 2019
ASSETS
Operating lease ROU assets	Other assets	$1,285	$2,471
LIABILITIES
Operating lease liabilities	Operating lease liabilities	$1,297	$2,537

The following table summarizes operating lease cost and its corresponding income statement location for the periods presented:

		Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	Classification	2020	2019	2020	2019
Operating lease cost	Occupancy	$330	$275	$881	$823

Maturities of non-cancelable operating lease liabilities were as follows at September 30, 2020:

(amounts in thousands)	September 30, 2020
2020	$177
2021	718
2022	419
Total minimum payments	1,314
Less: interest	17
Present value of lease liabilities	$1,297

Cash paid pursuant to operating lease liabilities for the nine months ended September 30, 2020 and 2019 was $815 thousand and $833 thousand, respectively, and was reported as cash flows used in operating activities in the statement of cash flows.

The following table summarizes the weighted average remaining lease term and discount rate for BMT’s operating leases at September 30, 2020 and December 31, 2019:

(amounts in thousands)	September 30, 2020	December 31, 2019
Weighted average remaining lease term (years)
Operating leases	1.8 years	2.5 years
Weighted average discount rate
Operating leases	1.3%	2.9%

NOTE 8 — REVENUES

The following tables present BMT’s revenues within the scope of ASC 606, Revenue from Contracts with Customers for the three months and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2020	2019	2020	2019
Revenue from contracts with customers:
Revenue recognized at point in time:
Interchange and card revenue	$4,137	$6,652	$16,813	$21,819
Interchange fees from Customers Bank	3,240	—	3,240	—
Servicing fees from Customers Bank	5,814	6,663	15,604	20,584
Account fees	2,789	3,049	8,517	7,873
University fees – disbursement fees	309	261	990	783
Other	1,010	269	1,326	693
Total revenue recognized at point in time	17,299	16,894	46,490	51,752
Revenue recognized over time:
University fees – subscription revenue	1,039	1,006	3,038	2,954
Total revenue recognized over time	1,039	1,006	3,038	2,954
Total revenue from contracts with customers	$18,338	$17,900	$49,528	$54,706

BMT’s servicing fees and a portion of interchange fees were from the Bank, as described in NOTE 10 — RELATED PARTY TRANSACTIONS.

NOTE 9 — COLLABORATIVE ARRANGEMENTS

In the normal course of business, BMT may enter into collaborative arrangements primarily to develop and commercialize banking products to its partners’ customers. Collaborative arrangements are contractual agreements with third parties that involve a joint operating activity where both BMT and the collaborating white label partner are active participants in the activity and are exposed to the significant risks and rewards of the activity. Collaborative activities typically include research and development, technology, product development, marketing, and day-to-day operations of the banking product. These arrangements often require the sharing of revenue and expense. BMT’s expenses incurred pursuant to these arrangements are reported net of any payments due to or amounts due from BMT’s white label partners, which are recognized at the time the white label partner becomes obligated to pay. For the three months and nine months ended September 30, 2020, BMT recognized $5.3 million and $10.9 million, respectively, in expense reimbursements from collaborative arrangements. BMT recognized $5.0 million and $12.7 million in expense reimbursements from collaborative arrangements during the three months and nine months ended September 30, 2019, respectively.

NOTE 10 — RELATED PARTY TRANSACTIONS

BMT has had, and is expected to have in the future, transactions in the ordinary course of business with Customers and its executive officers, directors, principal shareholders, their immediate families and affiliated companies (commonly referred to as related parties), as described in NOTE 13 — MERGER WITH MEGALITH FINANCIAL ACQUISITION CORP.

Servicing Fees from Customers Bank

BMT entered into an Intercompany Services and Expense Agreement (“Intercompany Agreement”) with the Bank effective January 1, 2018, as amended, whereby the Bank pays servicing fees to BMT for the value provided to the Bank for the use of low/no-cost deposits serviced by BMT through its digital platform.

BMT amended the Intercompany Agreement with the Bank effective January 1, 2020, whereby the Bank pays servicing fees at adjusted rates and reimburses BMT for operating losses resulting from fraud or theft-based transactions in BMT serviced deposit accounts. For the three months and nine months ended September 30, 2020, BMT’s operating losses resulting from fraud or theft-based transactions reimbursed by the Bank was not material.

NOTE 10 — RELATED PARTY TRANSACTIONS (cont.)

BMT earns interchange fees from debit card transactions at rates set by the card issuing network, which adjust from time to time. Further, Federal Reserve’s regulation caps interchange fees for banks over $10 billion in assets. The Bank became subject to this regulation on July 1, 2020, and has agreed to pay BMT the difference between the regulated and unregulated interchange rates pursuant to the Interchange Maintenance Agreement. For the three and nine months ended September 30, 2020, BMT received the difference between the regulated and unregulated interchange rates of $3.2 million from the Bank.

Borrowings from Customers Bank

BMT has a $50 million non-negotiable demand promissory note and line of credit agreement with the Bank that is due on demand. The Bank has agreed not to demand principal repayment prior to November 30, 2021. Under this revolving line of credit, BMT may borrow up to $50 million due on demand by the Bank, and carries interest equal to 12-month LIBOR plus 204 basis points payable quarterly. At September 30, 2020 and December 31, 2019, BMT had $40 million in borrowings outstanding and accrued interest of $1.7 million and $0.6 million with the Bank included in “Accounts payable and accrued liabilities” on the balance sheet, respectively.

Operating leases

BMT leases two office space locations under operating leases, including one lease where the Bank is listed on the lease as lessee.

NOTE 11 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

BMT uses fair value measurements to disclose the fair value of its financial instruments.  FASB’s ASC 825, Financial Instruments, requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For fair value disclosure purposes, BMT utilized certain fair value measurement criteria under ASC 820, Fair Value Measurements (“ASC 820”), as explained below.

In accordance with ASC 820, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for BMT’s financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, focusing on an exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

The fair value guidance also establishes a fair value hierarchy and describes the following three levels used to classify fair value measurements:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

NOTE 11 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The following methods and assumptions were used to estimate the fair values of BMT’s financial instruments as of September 30, 2020 and December 31, 2019:

Cash and cash equivalents:

The carrying amounts reported on the balance sheet for non-interest bearing deposit and restricted cash approximate those assets’ fair values. These assets are classified as Level 1 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Receivable from/payable to Customers Bank:

The receivable from/payable to the Bank represents an intercompany due to/due from balance for ongoing operating activities of BMT. The carrying amount of the receivable from/payable to the Bank approximates its fair value due to the short term nature of the item.

Accounts receivable:

The carrying amount of accounts receivable approximates fair value because of the short term nature of these items.

Borrowings from Customers Bank:

BMT has a non-negotiable demand promissory note and line of credit agreement with the Bank to borrow up to $50 million with interest set at a floating annual rate equal to 12-month LIBOR plus 204 basis points. The carrying amount of the borrowings from the Bank approximates its fair value due to its floating interest rate and short term nature. The liability is classified as Level 2 fair values, based upon the lowest level of input that is significant to the fair value measurements.

The estimated fair values of BMT’s financial instruments at September 30, 2020 and December 31, 2019 were as follows:

			Fair Value Measurements at September 30, 2020
(amounts in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents	$16,776	$16,776	$16,776	$—	$—
Liabilities:
Borrowings from Customers Bank	$40,000	$40,000	$—	$40,000	$—

NOTE 11 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

			Fair Value Measurements at December 31, 2019
(amounts in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents	$8,586	$8,586	$8,586	$—	$—
Liabilities:
Borrowings from Customers Bank	$40,000	$40,000	$—	$40,000	$—

NOTE 12 — LOSS CONTINGENCIES

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements that are not currently accrued for. However, in light of the uncertainties inherent in these matters, it is possible that the ultimate resolution may have a material adverse effect on BMT’s results of operations for a particular period, and future changes in circumstances or additional information could result in accruals or resolution in excess of established accruals, which could adversely affect BMT’s results of operations, potentially materially.

United States Department of Education Matter

In 2018, Customers received a Final Program Review Determination (“FPRD”) letter dated September 5, 2018 from the U.S. Department of Education (“ED”) regarding a focused program review of Higher One’s/Customers Bank’s administration, as a third party servicer, of the programs authorized pursuant to Title IV of the Higher Education Act of 1965. The ED program review covered the award years beginning in 2013 through the FPRD issuance date, including the time period when Higher One was acting as the third party servicer prior to Customers’ acquisition of the Disbursement business on June 15, 2016. The FPRD determined that, with respect to students enrolled at specified partner institutions, Higher One/Customers did not provide convenient fee-free access to ATMs or bank branch offices in such locations as required by the ED’s cash management regulations. Those regulations, which were in effect during the period covered by the program review and were revised during that period, seek, among other purposes, to ensure that students can make fee-free cash withdrawals.  The FPRD determined that students incurred prohibited costs in accessing Title IV credit balance funds, and the FPRD classifies those costs as financial liabilities of Customers. The FPRD also requires Customers to take prospective action to increase ATM access for students at certain of its partner institutions. Customers disagreed with the FPRD and appealed the asserted financial liabilities of $6.5 million, and a request for review has been submitted to trigger an administrative process before the ED’s Office of Hearing and Appeals.

On March 26, 2020, the ED and Customers filed a Joint Motion to Dismiss with Prejudice (the “Joint Motion”) with the United States Department of Education. The Joint Motion states that the ED and Customers reached an agreement that resolves the liabilities at issue in the appeal. The Joint Motion was granted on April 27, 2020. As part of the settlement, the liabilities assessed in the FPRD were reduced to $3.0 million (the “Settlement Amount”) and will be paid in quarterly installments over the next three years ending April 1, 2023. As this liability relates to Higher One’s business that was assigned to BMT in September 2017, BMT assumed and recorded a liability of $2.0 million included in “Other liabilities” on the balance sheet during 2019. The remaining $1.0 million was expected to be funded from funds in an escrow account set up at the time of Customers’ acquisition of the Disbursement business from Higher One in 2016. On June 30, 2020, the Bank assumed the remaining liability of $2.4 million owed to ED related to this matter and the related $1.0 million escrow account. In September 2020, BMT transferred $1.4 million of cash to the Bank to support the payment of the Settlement Amount.

NOTE 13 — MERGER WITH MEGALITH FINANCIAL ACQUISITION CORP.

On August 6, 2020, BMT, the Bank and Megalith Financial Acquisition Corp. (“MFAC”), a special purpose acquisition company, entered into a definitive merger agreement. Upon closing of the transaction, the combined company will operate as BM Technologies Inc. (“BM Technologies”) and expects to be listed on the New York Stock Exchange. All BMT serviced deposits and loans will remain at the Bank immediately after the closing of the transaction. Upon the closing of the transaction, BM Technologies will be a financial technology company bringing banks and business partners together through its digital banking platform.

Merger Consideration

The aggregate consideration to be paid to the Bank in connection with the merger will be an amount (the “Merger Consideration”) equal to: (i)$140.0 million minus (ii) $9.3 million (representing a sponsor equity adjustment), plus (or minus, if negative) (iii) BMT’s net working capital less a target net working capital of $10.0 million, minus (iv) the aggregate amount of any outstanding indebtedness of BMT at the closing of the transaction, and minus (v) the amount of any unpaid transaction expenses of BMT, MFAC’s transaction expenses and other liabilities of MFAC due and owing at the closing of the transaction.

The Merger Consideration will consist of cash and stock. The cash portion of the Merger Consideration (“Cash Consideration”) will be equal to (i) the amount of any proceeds of the PIPE Investment; plus (ii) an amount equal to one-half (1/2) of the difference between the (A) cash and cash equivalents of MFAC, including any funds in the trust account after giving effect to the completion of the redemption of shares of MFAC’s public stockholders (“Redemption”), less (B) a cash reserve to be used for the benefit of BM Technologies in the Merger, in the amount of $10.0 million (such difference between clause (A) and (B) which resulting amount if otherwise negative shall be equal to zero, being the “Remaining Trust Account Amount”); minus (iii) MFAC’s transaction expenses and other liabilities of MFAC due and owing at the closing of the transaction; plus (iv) the cash and cash equivalents of BMT; minus (v) BMT’s unpaid transaction expenses; minus (vi) a cash reserve in the amount of $5.0 million. The stock portion of the Merger Consideration consists of a number of shares of MFAC’s Class A common stock with an aggregate value (the “Merger Consideration Share Amount”) equal to (a) the Merger Consideration, minus (b) the Cash Consideration, with the Bank receiving a number of shares of MFAC Class A common stock equal to the Merger Consideration Share Amount, divided by $10.38 (the “Per Share Price”).

The Merger Consideration is subject to adjustment after the closing date based on confirmed amounts of the net working capital of BMT, the outstanding indebtedness of BMT and any unpaid transaction expenses of BMT, as of the closing date. The adjustment amount shall be the Merger Consideration as finally determined minus the estimated Merger Consideration that was issued at the closing date of the transaction. If the adjustment is a negative adjustment in favor of MFAC, the Bank will pay MFAC the absolute value of the adjustment amount in cash. If the adjustment is a positive adjustment in favor of BMT, MFAC will issue to the Bank an additional number of shares of Class A common stock of MFAC with a value equal to the adjustment amount (with each share valued at the Per Share Price). The Merger Consideration is also subject to reduction for the indemnification obligations of the Bank.

Certain Relationships

Mr. Jay Sidhu, who currently serves as Chief Executive Officer and Chairman of the Board of Customers Bancorp and Executive Chairman of the Bank, also serves as a director of MFAC, is one of the managing members of MFAC’s sponsor, is a MFAC stockholder and also served as Executive Chairman of MFAC until August 7, 2020. Mr. Bhanu Choudhrie, who currently serves as a member of the board of directors of Customers Bancorp and the Bank also serves as a director of MFAC, is one of the managing members of MFAC’s sponsor and is a MFAC stockholder. Mr. Samvir Sidhu, the son of Jay Sidhu, currently serves as the Bank’s Vice Chairman and Chief Operating Officer and as Customers Bancorp’s Head of Corporate Development, previously served as the Chief Executive Officer of MFAC, currently serves as a director of MFAC and is a MFAC stockholder. Ms. Luvleen Sidhu, the daughter of Jay Sidhu, currently serves as the Chief Executive Officer and as a director of BMT and is expected to continue to serve in those roles with BM Technologies. Certain of these individuals also expect to participate in the private placement by MFAC of shares of its Class A common stock to be completed in connection with the closing.

NOTE 13 — MERGER WITH MEGALITH FINANCIAL ACQUISITION CORP. (cont.)

In light of these relationships, Customers Bancorp appointed a special committee consisting of independent directors with their own counsel and financial advisors. The special committee reviewed the transaction, obtained a fairness opinion in connection with the transaction, and made a unanimous recommendation to Customers Bancorp’s board of directors for approval. Customers Bancorp’s board of directors approved the transaction by a majority vote, with the above-mentioned directors recusing themselves from the deliberation and voting process and no director voting against the transaction.

Amendment to the Merger Agreement

On November 2, 2020, BMT, the Bank and MFAC amended the merger agreement to provide, among other things, that the stock portion of the Merger Consideration will be distributed to Customers Bancorp’s stockholders at the closing of the transaction and that there will be restrictions on the sale of these shares for twelve months after the closing of the merger, provided that these restrictions will end prior to such time upon the earlier of (1) the date after the closing date on which MFAC consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third-party that results in all of MFAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (2) the date on which the closing sale price of MFAC’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date.

The merger is expected to close in fourth quarter 2020, pending MFAC stockholder approval, regulatory approval and the satisfaction or waiver of additional conditions to closing. As of September 30, 2020, BMT had an outstanding borrowing with the Bank totaling $40 million. All or a portion of this borrowing is expected to remain outstanding after the closing of the transaction.

NOTE 14 — SUBSEQUENT EVENTS

Reduction in Force

On October 1, 2020, BMT announced a reduction in force (“RIF”) of approximately 40 employees. The estimated severance costs associated with the RIF is approximately $362 thousand. The RIF was carried out by the BMT’s management as a part of its strategy to reduce costs and improve operational efficiency, which is expected to be completed in the fourth quarter of 2020.

Impact of COVID-19

In March 2020, the outbreak of COVID-19 was recognized as a pandemic by the World Health Organization. The spread of COVID-19 has created a global public health crisis that has resulted in unprecedented uncertainty, volatility and disruption in financial markets and in governmental, commercial and consumer activity in the United States and globally, including the markets that BMT serves. Governmental responses to the pandemic have included orders closing businesses not deemed essential and directing individuals to restrict their movements, observe social distancing and shelter in place. These actions, together with responses to the pandemic by businesses and individuals, have resulted in rapid decreases in commercial and consumer activity, temporary closures of many businesses that have led to a loss of revenues and a rapid increase in unemployment, material decreases in oil and gas prices and in business valuations, disrupted global supply chains, market downturns and volatility, changes in consumer behavior related to pandemic fears, related emergency response legislation and an expectation that Federal Reserve policy will maintain a low interest rate environment for the foreseeable future.

BMT and Customers have taken deliberate actions to ensure that it has the necessary balance sheet strength to serve its clients and communities, including increases in liquidity and reserves supported by a strong capital position at Customers. Customers’ business and consumer customers are experiencing varying degrees of financial distress, which is expected to continue in coming months. In order to protect the health of its customers and team members, and to comply with applicable government directives, BMT and Customers have modified business practices, including restricting team member travel, directing team members to work from home insofar as is possible and implementing its business continuity plans and protocols to the extent necessary.

NOTE 14 — SUBSEQUENT EVENTS (cont.)

Significant uncertainties as to future economic conditions exist. BMT’s revenues are derived from account fees earned from the Bank’s deposit account holders, and interchange and card fees earned from transactions conducted by these account holders. Since the outbreak of COVID-19, BMT experienced an initial decline in revenues as compared to pre-COVID-19 period, followed by an increase in revenues resulting from the benefit of federal stimulus on account balances and activity levels.

BMT continues to monitor the impact of COVID-19 closely, as well as any effects that may result from the Coronavirus Aid, Relief and Economic Security (“CARES”) Act; however, the extent to which the COVID-19 pandemic will impact the operations and financial results of BMT and Customers during the remainder of 2020 is highly uncertain.

Management evaluated subsequent events through November 17, 2020, the date that these financial statements were available for issuance.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Megalith Financial Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Megalith Financial Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on May 28, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

New York, New York
March 16, 2020

Megalith Financial Acquisition Corp.

BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
CURRENT ASSETS
Cash	$482,665	$1,192,945
Prepaid expenses and other current assets	37,571	71,869
Total current assets	520,236	1,264,814

OTHER ASSETS
Marketable securities held in Trust Account	175,410,617	172,213,794
Total other assets	175,410,617	172,213,794
TOTAL ASSETS	$175,930,853	$173,478,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$111,968	$258,559
Income taxes payable	572,160	216,846
Franchise taxes payable	80,000	200,000
Total current liabilities	764,128	675,405

LONG TERM LIABILITIES
Deferred underwriting fee payable	6,771,556	6,771,556
Total long term liabilities	6,771,556	6,771,556
Total liabilities	7,535,684	7,446,961

COMMITMENTS AND CONTINGENCIES
Class A common stock subject to possible redemption, $0.0001 par value, 16,177,739 and 15,943,727 shares at redemption value of $10.10 per share at December 31, 2019 and 2018, respectively	163,395,164	161,031,643

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock; $0.0001 par value; 100,000,000 shares authorized; 751,150 and 985,162 shares issued and outstanding (excluding 16,177,739 and 15,943,727 shares subject to possible redemption), as of December 31, 2019 and 2018, respectively	76	99
Class B Common Stock; $0.0001 par value; 10,000,000 shares authorized; 4,232,222 shares issued and outstanding as of December 31, 2019 and 2018	423	423
Additional paid-in capital	2,342,794	4,706,292
Retained earnings	2,656,712	293,190
Total stockholders’ equity	5,000,005	5,000,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$175,930,853	$173,478,608

The accompanying notes are an integral part of these financial statements.

Megalith Financial Acquisition Corp.

STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2019	2018
OPERATING EXPENSES
General and administrative	$155,854	$63,615
Legal and professional fees	219,533	301,366
Franchise tax	200,000	200,000
Support services – related party	224,000	155,231
Total expenses	799,387	720,212

OTHER INCOME
Interest income on marketable securities held in Trust Account	3,950,927	1,232,015
Total other income	3,950,927	1,232,015

INCOME BEFORE PROVISION FOR INCOME TAXES	3,151,540	511,803
Income tax expense	788,018	216,846
NET INCOME	$2,363,522	$294,957

Weighted average shares outstanding of Class A common stock	16,928,889	16,571,111
Basic and diluted net income per share, Class A	$0.18	$0.05
Weighted average shares outstanding of Class B common stock	4,232,222	4,290,286
Basic and diluted net loss per share, Class B	$(0.14)	$(0.12)

The accompanying notes are an integral part of these financial statements.

Megalith Financial Acquisition Corp.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock				Additional	Retained earnings	Total
	Class A		Class B		paid-in	(accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	deficit)	equity
Balance, December 31, 2017	—	$—	4,312,500	$431	$24,569	$(1,767)	$23,233
Sale of Units in Initial Public Offering	16,928,889	1,693	—	—	169,287,197	—	169,288,890
Sale of private placement warrants	—	—	—	—	6,945,778	—	6,945,778
Forfeiture of shares of Class B common stock	—	—	(80,278)	(8)	8	—	—
Underwriting fees and offering costs	—	—	—	—	(10,521,211)	—	(10,521,211)
Change in shares of Class A common stock subject to redemption	(15,943,727)	(1,594)	—	—	(161,030,049)	—	(161,031,643)
Net income	—	—	—	—	—	294,957	294,957

Balance, December 31, 2018	985,162	99	4,232,222	423	4,706,292	293,190	5,000,004
Change in shares of Class A common stock subject to redemption	(234,012)	(23)	—	—	(2,363,498)	—	(2,363,521)
Net income						2,363,522	2,363,522
Balance, December 31, 2019	751,150	$76	4,232,222	$423	$2,342,794	$2,656,712	$5,000,005

The accompanying notes are an integral part of these financial statements.

Megalith Financial Acquisition Corp.

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,363,522	$294,957
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned in Trust Account	(3,950,927)	(1,232,015)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	34,298	(71,869)
Accounts payable	(146,591)	234,526
Income taxes payable	355,314	216,846
Franchise taxes payable	(120,000)	200,000
Net cash flows used in operating activities	(1,464,384)	(357,556)

CASH FLOWS FROM INVESTING ACTIVITIES
Interest income released from Trust Account to pay taxes	754,104	—
Cash remitted to Trust Account	—	(170,981,779)
Net cash flows provided by (used in) financing activities	754,104	(170,981,779)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of private placement warrants	—	6,945,778
Proceeds from Initial Public Offering	—	169,288,890
Payment of underwriter compensation	—	(3,192,889)
Payment of offering costs	—	(475,382)
Repayment of due to affiliates	—	(32,726)
Proceeds from Sponsor note	—	105,500
Repayment of Sponsor note	—	(107,500)
Net cash flows provided by financing activities	—	172,531,671
NET CHANGE IN CASH	(710,280)	1,192,336
CASH, BEGINNING OF YEAR	1,192,945	609
CASH, END OF YEAR	$482,665	$1,192,945

Supplemental disclosure of noncash activities:
Change in value of Class A common stock subject to possible redemption	$2,363,521	$161,031,643
Deferred underwriters’ commissions payable charged to additional paid-in capital in connection with the public offering	$—	$6,771,556
Forfeiture of shares of Class B common stock	$—	$8

Supplemental cash flow disclosure:
Income taxes paid	$432,704	$—

The accompanying notes are an integral part of these financial statements.

Megalith Financial Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 13, 2017 (INCEPTION) THROUGH DECEMBER 31, 2019

Note 1 — Description of Organization and Business Operations

Megalith Financial Acquisition Corp. (the “Company”) was incorporated in Delaware on November 13, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on the financial technology and the financial services sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity through December 31, 2019 relates to the Company’s formation and Initial Public Offering, which is described below, and since the offering, the search for a prospective Initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the Initial Public Offering. The registration statement for the Company’s initial public offering (“Initial Public Offering”) was declared effective on August 23, 2018. On August 28, 2018, the Company consummated the Initial Public Offering of 15,000,000 units (“Units”) with respect to the Class A Common Stock included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $150,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,560,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, MFA Investor Holdings, LLC ($5,810,000) (the “Sponsor”) and Chardan Capital Markets, LLC ($750,000) (“Chardan”), generating gross proceeds of $6,560,000, which is described in Note 4.

Offering costs for the Initial Public Offering amounted to $10,521,211, consisting of $3,192,889 of underwriting fees, $6,771,556 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $556,766 of other costs. As described in Note 5, the $6,771,556 deferred underwriting fee payable is contingent upon the consummation of a Business Combination by May 28, 2020, subject to the terms of the underwriting agreement.

Following the closing of the Initial Public Offering on August 28, 2018, an amount of $151,500,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On September 21, 2018, the Company consummated the closing of the sale of 1,928,889 additional Units upon receiving notice of the underwriter’s election to partially exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $19,288,890 and incurring additional offering costs of $964,445 in underwriting fees which were partially deferred until the completion of the Company’s initial business combination. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 385,778 Private Placement Warrants to the Sponsor, generating gross proceeds of $385,778.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide its holders of the outstanding shares of its Class A Common Stock, par value $0.0001 (“Class A Common Stock”), sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined above) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.10 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote its Founder Shares (as defined in Note 4) and any Public Shares held by them in favor of approving a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A Common Stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A Common Stock in conjunction with any such amendment.

Note 1 — Description of Organization and Business Operations (cont.)

If the Company is unable to complete a Business Combination by May 28, 2020, 21 months from the closing of the Initial Public Offering (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2019, the Company had a cash balance of $482,665 and a working capital deficit of $243,892. Accrued income and franchise tax totaling $652,160 can be paid by interest income available in the Trust Account. During the year ended December 31, 2019, the Company withdrew $754,104 of interest income to pay its federal income taxes and franchise taxes.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If the Company completes a Business Combination, the Company would repay such loaned amounts.

Note 1 — Description of Organization and Business Operations (cont.)

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In addition, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the liquidity, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 28, 2020.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported net loss.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Note 2 — Summary of Significant Accounting Policies (cont.)

Class A common stock subject to possible redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2019 and 2018, 16,177,739 and 15,943,727 shares of Class A common stock subject to possible redemption, respectively, is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Offering Costs

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering. Offering costs amounting to $9,556,766 were charged to stockholders’ equity upon the completion of the Initial Public Offering and an additional $964,445 were charged to stockholders’ equity upon the underwriter’s partial exercise of the over-allotment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2019 and 2018, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 23,874,667 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statements of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the investment income earned on the Trust Account of $3,950,927 and $1,232,015, net of applicable taxes of $788,018 and $216,846, by the weighted average number of 16,928,889 and 16,571,111 shares of Class A common stock outstanding for the years ended December 31, 2019 and 2018, respectively. Net income (loss) per share, basic and diluted for Class B common stock is calculated by dividing the net income, less income attributable to Class A common stock, by the weighted average number of shares of Class B common stock outstanding for the period.

Note 2 — Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the balance sheet carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for the payment of interest and as of December 31, 2019 or 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for federal and state income tax reporting purposes. Total tax provision may differ from the statutory tax rates applied to income before provision for income taxes due principally to expenses charged which are not tax deductible.

The total provision (benefit) for income taxes is comprised of the following:

	For the years ending December 31,
	2019	2018
Current expense	$788,018	$216,846
Deferred expense (benefit)	(125,871)	(109,245)
Change in valuation allowance	125,871	109,245
Total income tax expense	$788,018	$216,846

Note 2 — Summary of Significant Accounting Policies (cont.)

The net deferred tax assets and liabilities in the accompanying balance sheets included the following components:

	December 31, 2019	December 31, 2018
Deferred tax assets	$235,116	$109,245
Deferred tax liabilities	—	—
Valuation allowance for deferred tax assets	(235,116)	(109,245)
Net deferred tax assets	$—	$—

The deferred tax assets as of December 31, 2019 and 2018 were comprised of the tax effect of cumulative temporary differences as follows:

	December 31, 2019	December 31, 2018
Capitalized expenses before business combination	$235,116	$109,245
Valuation allowance for deferred tax assets	(235,116)	(109,245)
Total	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. At the year ended December 31, 2019 and 2018, the valuation allowance was $235,116 and $109,245, respectively.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2019	December 31, 2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Valuation allowance	4.0%	21.4%
Income tax provision expense	25.0%	42.4%

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering and Private Placement

Pursuant to the Initial Public Offering, the Company sold 16,928,889 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock (such shares of Class A Common Stock included in the Units being offered, the “Public Shares”), and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On November 13, 2017, the Sponsor purchased 4,312,500 shares (the “Founder Shares”) of the Company’s Class B Common Stock, par value $0.0001 (“Class B Common Stock”) for an aggregate price of $25,000. The Founder Shares will automatically convert into shares of Class A Common Stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. Holders of Founder Shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment, at any time. The Sponsor agreed to forfeit up to 562,500 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriters. Since the underwriters exercised the over-allotment option in part, the Sponsor forfeited 80,278 Founder Shares on September 21, 2018. The Founder Shares forfeited by the Sponsor were cancelled by the Company. The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor and Chardan purchased an aggregate of 6,560,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (5,810,000 by the Sponsor and 750,000 by Chardan) for an aggregate purchase price of $6,560,000. Each whole Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of equity or equity-linked securities). Concurrently with the underwriter’s partial exercise of the over-allotment, the Company consummated a private sale of an additional 385,778 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Unit generating gross proceeds of $385,778. The proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering and the underwriter’s partial exercise of the over-allotment are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. In addition, for as long as the Private Placement Warrants are held by Chardan or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement for the Initial Public Offering.

The Sponsor and Chardan and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights.

Note 4 — Related Party Transactions (cont.)

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans will not be able to sell these securities until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On November 27, 2017, the Sponsor had agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note, amended and restated on June 30, 2018 (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2018 or as soon as practical after the Initial Public Offering. The Company had drawn $2,000 on the Note as of December 31, 2017 and had borrowed an additional $105,500 in 2018. The Company fully repaid these amounts to the Sponsor in September 2018.

Support Services

The Company presently occupies office space provided by an affiliate of the Sponsor. The affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain administrative and support services, available to the Company, as may be required by the Company from time to time. The Company will pay the affiliate an aggregate of $2,000 per month for such office space, administrative and support services. For the year ending December 31, 2019 and 2018, the total support services costs were $24,000 and $8,000, respectively.

The Company pays an entity affiliated with the President a fee of approximately $16,667 per month until the earlier of the consummation of the Business Combination or liquidation. A bonus of $78,000 was paid out after the successful completion of the Initial Public Offering. The total amount paid to this entity was $200,000 and $147,231 for the years ended December 31, 2019 and 2018, respectively.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement dated August 23, 2018. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company had granted the underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On September 21, 2018, the underwriters exercised a partial exercise of their overallotment option and purchased 1,928,889 units at a purchase price of $10.00 per unit.

Note 5 — Commitments and Contingencies (cont.)

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $3 million in the aggregate at the closing of the Initial Public Offering and $192,889 in conjunction with the underwriters’ partial exercise of its overallotment option. In addition, the underwriters are entitled to a deferred underwriting commissions of $0.40 per unit, or $6 million in the aggregate from the closing of the Initial Public Offering and $771,556 from the underwriters’ partial exercise of its overallotment option will be payable to the underwriters. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6 — Stockholders’ Equity

Common Stock

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. At December 31, 2019 and 2018, there were 751,150 and 985,162 (excluding 16,177,739 and 15,943,727 shares of Class A Common Stock subject to possible redemption) shares of Class A Common Stock issued and outstanding, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders of Class B Common Stock are entitled to one vote for each share. As of December 31, 2019 and 2018, there were 4,232,222 shares of Class B Common Stock outstanding after giving effect to the forfeiture of 80,278 shares to the Company by the Sponsor for no consideration since the underwriters’ 45-day over-allotment option was not exercised in full, so that the Initial Stockholders collectively own 20% of the Company’s issued and outstanding Common Stock after the Initial Public Offering.

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Common Stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Note 6 — Stockholders’ Equity (cont.)

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last reported closing price of the shares equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, except in the case of the Private Placement Warrants purchased by Chardan, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.50 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination, and (z) the volume weighted average trading price of our Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $24.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 240% of the Market Value.

Note 7 — Trust Account and Fair Value Measurement

The Trust Account can be invested in U.S. government securities, within the meaning set forth in the Investment Company Act, having a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

The Company’s amended and restated certificate of incorporation provide that, other than the withdrawal of interest to pay income and franchise taxes and up to $100,000 of interest to pay dissolution expenses if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of Public Shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within the Combination Period or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete a Business Combination within the Combination Period.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019	December 31, 2018
Assets:
Marketable securities in Trust Account	1	$175,410,617	$172,213,794

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued and determined that there have been no events that have occurred that would require adjustments to the disclosures of the financial statements.

Megalith Financial Acquisition Corp.

CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$11,009	$482,665
Prepaid expenses and other current assets	74,997	37,571
Total current assets	86,006	520,236

OTHER ASSETS
Marketable securities held in trust account	33,178,146	175,410,617
Total other assets	33,178,146	175,410,617
TOTAL ASSETS	$33,264,152	$175,930,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$951,622	$111,968
Income taxes payable	—	572,160
Franchise taxes payable	30,000	80,000
Total current liabilities	981,622	764,128

LONG TERM LIABILITIES
Deferred underwriting fee payable	6,771,556	6,771,556
Total long term liabilities	6,771,556	6,771,556
Total liabilities	7,753,178	7,535,684

COMMITMENTS AND CONTINGENCIES
Class A common stock subject to possible redemption, $0.0001 par value, 2,030,790 and 16,177,739 shares at redemption value of $10.10 per share at September 30, 2020 and December 31, 2019, respectively.	20,510,971	163,395,164

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock; $0.0001 par value; 100,000,000 shares authorized; 1,164,214 and 751,150 shares issued and outstanding (excluding 2,030,790 and 16,177,739 shares subject to possible redemption), as of September 30, 2020 and December 31, 2019, respectively.	117	76
Class B Common Stock; $0.0001 par value; 10,000,000 shares authorized; 4,232,222 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively.	423	423
Additional paid-in capital	2,655,181	2,342,794
Retained earnings	2,344,282	2,656,712
Total stockholders’ equity	5,000,003	5,000,005
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,264,152	$175,930,853

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Megalith Financial Acquisition Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
OPERATING EXPENSES
General and administrative	$49,172	$24,411	$82,067	$144,030
Legal and professional fees	853,628	30,383	1,056,966	160,622
Franchise tax	50,000	40,000	150,000	160,000
Support services – related party	52,154	52,154	164,154	164,154
Total expenses	1,004,954	146,948	1,453,187	628,806

OTHER INCOME
Interest income on investments held in Trust Account	13,285	887,300	1,404,182	3,063,178

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(991,669)	740,352	(49,005)	2,434,372
Income tax expense (benefit)	(7,695)	178,137	263,425	609,915
NET INCOME (LOSS)	$(983,974)	$562,215	$(312,430)	$1,824,457
Weighted average shares outstanding of Class A common stock	3,195,004	16,928,889	10,566,869	16,928,889
Basic and diluted net income (loss) per share, Class A	$0.00	$0.04	$0.09	$0.14
Weighted average shares outstanding of Class B common stock	4,232,222	4,232,222	4,232,222	4,232,222
Basic and diluted net loss per share, Class B	$(0.23)	$(0.03)	$(0.31)	$(0.11)

The accompanying notes are an integral part of these unaudited consolidated financial statements

Megalith Financial Acquisition Corp.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Nine Months Ended	Common stock				Additional		Total
September 30, 2020	Class A		Class B		paid-in	Retained	stockholders’
(Unaudited)	Shares	Amount	Shares	Amount	capital	earnings	equity
Balance, December 31, 2019	751,150	$76	4,232,222	$423	$2,342,794	$2,656,712	$5,000,005
Net income	—	—	—	—	—	915,967	915,967
Change in shares of Class A common stock subject to redemption	(90,690)	(9)	—	—	(915,960)	—	(915,969)
Balance, March 31, 2020	660,460	67	4,232,222	423	1,426,834	3,572,679	5,000,003
Net loss	—	—	—	—	—	(244,423)	(244,423)
Change in shares of Class A common stock subject to redemption	14,140,217	1,414	—	—	142,815,237	—	142,816,651
Stockholder redemptions	(13,733,885)	(1,373)	—	—	(142,570,852)	—	(142,572,225)
Balance, June 30, 2020	1,066,792	108	4,232,222	423	1,671,219	3,328,256	5,000,006
Net loss	—	—	—	—	—	(983,974)	(983,974)
Change in shares of Class A common stock subject to redemption	97,422	9	—	—	983,962	—	983,971
Balance, September 30, 2020	1,164,214	$117	4,232,222	$423	$2,655,181	$2,344,282	$5,000,003

For the Nine Months Ended	Common stock				Additional		Total
September 30, 2019	Class A		Class B		paid-in	Retained	stockholders’
(Unaudited)	Shares	Amount	Shares	Amount	capital	earnings	equity
Balance, December 31, 2018	985,162	$99	4,232,222	$423	$4,706,292	$293,190	$5,000,004
Net income	—	—	—		—	571,418	571,418
Change in shares of Class A common stock subject to redemption	(56,576)	(5)	—	—	(571,413)	—	(571,418)
Balance, March 31, 2019	928,586	94	4,232,222	423	4,134,879	864,608	5,000,004
Net income	—	—	—	—	—	690,824	690,824
Change in shares of Class A common stock subject to redemption	(68,398)	(7)	—	—	(690,812)	—	(690,819)
Balance, June 30, 2019	860,188	87	4,232,222	423	3,444,067	1,555,432	5,000,009
Net income	—	—	—	—	—	562,215	562,215
Change in shares of Class A common stock subject to redemption	(55,665)	(6)	—	—	(562,211)	—	(562,217)
Balance, September 30, 2019	804,523	$81	4,232,222	$423	$2,881,856	$2,117,647	5,000,007

The accompanying notes are an integral part of these unaudited consolidated financial statements

Megalith Financial Acquisition Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30, 2020	For the nine months ended September 30, 2019
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(312,430)	$1,824,457
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned in Trust Account	(1,404,182)	(3,063,178)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(37,426)	23,673
Accounts payable	839,654	(22,390)
Income taxes payable	(572,160)	231,299
Franchise taxes payable	(50,000)	(160,000)
Net cash flows used in operating activities	(1,536,544)	(1,166,139)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash released from Trust Account for Class A common stock redemptions	142,571,768	—
Investment income released from Trust Account to pay taxes	1,064,888	658,815
Net cash flows provided by investing activities	143,636,656	658,815

CASH FLOWS FROM FINANCING ACTIVITIES
Cash used for Class A common stock redemptions	(142,571,768)	—
Net cash flows used in financing activities	(142,571,768)	—
NET DECREASE IN CASH	(471,656)	(507,324)
CASH, BEGINNING OF PERIOD	482,665	1,192,945
CASH, END OF PERIOD	$11,009	$685,621

Supplemental disclosure of noncash activities:
Federal income taxes paid from operating account	$904,885	$378,616
Change in value of Class A common stock subject to possible redemption	$(142,884,653)	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements

Note 1 — Description of Organization and Business Operations

Megalith Financial Acquisition Corp. (the “Company”) was incorporated in Delaware on November 13, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on the financial technology and the financial services sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of September 30, 2020, the Company had not commenced any operations. All activity through September 30, 2020 relates to the Company’s formation and Initial Public Offering, (as defined below), which is described below, and since such offering, the search for a prospective Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the Initial Public Offering. The registration statement for the Company’s initial public offering (“Initial Public Offering”) was declared effective on August 23, 2018. On August 28, 2018, the Company consummated the Initial Public Offering of 15,000,000 units (“Units”) with respect to the Class A Common Stock, par value $0.0001 (“Class A Common Stock”) included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $150,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,560,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement (the “Private Placement”) to the Company’s sponsor, MFA Investor Holdings, LLC $5,810,000 (the “Sponsor”) and Chardan Capital Markets, LLC $750,000 (“Chardan”), generating gross proceeds of $6,560,000, which is described in Note 4.

Offering costs for the Initial Public Offering amounted to $10,521,211, consisting of $3,192,889 of underwriting fees, $6,771,556 of deferred underwriting fees payable (which are held in the Trust Account (as defined below)) and $556,766 of other costs. As described in Note 5, the $6,771,556 deferred underwriting fee payable is contingent upon the consummation of a Business Combination by August 28, 2020 (or March 1, 2021 if the Company has executed a definitive agreement for an initial business combination by August 28, 2020), subject to the terms of the underwriting agreement.

Following the closing of the Initial Public Offering on August 28, 2018, an amount of $151,500,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On September 21, 2018, the Company consummated the closing of the sale of 1,928,889 additional Units upon receiving notice of the underwriter’s election to partially exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $19,288,890 and incurring additional offering costs of $964,445 in underwriting fees which were partially deferred until the completion of the Company’s initial business combination. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 385,778 Private Placement Warrants to the Sponsor, generating gross proceeds of $385,778.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide its holders of the outstanding shares of its Class A Common Stock, sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote its Founder Shares (as defined in Note 4) and any Public Shares held by them in favor of approving a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A Common Stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A Common Stock in conjunction with any such amendment.

On May 26, 2020, the stockholders of the Company voted to approve a proposal (the “May Trust Amendment Proposal”) to amend the Investment Management Trust Agreement, dated April 23, 2018 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the “Transfer Agent”). In connection with the approval of the May Trust Amendment Proposal, the Company and the Transfer Agent entered into Amendment No. 1 to the Trust Agreement (the “May Amendment”). The May Amendment extends the date on which the Trust Account (as defined below) must be liquidated if the Company has not completed an initial business combination by 21 months from the closing of the IPO, which is May 28, 2020, to November 30, 2020. All other terms of the Trust Agreement remain unchanged.

Note 1 — Description of Organization and Business Operations (cont.)

On November 24, 2020, the stockholders of the Company voted to approve a proposal (the “November Trust Amendment Proposal”) to further amend the Trust Agreement. In connection with the approval of the November Trust Amendment Proposal, the Company and the Transfer Agent entered into Amendment No. 2 to the Trust Agreement (the “November Amendment”). The November Amendment extends the date on which the Trust Account (as defined below) must be liquidated if the Company has not completed an initial business combination by November 30, 2020, to March 1, 2021. All other terms of the Trust Agreement remain unchanged.

If the Company is unable to complete a Business Combination by March 1, 2021, which is 24 months from the closing of the Initial Public Offering (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

All of the 16,928,889 shares held by Public Stockholders outstanding contained a redemption feature which allows for the redemption of Class A Common Stock under the Company’s liquidation or tender offer and stockholder approval provisions. In accordance with Financial Accounting Standard Board (“FASB”) Topic ASC 480, “Distinguishing Liabilities from Equity,” (“ASC 480”) redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. On May 26, 2020, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial Business Combination from May 28, 2020 to November 30, 2020 since the Company has executed a definitive agreement for an initial business combination by August 28, 2020. In connection with this extension, 13,733,885 shares of Class A Common Stock were redeemed for an approximate total value of $142.6 million from the Trust Account. As a result, there are 3,195,004 shares of Class A Common Stock remaining, which are subject to redemption.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 1 — Description of Organization and Business Operations (cont.)

On August 6, 2020, the Company entered in a materially definitive agreement which was amended on November 2, 2020, each of which are discussed in Note 8 and Note 9, respectively.

Going Concern and Liquidity

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of September 30, 2020, the Company had a cash balance of $11,009 and a working capital deficit of $895,616. Accrued income and franchise taxes of $30,000 can be paid by interest income available in the Trust Account. The Company plans to draw these amounts from the Trust Account as needed to pay all accrued income and franchise taxes due.

In addition, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the liquidity, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after March 1, 2021.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If the Company completes a Business Combination, the Company would repay such loaned amounts.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying consolidated financial statements include all adjustments, consisting of a normal and recurring nature, which are necessary for a fair presentation of the financial position, operating results, and cash flows for the periods presented. Interim results are not necessarily indicative of results for a full year.

Note 2 — Summary of Significant Accounting Policies (cont.)

The accompanying unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 16, 2020 (the “Annual Report”).

Principles of Consolidated

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, MFAC Merger Sub, Inc., since their formation. All material intercompany balances and transactions have been eliminated.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.

Redeemable Common Stock

As discussed in Note 1 — Description of Organization and Business Operations, all of the 16,928,889 shares held by Public Stockholders outstanding contained a redemption feature which allows for the redemption of Class A Common Stock under the Company’s liquidation or tender offer and stockholder approval provisions. In accordance with Financial Accounting Standard Board (“FASB”) Topic ASC 480, “Distinguishing Liabilities from Equity,” (“ASC 480”) redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. On May 26, 2020, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial Business Combination from May 28, 2020 to November 30, 2020 since the Company has executed a definitive agreement for an initial business combination by August 28, 2020. In connection with this extension, 13,733,885 shares of Class A Common Stock were redeemed for an approximate total value of $142.6 million from the Trust Account.

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying number of redeemable shares of Class A common stock shall be affected by charges against additional paid in capital.

Accordingly, at September 30, 2020, 2,030,790 shares of the outstanding 3,195,004 shares of Class A Common Stock included in the units at the Initial Public Offering were classified outside of permanent equity at approximately $10.10 per share. At December 31, 2019, 16,177,739 of the outstanding 16,928,889 shares of Class A Common Stock included in the units at the Initial Public Offering were classified outside of permanent equity at approximately $10.10 per share.

Class A Common Stock subject to possible redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A Common Stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. The Company’s Class A Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2020 and December 31, 2019, 2,030,790 and 16,177,739 shares of Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets, respectively.

Offering Costs

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering. Offering costs amounting to $9,556,766 were charged to stockholders’ equity upon the completion of the Initial Public Offering and an additional $964,445 were charged to stockholders’ equity upon the underwriter’s partial exercise of the over-allotment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of September 30, 2020 and December 31, 2019, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. As of September 30, 2020 the Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 23,874,667 shares of Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method.

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company’s statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A Common Stock is calculated by dividing the investment income earned on the Trust Account of $1,404,182 and $3,063,178, net of applicable taxes of $263,425 and $609,915, by the weighted average number of 10,566,869 and 16,928,889 shares of Class A common stock outstanding for the nine months ended September 30, 2020 and 2019, respectively. Net income per share, basic and diluted for Class A Common Stock is calculated by dividing the investment income earned on the Trust Account of $13,285 and $887,300, net of applicable taxes of $(7,695) and $178,137, by the weighted average number of 3,195,004 and 16,928,889 shares of Class A common stock outstanding for the three months ended September 30, 2020 and 2019, respectively. Net income (loss) per share, basic and diluted for Class B Common Stock is calculated by dividing the net income (loss), less income (loss) attributable to Class A common stock, by the weighted average number of shares of Class B Common Stock, par value of $.0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) outstanding for the period.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the balance sheet carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Management has determined that a full valuation allowance on the deferred tax asset (related to startup costs) is appropriate at this time after consideration of all available positive and negative evidence related to the realization of the deferred tax asset. As of September 30, 2020 and December 31, 2019, the Company had deferred tax assets of $435,656 and $235,116, respectively, which had a full valuation allowance against it.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for the payment of interest or penalties as of September 30, 2020 or December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for federal and state income tax reporting purposes. Total tax provision may differ from the statutory tax rates applied to income before provision for income taxes due principally to expenses charged which are not tax deductible.

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Initial Public Offering and Private Placement

Pursuant to the Initial Public Offering, the Company sold 16,928,889 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock (such shares of Class A Common Stock included in the Units being offered, the “Public Shares”), and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On November 13, 2017, the Sponsor purchased 4,312,500 shares (the “Founder Shares”) of Class B Common Stock for an aggregate price of $25,000. The Founder Shares will automatically convert into shares of Class A Common Stock at the time of the initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. Holders of Founder Shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment, at any time. The Sponsor agreed to forfeit up to 562,500 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriters. Since the underwriters exercised the over-allotment option in part, the Sponsor forfeited 80,278 Founder Shares on September 21, 2018. The Founder Shares forfeited by the Sponsor were cancelled by the Company. The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor and Chardan purchased an aggregate of 6,560,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (5,810,000 by the Sponsor and 750,000 by Chardan) for an aggregate purchase price of $6,560,000. Each whole Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of equity or equity-linked securities). Concurrently with the underwriter’s partial exercise of the over-allotment, the Company consummated a private sale of an additional 385,778 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant generating gross proceeds of $385,778. The proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering and the underwriter’s partial exercise of the over-allotment are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. In addition, for as long as the Private Placement Warrants are held by Chardan or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement for the Initial Public Offering.

Note 4 — Related Party Transactions (cont.)

The Sponsor and Chardan and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Public Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights.

However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the lock up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Support Services

The Company presently occupies office space provided by an affiliate of the Sponsor. The affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain administrative and support services, available to the Company, as may be required by the Company from time to time. The Company will pay the affiliate an aggregate of $2,000 per month for such office space, administrative and support services. During the nine months ended September 30, 2020 and September 30, 2019, total support services costs incurred were $18,000 in each period.

The Company pays an entity affiliated with the President a fee of approximately $7,692 every two weeks until the earlier of the consummation of the Business Combination or liquidation. A bonus of $78,000 was paid out after the successful completion of the Initial Public Offering. The total amount of expense incurred to this entity was $150,000 for each of the nine months ended September 30, 2020 and September 30, 2019.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Public Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement dated August 23, 2018. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company had granted the underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering per Unit price less the underwriting discounts and commissions. On September 21, 2018, the underwriters exercised a partial exercise of their overallotment option and purchased 1,928,889 Units at a purchase price of $10.00 per Unit.

Note 5 — Commitments and Contingencies (cont.)

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $3 million in the aggregate at the closing of the Initial Public Offering and $192,889 in conjunction with the underwriters’ partial exercise of its overallotment option. In addition, the underwriters are entitled to a deferred underwriting commissions of $0.40 per Unit, or $6 million in the aggregate from the closing of the Initial Public Offering and $771,556 from the underwriters’ partial exercise of its overallotment option will be payable to the underwriters. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholders’ Equity

Common Stock

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of Class A Common Stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 1,164,214 and 751,150 (excluding 2,030,790 and 16,177,739 shares of Class A Common Stock subject to possible redemption), respectively.

On May 26, 2020, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial Business Combination from May 28, 2020 to November 30, 2020. In connection with this extension, 13,733,885 shares of Class A Common Stock were redeemed for an approximate total value of $142.6 million from the Trust Account. The redemptions reduced the outstanding number of shares of Class A Common Stock to 3,195,004 shares.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders of Class B Common Stock are entitled to one vote for each share. As of September 30, 2020 and December 31, 2019, there were 4,232,222 shares of Class B Common Stock were outstanding, respectively, after giving effect to the forfeiture of 80,278 shares to the Company by the Sponsor for no consideration since the underwriters’ 45-day over-allotment option was not exercised in full, so that the Initial Stockholders collectively own 20% of the Company’s issued and outstanding Common Stock of the Company after the Initial Public Offering.

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon consummation of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Common Stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Note 6 — Stockholders’ Equity (cont.)

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last reported closing price of the shares equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

Note 6 — Stockholders’ Equity (cont.)

In addition, except in the case of the Private Placement Warrants purchased by Chardan, if (x) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.50 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination, and (z) the volume weighted average trading price of our Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $24.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 240% of the Market Value.

Note 7 — Trust Account and Fair Value Measurement

The Trust Account can be invested in U.S. government securities, within the meaning set forth in the Investment Company Act, having a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

The Certificate of Incorporation provides that, other than the withdrawal of interest to pay income and franchise taxes and up to $100,000 of interest to pay dissolution expenses if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of Public Shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within the Combination Period or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete a Business Combination within the Combination Period.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020	December 31, 2019
Assets:
Marketable securities in Trust Account	1	$33,178,146	$175,410,617

Note 8 — Entry Into a Materially Definitive Agreement

On August 6, 2020, the Company entered into an Agreement and Plan of Merger (the “Original Agreement”), by and among the Company, MFAC Merger Sub Inc., a Pennsylvania corporation and (“Merger Sub”) a wholly-owned subsidiary of the Company, BankMobile Technologies, Inc., a Pennsylvania corporation (“BankMobile”) and Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of BankMobile (the “Stockholder”).

Pursuant to the Original Agreement, at the closing of the transactions contemplated by the Original Agreement (the “Closing”), BankMobile will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Surviving Corporation”)

The aggregate consideration to be paid pursuant to the Original Agreement to the Stockholder will be an amount (the “Merger Consideration”) equal to: (i) $140,000,000 (the “Enterprise value”), minus (ii) $9,324,323 (“Sponsor Equity Adjustment”), plus (or minus, if negative) (iii) BankMobile’s net working capital less a target net working capital of $10,000,000, minus (iv) the aggregate amount of any outstanding indebtedness of BankMobile at Closing, and minus (v) the amount of any unpaid transaction expenses of BankMobile, the Company’s transaction expenses and other liabilities of the Company due and owing at the Closing.

The Merger Consideration will consist of cash and stock. The cash portion of the Merger Consideration (“Cash Consideration”) will be equal to (A) the amount of any proceeds of the PIPE Investment (described below under “Private Placement”); plus (B) an amount equal to one-half (1/2) of the difference between the (i) cash and cash equivalents of the Company, including any funds in the trust account after giving effect to the completion of the redemption of shares of the Company’s public stockholders (“Redemption”), less (ii) a cash reserve to be used for the benefit of the Surviving Corporation in the Merger, in the amount of $10,000,000 (such difference between clause (i) and (ii) which resulting amount if otherwise negative shall be equal to zero, being the “Remaining Trust Account Amount”); minus (C) the Company’s transaction expenses and other liabilities of the Company due and owing at the Closing; plus (D) the cash and cash equivalents of BankMobile; minus (E) BankMobile’s unpaid transaction expenses; minus (F) a cash reserve in the amount of $5,000,000. The stock portion of the Merger Consideration consists of a number of shares of the Company’s Class A common stock (the “Merger Consideration Shares”) with an aggregate value equal to (the “Merger Consideration Share Amount”) (a) the Merger Consideration, minus (b) the Cash Consideration, with the Stockholder receiving a number of shares of the Company Class A common stock equal to the Merger Consideration Share Amount, divided by $10.38 (the “Per Share Price”).

The Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the net working capital, the outstanding indebtedness of BankMobile and any unpaid transaction expenses of BankMobile, as of the Closing Date. If the adjustment is a negative adjustment in favor of the Company, the Stockholder will deliver to the Company a number of shares of Class A Common Stock of the Company with a value equal to the absolute value of the adjustment amount (with each share valued at the Per Share Price). If the adjustment is a positive adjustment in favor of BankMobile, the Company will issue to the Stockholder an additional number of shares of Class A common Stock of the Company with a value equal to the adjustment amount (with each share valued at the Per Share Price). The Merger Consideration is also subject to reduction for the indemnification obligations of the Stockholder.

Note 9 — Subsequent Events

On November 2, 2020, the Company, Merger Sub, BankMobile, Customers Bank and Customers Bancorp, Inc. (“Customers Bancorp”) entered into a First Amendment to Agreement and Plan of Merger (the “First Amendment,” and together with the Original Agreement, the “Merger Agreement”). The First Amendment effected the following amendments to the Original Agreement:

●	Providing that the stock portion of the Merger Consideration would be paid directly to the stockholders of Customers Bancorp instead of to Customers Bank, provided that Customers Bancorp can redirect or reallocate the distribution of the Merger Consideration Shares to other parties, by written notice to the Company at any time prior to the Closing at its sole discretion.

●	Any post-closing adjustments requiring a negative adjustment to the Merger Consideration, and any indemnification payments due by Customers Bank, shall be satisfied in cash, and not in shares of the Company

●	The Company will be required to file a registration statement on Form S-4 including a proxy statement. Under the Original Agreement, the Company was not required to file a registration statement on Form S-4. The Company filed the registration statement on S-4, including a proxy statement, with the SEC on November 3, 2020.

●	Customers Bancorp was added as a party to the Merger Agreement.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were available to be issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, expected to be incurred by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount Paid or to be Paid
SEC registration fee	$
Legal fees and expenses		*
Accounting fees and expenses		*
Financial printing and miscellaneous expenses		*
Total	$	*

*	To be completed by Amendment

Item 14. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

We have entered into indemnification agreements with each of our directors and officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our certificate of incorporate and bylaws.

We also maintain a general liability insurance policy, which will cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities

The PIPE Financing

In connection with the Business Combination, on August 5, 2020, Megalith entered into subscription agreements (the “PIPE Subscription Agreements”) with the PIPE Investors (including the Sponsor Affiliated PIPE Investors) to purchase 1,927,058 shares of Class A Common Stock in a private placement for $10.38 per share, for aggregate gross proceeds of approximately $20,002,872, subject to certain conditions, including that all conditions precedent to the Closing of the Business Combination will have been satisfied or waived (other than those conditions are to be satisfied at Closing). In connection with the PIPE Financing, pursuant to the Sponsor Share Letter, the Sponsor agreed to transfer an additional 178,496 aggregate shares to certain of the PIPE Investors.

The PIPE Financing closed on January 4, 2021, and the issuance of an aggregate 1,927,058 shares of Class A common stock occurred immediately prior to the Business Combination. The sale and issuance was made to accredited investors in reliance on Rule 506 of Regulation D under the Securities Act. No separate fees or commissions were paid to the placement agents other than payments made to such institutions for other services rendered in connection with the Megalith initial public offering and/or the Business Combination.

Private Placement Warrants

Simultaneously with the closing of Megalith’s IPO on August 28, 2018, Megalith completed the private sale of an aggregate of 6,560,000 Warrants (the “Private Placement Warrants”). 5,810,000 of the Private Placement Warrants were sold to the Sponsor and 750,000 Private Placement Warrants were sold to Chardan Capital Markets, LLC at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to Megalith of $6,560,000. On September 21, 20218, the Sponsor bought an additional 385,778 Private Placement Warrants, generating gross proceeds to Megalith of $385,778. The Private Placement Warrants have the same terms as the warrants sold to the public in Megalith’s IPO. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description
2.1†	Agreement and Plan of Merger, dated August 6, 2020, by and among Megalith, Merger Sub, BankMobile, and Customers Bank (incorporated by reference to the Company’s Form 8-K, filed with the SEC on August 6, 2020).
2.2†	First Amendment to Agreement and Plan of Merger, dated November 2, 2020, by and among Megalith, Merger Sub, BankMobile, Customers Bank, and Customers Bancorp (incorporated by reference to the Company’s Form 8-K, filed with the SEC on November 2, 2020).
2.3†	Second Amendment to Agreement and Plan of Merger, dated December 8, 2020, by and among Megalith, Merger Sub, BankMobile, Customers Bank, and Customers Bancorp (incorporated by reference to the Company’s Form 8-K, filed with the SEC on December 8, 2020).
3.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Megalith Financial Acquisition Corporation’s Form S-1/A, filed with the SEC on August 16, 2018).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Megalith Financial Acquisition Corporation’s Form S-1/A, filed with the SEC on August 16, 2018).
5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP.
10.1†	Transition Services Agreement, dated January 4, 2021, by and between Customers Bank and the Company (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).
10.2†	Software License Agreement, dated January 4, 2021, by and between Customers Bank and the Company (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).
10.3†	Deposit Processing Services Agreement, dated January 4, 2021, by and between the Company and Customers Bank (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).
10.4	Non-Competition and Non-Solicitation Agreement, dated January 4, 2021, by and between the Company and Customers Bank (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).
10.5	Form of Indemnification Agreement between the Company and certain officers and directors of the Company (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).
10.6	Loan Agreement, January 4, 2021, between Customers Bank, the Company and BMTX, Inc. (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).
10.7+	2020 Equity Incentive Plan (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).
10.8+	Employment Agreement with Luvleen Sidhu, dated January 4, 2021 (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).
10.9+	Employment Agreement with Robert Diegel, dated January 4, 2021 (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).
10.10+	Employment Agreement with Andrew Crawford, dated January 4, 2021 (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).
10.11+	Employment Agreement with Warren Taylor, dated January 4, 2021 (incorporated by reference to the Company’s Form 8-K, filed with the SEC on January 8, 2021).
10.12	Form of Subscription Agreement between Megalith and the PIPE Investors named therein, dated August 5, 2020 (Incorporated by reference to Exhibit 10.5 of Megalith’s Form 8-K (File No. 001-38633), filed with the SEC on August 6, 2020).
10.13	Letter Agreement, dated August 23, 2018, by and between Megalith, the initial security holders and the officers and directors of Megalith (incorporated by reference to Megalith’s Form 8-K, filed with the SEC on August 29, 2018).
10.14	Registration Rights Agreement, dated August 23, 2018, by and among the Company and the initial security holders (incorporated by reference to Megalith’s Form 8-K, filed with the SEC on August 29, 2018).
10.15	Securities Subscription Agreement, dated November 13, 2017, between the Registrant and MFA Investor Holdings LLC (incorporated by reference to Megalith’s Form S-1, filed with the SEC on July 20, 2018).
10.16	Amended and Restated Private Placement Warrants Purchase Agreement, dated August 9, 2018, between Megalith and MFA Investor Holdings LLC (incorporated by reference to Megalith’s Form S-1/A, filed with the SEC on August 16, 2018).
10.17	Amended and Restated Private Placement Warrants Purchase Agreement, dated August 23, 2018, between the Company and Chardan (incorporated by reference to Megalith’s Form 8-K, filed with the SEC on August 29, 2018).
14.1	Code of Ethics (incorporated by reference to Megalith’s Form S-1/A, filed with the SEC on August 16, 2018).
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of BDO USA, LLP.
23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to the registration statement).

†	Schedules and exhibits have been omitted pursuant to Item 601 of Regulation S-K. i3 Verticals, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

*	Filed herewith.
+	Denotes a management contract or compensatory plan or arrangement.

(b) Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes that:

1.	For the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

3.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, BM Technologies, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of Pennsylvania, on the 12th day of February, 2021.

BM Technologies, Inc.

By:	/s/ Luvleen Sidhu
Luvleen Sidhu
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Luvleen Sidhu and Robert Ramsey and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, his, hers or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Luvleen Sidhu	Chief Executive Officer and Director	February 12, 2021
Luvleen Sidhu	(principal executive officer)

/s/ Robert Ramsey	Chief Financial Officer	February 12, 2021
Robert Ramsey	(principal financial and accounting officer)

/s/ Pankaj Dinodia	Director	February 12, 2021
Pankaj Dinodia

/s/ A.J. Dunklau	Director	February 12, 2021
A.J. Dunklau

/s/ Brent Hurley	Director	February 12, 2021
Brent Hurley

/s/ Marcy Schwab	Director	February 12, 2021
Marcy Schwab

/s/ Mike Gill	Director	February 12, 2021
Mike Gill

/s/ Aaron Hodari	Director	February 12, 2021
Aaron Hodari